Exhibit 10.1

TENTH AMENDMENT TO AMENDED AND RESTATED CREDIT AND GUARANTY AGREEMENT

THIS TENTH AMENDMENT TO AMENDED AND RESTATED CREDIT AND GUARANTY AGREEMENT (this “Tenth Amendment”), dated as of December 19, 2024, is entered into among American Airlines, Inc., a Delaware corporation (the “Borrower”), American Airlines Group Inc., a Delaware corporation (the “Parent” or the “Guarantor”), Barclays Bank PLC (“Barclays”), as administrative agent (in such capacity, the “Administrative Agent”) and JPMorgan Chase Bank, N.A. (“JPMCB”), as the designated lender of 2024 Replacement Term Loans referred to below (in such capacity, the “Designated 2024 Replacement Term Lender”). Unless otherwise indicated, all capitalized terms used herein and not otherwise defined shall have the respective meanings provided to such terms in the Credit Agreement referred to below.

W I T N E S S E T H:

WHEREAS, the Borrower, the Guarantor, the lenders from time to time party thereto, the Administrative Agent and certain other parties thereto are parties to that certain Amended and Restated Credit and Guaranty Agreement, dated as of May 21, 2015 (as amended by that certain First Amendment to Amended and Restated Credit and Guaranty Agreement, dated as of October 26, 2015, as further amended by that certain Second Amendment to Amended and Restated Credit and Guaranty Agreement, dated as of March 14, 2017, as further amended by that certain Third Amendment to Amended and Restated Credit and Guaranty Agreement dated as of August 21, 2017, as further amended by that certain Fourth Amendment to Amended and Restated Credit and Guaranty Agreement, dated as of May 15, 2018, as further amended by that certain Fifth Amendment to Amended and Restated Credit and Guaranty Agreement dated as of December 10, 2018, as further amended by that certain Sixth Amendment to Amended and Restated Credit and Guaranty Agreement dated as of November 8, 2019, as further amended by that certain Seventh Amendment to Amended and Restated Credit and Guaranty Agreement dated as of February 15, 2023, as further amended by that certain Eighth Amendment to Amended and Restated Credit and Guaranty Agreement, dated as of March 13, 2023, as further amended by that certain Ninth Amendment to Amended and Restated Credit and Guaranty Agreement, dated as of June 4, 2024 and as further amended, amended and restated, supplemented or otherwise modified up to, but not including the Tenth Amendment Effective Date (as defined below), the “Credit Agreement”);

WHEREAS, on the date hereof, immediately prior to giving effect to this Tenth Amendment, there are outstanding term loans incurred under the Credit Agreement on the Closing Date (the “Existing Term Loans”) in an aggregate principal amount of $980,000,000;

WHEREAS, pursuant to Section 10.08(e) of the Credit Agreement, the Borrower desires to refinance in full the Existing Term Loans with the proceeds of the 2024 Replacement Term Loans (as defined below) (the “2024 Refinancing”);

WHEREAS, each 2024 Replacement Term Lender is willing to provide its 2024 Replacement Term Loan Commitments and make the 2024 Replacement Term Loans (as defined below) subject to and on the terms and conditions set forth herein and in the Credit Agreement, in each case on the Tenth Amendment Effective Date;

WHEREAS, the Borrower, the Administrative Agent and the Designated 2024 Replacement Term Lender wish to amend the Credit Agreement to provide for (i) the 2024 Refinancing and (ii) certain other modifications to the Credit Agreement, in each case, on the terms and subject to the conditions set forth herein; and

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION ONE - Credit Agreement Amendments. Effective as of the Tenth Amendment Effective Date (as defined below): on the Tenth Amendment Effective Date, the Borrower, the Administrative Agent and the Designated 2024 Replacement Term Lender agree (with the consent of the 2024 Replacement Term Lenders, which collectively with the Designated 2024 Replacement Term Lender, constitute the Required Lenders) that the Credit Agreement is amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the bolded, underlined text (indicated textually in the same manner as the following example: underlined text) as set forth in the pages of the Credit Agreement attached as Exhibit A hereto.

SECTION TWO - Certain Terms Applicable to 2024 Replacement Term Loans.

(a) Subject to the satisfaction (or waiver) of the conditions set forth in Section Four hereof, the 2024 Replacement Term Lenders hereby agree to make 2024 Replacement Term Loans (as defined below) to the Borrower on the Tenth Amendment Effective Date (as defined below) in the aggregate principal amount of $980,000,000, which shall be used solely to refinance in full all outstanding Existing Term Loans and to pay fees and expenses in connection with this Tenth Amendment.

(b) As of the Tenth Amendment Effective Date, immediately prior to the effectiveness of the Tenth Amendment, the Administrative Agent has prepared and provided a true and correct copy to the Borrower of a schedule (the “2024 Replacement Term Loan Commitments Schedule”) which sets forth the allocated commitments received by it (the “2024 Replacement Term Loan Commitments”) from the Lenders providing the 2024 Replacement Term Loans (the “2024 Replacement Term Lenders”). The Administrative Agent has notified each 2024 Replacement Term Lender of its allocated 2024 Replacement Term Loan Commitment, and each of the 2024 Replacement Term Lenders has provided the Administrative Agent with an executed consent substantially in the form of Schedule I hereto approving this amendment and agreeing to the obligations set forth in this Amendment (each such consent, a “Lender Consent”). On the Tenth Amendment Effective Date, all Existing Term Loans shall be refinanced in full as follows:

(i) the outstanding aggregate principal amount of Existing Term Loans of each Lender which does not have a 2024 Replacement Term Loan Commitment (each, a “Non-Converting Term Lender”) shall be repaid in full in cash;

(ii) to the extent any Lender has a 2024 Replacement Term Loan Commitment that is less than the full outstanding aggregate principal amount of Existing Term Loans of such Lender, such Lender shall be repaid in cash in an amount equal to the difference between the outstanding aggregate principal amount of Existing Term Loans of such Lender and such Lender’s 2024 Replacement Term Loan Commitment (the “Non-Converting Term Portion”);

(iii) the outstanding aggregate principal amount of Existing Term Loans of each Lender which has a 2024 Replacement Term Loan Commitment (each, a “Converting Term Lender,” and, together with the Non-Converting Term Lenders, the “Existing Term Lenders”) shall automatically be converted into 2024 Replacement Term Loans (a “Converted 2024 Replacement Term Loan”) in a principal amount equal to such Converting Term Lender’s Existing Term Loans outstanding on the Tenth Amendment Effective Date immediately prior to such conversion, less an amount equal to any Non-Converting Term Portion of such Converting Term Lender; and

(iv) (1) each 2024 Replacement Term Lender that is not an Existing Term Lender (each, a “New Term Lender”) and (2) each Converting Term Lender with a 2024 Replacement Term Loan Commitment in an amount in excess of such Converting Term Lender’s aggregate principal amount of Existing Term Loans (such difference, the “New Term Commitment”), agrees to make to the Borrower a new Term Loan (each, a “New Term Loan” and, collectively, the “New Term Loans” and, together with the Converted 2024 Replacement Term Loans, the “2024 Replacement Term Loans”) in a principal amount equal to such Converting Term Lender’s New Term Commitment or such New Term Lender’s 2024 Replacement Term Loan Commitment, as the case may be, on the Tenth Amendment Effective Date, which upon giving effect to this Tenth Amendment, the 2024 Replacement Term Loans shall be subject to the terms of the Credit Agreement.

(c) On the Tenth Amendment Effective Date, the 2024 Replacement Term Loans will be made available to the Borrower as follows: the Existing Term Loans of each Converting Term Lender shall be converted into 2024 Replacement Term Loans in an equal principal amount as provided in clause (iii) above and (y) the Designated 2024 Replacement Term Lender shall fund in cash to the Borrower an amount equal to the New Term Commitment of each Converting Term Lender and the 2024 Replacement Term Loan Commitment of each New Term Lender.

(d) All outstanding Borrowings of Existing Term Loans shall continue in effect for the equivalent principal amount of 2024 Replacement Term Loans after the Tenth Amendment Effective Date and each resulting “borrowing” of 2024 Replacement Term Loans shall be deemed to constitute a new deemed “borrowing” under the Credit Agreement and be subject to the same Interest Period (and the same Term SOFR Reference Rate) applicable to the Existing Term Loans to which it relates immediately prior to the Tenth Amendment Effective Date, which Interest Period shall continue in effect (until such Interest Periods expire, at which time subsequent Interest Periods shall be determined in accordance with the provisions of Section 2.05 of the Credit Agreement). New Term Loans shall be initially incurred as Term SOFR Loans. New Term Loans shall be allocated ratably to the outstanding deemed “borrowings” of 2024 Replacement Term Loans on the Tenth Amendment Effective Date. Each such Borrowing of New Term Loans shall be subject to (x) an Interest Period which commences on the Tenth Amendment Effective Date and ends on the last day of the Interest Period applicable to the Existing Term Loans and (y) the same Term SOFR Reference Rate applicable to the Existing Term Loans. The 2024 Replacement Term Loans of each 2024 Replacement Term Lender shall be allocated ratably to such Interest Periods (based upon the relative principal amounts of Borrowings of Existing Term Loans subject to such Interest Periods immediately prior to the Tenth Amendment Effective Date), with the effect being that Existing Term Loans which are converted into Converted 2024 Replacement Term Loans hereunder shall continue to be subject to the same Interest Periods and any 2024 Replacement Term Loans that are funded in cash on the Tenth Amendment Effective Date shall be ratably allocated to the various Interest Periods as described above.

(e) On the Tenth Amendment Effective Date, the Borrower shall pay in cash (i) all interest accrued on the Existing Term Loans through the Tenth Amendment Effective Date and (ii) to each Non-Converting Term Lender and each Converting Term Lender with a Non-Converting Term Portion, any breakage loss or expenses due under Section 2.15 of the Credit Agreement (it being understood that existing Interest Periods of the Existing Term Loans held by 2024 Replacement Term Lenders prior to the Tenth Amendment Effective Date shall continue on and after the Tenth Amendment Effective Date and shall accrue interest in accordance with Section 2.07 of the Credit Agreement on and after the Tenth Amendment Effective Date). Each Converting Term Lender hereby waives any entitlement to any breakage loss or expenses due under Section 2.15 of the Credit Agreement with respect to the repayment of that portion of its Existing Term Loans with the proceeds of Converted 2024 Replacement Term Loans.

(f) On the Tenth Amendment Effective Date, all promissory notes, if any, evidencing the Existing Term Loans shall be automatically cancelled, and any 2024 Replacement Term Lender may request that its 2024 Replacement Term Loan be evidenced by a promissory note pursuant to Section 2.10(f) of the Credit Agreement.

SECTION THREE - Titles and Roles. The parties hereto agree that, as of the Tenth Amendment Effective Date and in connection with the Tenth Amendment:

(a) JPMCB (as defined in the Engagement Letter dated December 9, 2024, by and between, inter alios, the Borrower and the Lead Arranger (as defined below) (as amended, modified, or supplemented from time to time, the “Engagement Letter”)) and any permitted assignees under the Engagement Letter shall be designated as, and perform the roles associated with, a joint lead arranger and bookrunner (in such capacity, the “Lead Arranger”); and

(b) JPMCB, Barclays Bank PLC, BNP Paribas Securities Corp., BofA Securities, Inc. (or any of its designated affiliates), Citi (which shall mean Citigroup Global Markets Inc., Citibank, N.A., Citicorp USA, Inc., Citicorp North America, Inc. and/or any of their affiliates as applicable), Deutsche Bank Securities Inc., Goldman Sachs Bank USA, Morgan Stanley Senior Funding, Inc., MUFG Bank, Ltd., Sumitomo Mitsui Banking Corporation, Bank of China, New York Branch, Credit Agricole Corporate and Investment Bank, Industrial and Commercial Bank of China Limited, New York Branch, Mizuho Bank, Ltd., Natixis, New York Branch, NatWest Markets Plc, U.S. Bank National Association and BOKF, N.A. d/b/a Bank of Texas shall each be designated as, and perform the roles associated with, a Joint Bookrunner.

For the avoidance of doubt, the provisions of Section 10.04 of the Credit Agreement shall apply to, and inure to the benefit of, each Lead Arranger, each Syndication Agent and each Documentation Agent in connection with their respective roles hereunder.

SECTION FOUR - Conditions to Effectiveness. The provisions of Section One of this Tenth Amendment shall become effective on the date (the “Tenth Amendment Effective Date”) when each of the following conditions specified below shall have been satisfied:

(a) The Borrower, the Guarantor, the Administrative Agent and the 2024 Designated Replacement Term Lender shall have signed a counterpart hereof (whether the same or different counterparts), and the 2024 Replacement Term Lenders shall have signed a counterpart of its Lender Consent and each shall have delivered the same to Milbank LLP, 55 Hudson Yards, New York, NY 10001, attention: Joshua Forman and Michael Gibbons;

(b) all reasonable invoiced out-of-pocket expenses incurred by the 2024 Replacement Term Lenders and the Administrative Agent pursuant to Section 10.04 of the Credit Agreement or the Engagement Letter (including the reasonable and documented fees, charges and disbursements of counsel) and all accrued and unpaid interest and accrued and unpaid fees, owing and payable (including any fees agreed to in connection with this Tenth Amendment) shall have been paid to the extent invoiced at least two (2) Business Days prior to the Tenth Amendment Effective Date (or such shorter period as may be agreed by the Borrower);

(c) the Administrative Agent shall have received an Officer’s Certificate certifying as to the Collateral Coverage Ratio in accordance with Section 4.02(d) of the Credit Agreement;

(d) the Administrative Agent shall have received a customary written opinion of Latham & Watkins LLP, special counsel for the Borrower and the Guarantor addressed to the Administrative Agent and the 2024 Replacement Term Lenders party hereto, and dated the Tenth Amendment Effective Date;

(e) the Administrative Agent shall have received a certificate of the Secretary or Assistant Secretary (or similar Responsible Officer), dated the Tenth Amendment Effective Date (i) certifying as to the incumbency and specimen signature of each Responsible Officer of the Borrower and the Guarantor executing this Tenth Amendment or any other document delivered by it in connection herewith (such certificate to contain a certification of another Responsible Officer of that entity as to the incumbency and signature of the Responsible Officer signing the certificate referred to in this clause (e)), (ii) attaching each constitutional document of each Loan Party or certifying that each constitutional document of each Loan Party previously delivered to the Administrative Agent has not been amended, supplemented, rescinded or otherwise modified and remains in full force and effect as of the date hereof, (iii) attaching resolutions of each Loan Party approving the transactions contemplated by the Tenth Amendment and (iv) attaching a certificate of good standing for the Borrower and the Guarantor of the state of such entity’s incorporation or formation, dated as of a recent date, as to the good standing of that entity (to the extent available in the applicable jurisdiction);

(f) the Administrative Agent shall have received an Officer’s Certificate certifying (A) the truth in all material respects of the representations and warranties set forth in the Credit Agreement and the other Loan Documents (other than representations and warranties set forth in Sections 3.05(b), 3.06, 3.09(a) and 3.19 of the Credit Agreement) as though made on the date hereof, or, in the case of any such representation and warranty that relates to a specified date, as though made as of such date; provided, that any representation or warranty that is qualified by materiality (it being understood that any representation or warranty that excludes circumstances that would not result in a “Material Adverse Change” or “Material Adverse Effect” shall not be considered (for purposes of this proviso) to be qualified by materiality shall be true and correct in all respects as of the applicable date; and provided, further, that for purposes of this Section 4(f), the representations and warranties contained in Sections 3.04(a) and 3.05(a) of the Credit Agreement shall be deemed to refer to the audited consolidated financial statements of Parent and its Subsidiaries for the fiscal year ended December 31, 2023, included in Parent’s Annual Report on Form 10-K for 2023 (as amended) and the unaudited consolidated financial statements of Parent and its Subsidiaries for the fiscal quarter ended September 30, 2024, Annual Report on Form 10-K for 2023 and Quarterly Reports on Form 10-Q, or Current Reports on Form 8-K that have been filed after December 31, 2023 by Parent with the SEC) shall be true and correct in all respects as of the applicable date, before and after giving effect to this Tenth Amendment and (B) as to the absence of any event occurring and continuing, or resulting from this Tenth Amendment on, the Tenth Amendment Effective Date, that constitutes a Default or Event of Default; and

(g) the Administrative Agent shall have received a Loan Request delivered in compliance with Section 2.03(b) of the Credit Agreement not later than 1:00 p.m. New York City time one (1) Business Days before the Tenth Amendment Effective Date or such shorter time as the Administrative Agent may agree.

SECTION FIVE - No Default; Representations and Warranties. In order to induce the 2024 Replacement Term Lenders and the Administrative Agent to enter into this Tenth Amendment, the Borrower represents and warrants to each of the 2024 Replacement Term Lenders and the Administrative Agent that, on and as of the date hereof after giving effect to this Tenth Amendment, (i) no Default or Event of Default has occurred and is continuing or would result from giving effect to this Tenth Amendment and (ii) the representations and warranties contained in the Credit Agreement and the other Loan Documents (other than representations and warranties set forth in Sections 3.05(b), 3.06, 3.09(a) and 3.19 of the Credit Agreement) are true and correct in all material respects on and as of the date hereof with the same effect as if made on and as of the date hereof or, in the case of any representations and warranties that expressly relate to an earlier date, as though made as of such date; provided, that any representation or warranty that is qualified by materiality (it being understood that any representation or warranty that excludes circumstances that would not result in a “Material Adverse Change” or “Material Adverse Effect” shall not be considered (for purposes of this proviso) to be qualified by materiality shall be true and correct in all respects as of the applicable date; and provided, further, that for purposes of this Section Five, the representations and warranties contained in Sections 3.04(a) and 3.05(a) of the Credit Agreement shall be deemed to refer to the audited consolidated financial statements of Parent and its Subsidiaries for the fiscal year ended December 31, 2023, included in Parent’s Annual Report on Form 10-K (as amended) and the unaudited consolidated financial statements of Parent and its Subsidiaries for the fiscal quarter ended September 30, 2024, Annual Report on Form 10-K for 2023 and Quarterly Reports on Form 10-Q, or Current Reports on Form 8-K that have been filed after December 31, 2023 by Parent with the SEC) shall be true and correct in all respects as of the applicable date, before and after giving effect to this Tenth Amendment.

SECTION SIX - Confirmation. The Borrower and the Guarantor hereby confirm that all of their obligations under the Credit Agreement (as amended hereby) are, and shall continue to be, in full force and effect. The parties hereto (i) confirm and agree that the term “Obligations” and “Guaranteed Obligations” as used in the Credit Agreement and the other Loan Documents shall include, without limitation, all obligations of the Borrower with respect to the 2024 Replacement Term Loans (after giving effect to this Tenth Amendment) and all obligations of the Guarantor with respect to the guarantee of such obligations, respectively, and (ii) reaffirm the grant of Liens on the Collateral to secure the Obligations (including the Obligations under the 2024 Replacement Term Loans incurred pursuant to this Tenth Amendment) pursuant to the Collateral Documents.

SECTION SEVEN - Reference to and Effect on the Credit Agreement. On and after the Tenth Amendment Effective Date, each reference in the Credit Agreement to “this Agreement,” “hereunder,” “hereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement as amended by this Tenth Amendment. The Credit Agreement and each of the other Loan Documents, as specifically amended by this Tenth Amendment, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed. This Tenth Amendment shall be deemed to be a “Loan Document” for all purposes of the Credit Agreement (as amended hereby) and the other Loan Documents. The execution, delivery and effectiveness of this Tenth Amendment shall not, except as expressly provided herein, operate as an amendment or waiver of any right, power or remedy of any Lender or any Agent under any of the Loan Documents, nor constitute an amendment or waiver of any provision of any of the Loan Documents.

SECTION EIGHT - Execution in Counterparts.

(a) This Tenth Amendment may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Tenth Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Tenth Amendment by facsimile or electronic (e.g., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Tenth Amendment.

(b) The words “execution,” “signed,” “signature,” and words of like import in this Tenth Amendment and the other Loan Documents including any Assignment and Acceptance shall be deemed to include electronic signatures or electronic records, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION NINE - Governing Law. THIS TENTH AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS TENTH AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION TEN - Miscellaneous. The provisions set forth in Sections 10.03, 10.04, 10.05(b)-(d), 10.09, 10.10, 10.11, 10.13, 10.15, 10.16 and 10.17 of the Credit Agreement are hereby incorporated mutatis mutandis herein by reference thereto as fully and to the same extent as if set forth herein.

[REMAINDER OF THIS PAGE IS LEFT BLANK INTENTIONALLY]

IN WITNESS WHEREOF, the parties hereto have caused this Tenth Amendment to be duly executed and delivered as of the day and year first above written.

AMERICAN AIRLINES, INC., as the Borrower

By:	/s/ Meghan Montana
Name: Meghan Montana
Title: Senior Vice President and Treasurer

AMERICAN AIRLINES GROUP INC., as Parent and Guarantor

By:	/s/ Meghan Montana
Name: Meghan Montana
Title: Senior Vice President and Treasurer

BARCLAYS BANK PLC, as Administrative Agent

By:	/s/ Charlene Saldanha
Name: Charlene Saldanha
Title: Vice President

JPMorgan Chase Bank N.A., as the Designated 2024 Replacement Term Lender and a 2024 Replacement Term Lender

By:	/s/ James Shender
Name: James Shender
Title: Executive Director

Schedule I

Lender Consent to Tenth Amendment

This Lender Consent to the Tenth Amendment (the “Amendment”) to that certain Amended and Restated Credit and Guaranty Agreement, dated as of May 21, 2015 (as amended, amended and restated, supplemented and/or otherwise modified from time to time prior to the date hereof, the “Existing Credit Agreement”, and as amended by the Amendment, the “Credit Agreement”), among, inter alios, American Airlines, Inc., American Airlines Group Inc., JPMorgan Chase Bank, N.A. as designated lender of 2024 Replacement Term Loans, the Lenders party thereto and Barclays Bank PLC, as Administrative Agent. Capitalized terms used but not defined in this Lender Consent have the meanings assigned to such terms in the Credit Agreement or the Amendment (as applicable).

The undersigned hereby irrevocably and unconditionally agrees to approve the amendments to the Existing Credit Agreement contained in the Amendment, be bound by its obligations as a “2024 Replacement Term Lender” as set forth in the Amendment and to the following (check only ONE option):

The undersigned hereby irrevocably and unconditionally agrees to approve the amendments to the Existing Credit Agreement contained in the Amendment, be bound by its obligations as a “2024 Replacement Term Lender” as set forth in the Amendment and to deem prepaid 100% of the outstanding principal amount of the Existing Term Loans held by such Lender (or such lesser amount allocated to such Lender by the Lead Arranger) with proceeds of new 2024 Replacement Term Loans in a like principal amount (or such lesser amount allocated to such Lender by the Lead Arranger and Borrower); provided if you are allocated new 2024 Replacement Term Loans in an outstanding amount that is less than your Existing Term Loans, your excess Existing Term Loans will be prepaid in cash on the Tenth Amendment Effective Date.

IN WITNESS WHEREOF, the undersigned has caused this Lender Consent to be executed and delivered by a duly authorized signatory as of the _____ of ___, 2024.

(insert name of the legal entity above)

by
Name:
Title:

For any Institution requiring a second signature line:

by
Name:
Title:

Name of Fund Manager (if applicable):

EXHIBIT A TO TENTH AMENDMENT

AMENDED AND RESTATED CREDIT AND GUARANTY AGREEMENT

dated as of May 21, 2015

among

AMERICAN AIRLINES, INC.,

as the Borrower,

AMERICAN AIRLINES GROUP INC.,

as Parent and a Guarantor,

THE SUBSIDIARIES OF PARENT FROM TIME TO TIME PARTY HERETO

OTHER THAN THE BORROWER,

as Guarantors,

THE LENDERS PARTY HERETO,

BARCLAYS BANK PLC,

as Administrative Agent and Collateral Agent,

BARCLAYS BANK PLC and GOLDMAN SACHS BANK USA,

as Joint Structuring Agent,

BARCLAYS BANK PLC and GOLDMAN SACHS BANK USA,

as Joint Lead Arrangers and Bookrunners,

and

BOFA SECURITIES, INC., CITIGROUP GLOBAL MARKETS INC., CREDIT SUISSE LOAN FUNDING LLC, DEUTSCHE BANK SECURITIES INC., ICBC STANDARD BANK PLC, JPMORGAN CHASE BANK, N.A., MORGAN STANLEY SENIOR FUNDING, INC., SUMITOMO MITSUI BANKING CORPORATION, BNP PARIBAS SECURITIES CORP., CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, HSBC SECURITIES (USA) INC., MUFG BANK, LTD., STANDARD CHARTERED BANK, U.S. BANK NATIONAL ASSOCIATION, and BOKF, NA dba BANK OF TEXAS,

as Joint Bookrunners

i

INDEX OF APPENDICES

ANNEX A	–	Lenders and Commitments

EXHIBIT A-1	–	Form of SGR Security Agreement

EXHIBIT A-2	–	Form of UK Debenture

EXHIBIT B	–	Form of Instrument of Assumption and Joinder

EXHIBIT C	–	Form of Assignment and Acceptance

EXHIBIT D-1	–	Form of Loan Request

EXHIBIT D-2	–	Form of Letter of Credit Request

EXHIBIT E	–	Form of Account Control Agreement

EXHIBIT F	–	Form of Aircraft Security Agreement

EXHIBIT G	–	Description of Security Agreement for Spare Engines

EXHIBIT H	–	Form of Collateral Coverage Ratio Certificate

EXHIBIT I	–	Form of Intercreditor Agreement

SCHEDULE 3.06		Subsidiaries

AMENDED AND RESTATED CREDIT AND GUARANTY AGREEMENT, dated as of May 21, 2015 (this “Agreement”), among AMERICAN AIRLINES, INC., a Delaware corporation (the “Borrower”), AMERICAN AIRLINES GROUP INC. (formerly known as AMR CORPORATION), a Delaware corporation (“Parent”), the direct and indirect Domestic Subsidiaries of Parent from time to time party hereto other than the Borrower, the Lenders (as defined below), BARCLAYS BANK PLC, as administrative agent for the Lenders (together with its permitted successors in such capacity, the “Administrative Agent”), as collateral agent (in such capacity, the “Collateral Agent”) and as an issuing lender (in such capacity, an “Issuing Lender”), BARCLAYS BANK PLC and GOLDMAN SACHS BANK USA, as joint structuring agents, BARCLAYS BANK PLC and GOLDMAN SACHS BANK USA, as joint lead arrangers and bookrunners (collectively, the “Joint Lead Arrangers and Bookrunners”), and BOFA SECURITIES, INC., CITIBANK, N.A., CREDIT SUISSE LOAN FUNDING LLC, DEUTSCHE BANK SECURITIES INC., ICBC STANDARD BANK PLC, JPMORGAN CHASE BANK, N.A., MORGAN STANLEY SENIOR FUNDING, INC., SUMITOMO MITSUI BANKING CORPORATION, BNP PARIBAS SECURITIES CORP., CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, HSBC SECURITIES (USA) INC., MUFG BANK, LTD., STANDARD CHARTERED BANK, U.S. BANK NATIONAL ASSOCIATION, and BOKF, NA dba BANK OF TEXAS, as joint bookrunners (collectively, the “Joint Bookrunners”).

INTRODUCTORY STATEMENT

The Borrower, Parent and each other Guarantor, the Administrative Agent and Collateral Agent and the lenders party thereto were parties to the Credit Agreement.

Pursuant to the Seventh Amendment, the Credit Agreement was amended and restated in its entirety.

The proceeds of the Loans may be used for general corporate purposes.

To provide guarantees and security for the repayment of the Loans, the reimbursement of any draft drawn under a Letter of Credit and the payment of the other obligations of the Borrower and the Guarantors hereunder and under the other Loan Documents, the Borrower and the Guarantors will, among other things, provide to the Administrative Agent and the Lenders the following (each as more fully described herein):

(a) a guaranty from each Guarantor of the due and punctual payment and performance of the Obligations of the Borrower pursuant to Article IX; and

(b) a security interest with respect to the Collateral from the Borrower and each other Grantor (if any) pursuant to the Collateral Documents.

Accordingly, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Defined Terms.

“2023 Secured Notes” means the 7.25% secured senior notes of the Borrower due 2028 in an original aggregate principal amount of $750,000,000.00 issued on the Seventh Amendment Effective Date pursuant to that certain Indenture, dated as of the Seventh Amendment Effective Date, among the Borrower, as issuer, the guarantors party thereto and Wilmington Trust, National Association, as trustee and collateral agent, together with all instruments and other agreements in connection therewith, in each case, as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“2024 Incremental Revolving Commitments” shall mean the commitment of each applicable Revolving Lender to make Revolving Loans and participate in Letters of Credit hereunder in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “2024 Incremental Revolving Commitments” opposite its name in Annex A hereto or in the Assignment and Acceptance pursuant to which such Revolving Lender became a party hereto.

“2024 Incremental Revolving Lenders” shall mean each Lender having a 2024 Incremental Revolving Commitment.

“2024 Replacement Term Lender” shall mean each Lender having a Term Loan Commitment to provide 2024 Replacement Term Loans or, as the case may be, with an outstanding 2024 Replacement Term Loan.

“2024 Replacement Term Loans” shall be the Term Loans incurred pursuant to the Tenth Amendment.

“2024 Replacement Term Loan Commitment” shall mean the Term Loan Commitment of each 2024 Replacement Term Lender to make 2024 Replacement Term Loans pursuant to the Tenth Amendment.

“2024 Replacement Term Loan Commitment Schedule” shall mean the schedule of 2024 Replacement Term Loan Commitments of each 2024 Replacement Term Lender provided to the Borrower on the Tenth Amendment Effective Date by the Administrative Agent pursuant to the Tenth Amendment.

“ABR” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, is bearing interest at a rate determined by reference to the Alternate Base Rate.

“ABR Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR.”

“Account” shall mean all “accounts” as defined in the UCC, and all rights to payment for interest (other than with respect to debt and credit card receivables).

“Account Collateral” shall have the meaning set forth in the SGR Security Agreement.

“Account Control Agreements” shall mean (a) an account control agreement in the form of Exhibit E hereto with such changes as the Administrative Agent and the Borrower shall agree and (b) each other three-party security and control agreement entered into by any Grantor, the Collateral Agent and a financial institution which maintains one or more deposit accounts or securities accounts that have been pledged to the Collateral Agent as Collateral hereunder or under any other Loan Document, in each case giving the Collateral Agent exclusive control over the applicable account and in form and substance reasonably satisfactory to the Administrative Agent.

“Additional Collateral” shall mean (a) cash or Cash Equivalents pledged to the Collateral Agent pursuant to the applicable Collateral Document, (b) Additional Route Authorities, Slots and/or Foreign Gate Leaseholds pledged to the Collateral Agent pursuant to a security agreement substantially in the form of the SGR Security Agreement (or in the case of the Borrower or another Grantor that has previously entered into such a security agreement, supplement(s) to the SGR Security Agreement or such security agreement, as applicable, describing such Additional Route Authorities, Slots and/or Foreign Gate Leaseholds (in the case of Slots or Foreign Gate Leaseholds, associated with any additional Scheduled Service designated in such supplement(s))), (c) Additional Route Authorities, FAA Slots or Foreign Slots and/or Gate Leaseholds pledged to the Collateral Agent pursuant to a security agreement that is usual and customary for a pledge of assets of such types and reasonably acceptable to the Administrative Agent; provided that a security agreement that is substantially in the form of the SGR Security Agreement or another security agreement covering substantially similar assets previously pledged as Collateral shall, in each case, be deemed reasonably acceptable by the Administrative Agent, except to the extent a change in law or circumstance relating to any applicable category of collateral warrants a change in such security agreement, in the reasonable judgment of the Administrative Agent, (d) aircraft or spare engines pledged to a trustee as provided in Section 8.01(d) pursuant to Aircraft Security Agreement(s) or supplement(s) thereto, (e) Ground Service Equipment, Flight Simulators, Spare Parts, QEC Kits or Real Property Assets located in the United States pledged to the Collateral Agent pursuant to security agreement(s) (or mortgage(s) in the case of Real Property Assets) in a form reasonably satisfactory to the Administrative Agent and (f) any other assets acceptable to the Required Lenders that may be appraised pursuant to an Appraisal of the type set forth in clause (3) of the definition thereof pledged to the Collateral Agent pursuant to security agreement(s) or mortgage(s), as applicable, in a form reasonably satisfactory to the Administrative Agent.

“Additional Route Authority” shall mean any route authority (including any applicable certificate, exemption and frequency authorities, or portion thereof) granted by the DOT or any other Governmental Authority and held by any Person pursuant to any treaties or agreements entered into by any applicable Governmental Authority and as in effect from time to time that permit such Person to operate international air carrier service.

“Adjusted Term SOFR” shall mean, for purposes of any calculation, the rate per annum equal to Term SOFR for such calculation; provided that if Adjusted Term SOFR as so determined shall ever be less than the Floor, then Adjusted Term SOFR shall be deemed to be the Floor.

“Administrative Agent” shall have the meaning set forth in the preamble to this Agreement.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” shall mean, as to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings. No Person (other than Parent or any Subsidiary of Parent) in whom a Receivables Subsidiary makes an Investment in connection with a Qualified Receivables Transaction will be deemed to be an Affiliate of Parent or any of its Subsidiaries solely by reason of such Investment. A specified Person shall not be deemed to control another Person solely because such specified Person has the right to determine the aircraft flights operated by such other Person under a code sharing, capacity purchase or similar agreement.

“Affiliate Transaction” shall have the meaning set forth in Section 6.05(a).

“Agents” shall mean, collectively, the Administrative Agent and the Collateral Agent, and “Agent” shall mean either one of them.

“Aggregate Exposure” shall mean, with respect to any Lender at any time, an amount equal to (a) until the Closing Date, the aggregate amount of such Lender’s Commitments at such time and (b) thereafter, the sum of (i) the aggregate then outstanding principal amount of such Lender’s Term Loans and (ii) the amount of such Lender’s Revolving Commitment then in effect or, if the Revolving Commitments have been terminated, the amount of such Lender’s Revolving Extensions of Credit then outstanding.

“Aggregate Exposure Percentage” shall mean, with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

“Agreement” shall mean this Amended and Restated Credit and Guaranty Agreement.

“Aircraft Related Equipment” shall mean aircraft (including engines, airframes, propellers and appliances), engines, propellers, spare parts, aircraft parts, Flight Simulators and other training devices, QEC Kits, passenger loading bridges, other flight or Ground Service Equipment.

“Aircraft Security Agreement” shall mean (i) with respect to any aircraft (comprised of an airframe and its related engines) that may be pledged by a Grantor as Additional Collateral or Qualified Replacement Assets after the date hereof, a security agreement substantially in the form of Exhibit F and (ii) with respect to any spare engine that may be pledged by a Grantor as Additional Collateral or Qualified Replacement Assets after the date hereof, a spare engine security agreement based on the form of aircraft security agreement in Exhibit F but with (x) such changes to conform such form of aircraft security agreement to the description of terms of the security agreement applicable to spare engines in Exhibit G and (y) such other changes proposed by the Borrower and reasonably acceptable to the Administrative Agent.

“Airline/Parent Merger” shall mean the merger or consolidation, if any, of Parent with any Subsidiary of Parent.

“Airlines Merger” shall mean the merger, asset transfer, consolidation or any similar transaction involving one or more airline Subsidiaries of Parent (including, without limitation, any such transaction that results in such Subsidiaries operating under a single operating certificate).

“Airport Authority” shall have the meaning set forth in the SGR Security Agreement.

“AISI” shall mean Aircraft Information Services, Inc.

“All-In Initial Yield” shall mean with respect to any Class, the initial yield on such Class payable or allocable to all Lenders as determined by the Administrative Agent to be equal to the sum of (x) the margin above the Term SOFR Reference Rate on such Class, (y) the amount of any original issue discount or upfront or non-recurring similar fees with respect to such Class payable by the Borrower to the Lenders of such Class in the primary syndication thereof (excluding, for the avoidance of doubt, any arrangement, structuring, or other similar fees) (collectively, “OID,” with such OID being equated to interest based on an assumed four-year life to maturity) and (z) with respect to any Class of Incremental Term Loans that contains an interest rate “floor” with respect to the Term SOFR Reference Rate, the amount, if any, by which (1) such Term SOFR Reference Rate floor exceeds (2) the Term SOFR Reference Rate floor applicable to the Original Term Loans provided an increase in such floor would cause an increase in the interest rate applicable to the Original Term Loans.

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the sum of the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and (c) the sum of the Adjusted Term SOFR for an Interest Period of one month in effect on such day plus 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Term SOFR Reference Rate for an Interest Period of one month shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Term SOFR Reference Rate for an Interest Period of one month, respectively. For the avoidance of doubt, if the Alternate Base Rate as determined pursuant to the foregoing definition shall be less than 1.00%, the Alternate Base Rate shall be deemed to be 1.00% for all purposes of this Agreement.

“AMR/US Airways Merger” shall mean the merger contemplated by the AMR/US Airways Merger Agreement.

“AMR/US Airways Merger Agreement” shall mean the Agreement and Plan of Merger, dated as of February 13, 2013, among Parent, AMR Merger Sub, Inc. and US Airways Group, Inc., as amended through December 9, 2013.

“Anti-Money Laundering Laws” shall have the meaning set forth in Section 3.18.

“Applicable Margin” shall mean (a) with respect to Revolving Loans, from time to time, the applicable rate set forth in the below table based upon the public corporate rating of Parent from Moody’s and S&P and (b) with respect to the 2024 Replacement Term Loans (i) that are Term SOFR Loans, 2.25% per annum and (ii) that are ABR Loans, 1.25% per annum.

Pricing Level	Debt Ratings (Moody’s/ S&P)	Revolving Loans
		Applicable Rate for Term SOFR Loans	Applicable Rate for Base Rate Loans
I	Ba3/BB-or higher	3.00%	2.00%
II	B1/B+	3.25%	2.25%
III	B2/B or lower	3.50%	2.50%

For the purposes of the foregoing, if there is only one credit rating with respect to Parent, the Applicable Margin with respect to Revolving Loans shall be determined with reference to the applicable row in the “Pricing Level” column above (each such pricing level, a “Level”) of such credit rating. In the event the credit ratings (each a “Relevant Rating” and, together, “Relevant Ratings”) are different, the Applicable Margin with respect to Revolving Loans shall be determined by (a) the higher of such Relevant Ratings, provided, however, the lower of such Relevant Ratings shall be no greater than one Level below the higher of such Relevant Ratings or (b) in the event the lower of such Relevant Ratings is greater than one Level below the higher of such Relevant Ratings, the Applicable Margin with respect to Revolving Loans shall be determined based on the Relevant Rating which is one Level below the higher of such Relevant Ratings. If the ratings established by S&P or Moody’s shall be changed, the Borrower shall provide prompt notice to the Administrative Agent and such change shall be effective as of the date on which it is first announced by the applicable rating agency and if none of S&P or Moody’s shall have in effect a credit rating, the Applicable Margin with respect to Revolving Loans shall be based on Level III. Each change in the Applicable Margin with respect to Revolving Loans shall apply during the period commencing on the effective date of the applicable change in ratings and ending on the date immediately preceding the effective date of the next such change in ratings. Upon the occurrence and during the continuance of an Event of Default, the Applicable Margin with respect to Revolving Loans shall be based on Level III.

“Appraisal” shall mean (i) the Initial Appraisal and (ii) any other appraisal, dated the date of delivery thereof, prepared by (a) with respect to any Route Authorities, Slots and/or Gate Leaseholds, at the Borrower’s option, MBA, ICF or PAC (provided that such appraiser must be independent) or any other appraiser appointed by the Borrower and reasonably acceptable to the Administrative Agent, (b) with respect to Spare Parts, at the Borrower’s option, MBA, ICF, Sage or PAC (provided that such appraiser must be independent) or any other appraiser appointed by the Borrower and reasonably acceptable to the Administrative Agent, (c) with respect to any aircraft, airframe or engine, at the Borrower’s option, any of MBA, ICF, Ascend, BK, AISI, AVITAS or PAC (provided that such appraiser must be independent) or any other appraiser appointed by the Borrower and reasonably acceptable to the Administrative Agent, (d) with respect to Real Property

Assets, CB Richard Ellis (provided that such appraiser must be independent) or any other appraiser by the Borrower and reasonably acceptable to the Administrative Agent and (e) with respect to any other type of property, at the Borrower’s option, MBA, ICF, Sage or PAC (provided that such appraiser must be independent) or any other appraiser appointed by the Borrower and reasonably acceptable to the Administrative Agent (in each case of any appraiser specified above in clauses (a), (b), (c), (d) and (e), including its successor). Any Appraisal with respect to:

(1) Route Authorities, Slots and/or Foreign Gate Leaseholds pledged pursuant to the SGR Security Agreement or a security agreement substantially similar thereto (A) shall have methodology, assumptions and form of presentation consistent in all material respects with the Initial Appraisal (including the utilization of a “Discount Rate” of 11.5% and a perpetuity growth rate of 1.5%, and, if, with respect to all of the Scheduled Services between the United States and a particular country, the Appraised Value of the related Route Authorities, Slots and Foreign Gate Leaseholds is a negative number, such Appraised Value shall be deemed to be zero); provided that, if any Appraisals prepared from time to time are not prepared by the same firm of appraisers as the Initial Appraisal, such Appraisals may with the consent of the Administrative Agent (such consent not to be unreasonably withheld) have methodology, assumptions and form of presentation that differ from the Initial Appraisal if such differences are deemed appropriate by such appraiser and consistent with such appraiser’s customary practice as in effect on the date hereof and (B) to the extent such Appraisal is based on historical data provided by the Borrower, shall generally be based on such data that is current as of a date no earlier than the date that is six months prior to the date of the delivery of such Appraisal;

(2) an aircraft, airframe or engines shall be a desktop appraisal of the current market value of such aircraft, airframe or engine which does not include any inspection of such aircraft, airframe or engine or the related maintenance records and which assumes its maintenance status is half-life; or

(3) Additional Route Authorities, FAA Slots, Foreign Slots and Gate Leaseholds not described in clause (1) above, any Spare Parts and any other type of property shall be based upon a methodology and assumptions deemed appropriate by the applicable appraisal firm.

“Appraised Value” shall mean, as of any date, (x) with respect to any cash pledged or being pledged at such time as Collateral or maintained in the Collateral Proceeds Account, 160% of the face amount thereof, (y) with respect to any Cash Equivalents pledged or being pledged at such time as Collateral or maintained in the Collateral Proceeds Account, 160% of the Fair Market Value thereof, as determined by the Administrative Agent in accordance with customary financial market practices determined no earlier than 45 days prior to such date and (z) with respect to any other type of property, the value of such property, as reflected in the most recent Appraisal relating to such property delivered on or prior to such date; provided that with respect to any Collateral consisting of property described in clause (z), (A) if no Appraisal relating to such Collateral has been delivered to the Administrative Agent prior to such date, the Appraised Value of such Collateral shall be deemed to be zero and (B) if an Appraisal relating to such Collateral has been delivered to the Administrative Agent prior to such date, but no Appraisal relating to such Collateral has been delivered to the Administrative Agent by the last day of the most recent period during which such Appraisal is required to be delivered pursuant to Section 5.06(1) (such last day, the “Required Appraisal Date”), then the Appraised Value of such Collateral shall be deemed to be zero for the period from such Required Appraisal Date to the date an Appraisal relating to such Collateral is delivered to the Administrative Agent.

“Approved Fund” shall have the meaning set forth in Section 10.02(b).

“ARB Indebtedness” shall mean, with respect to Parent or any of its Subsidiaries, without duplication, all Indebtedness or obligations of Parent or such Subsidiary created or arising with respect to any limited recourse revenue bonds issued for the purpose of financing or refinancing improvements to, or the construction or acquisition of, airport and other related facilities and equipment, the use or construction of which qualifies and renders interest on such bonds exempt from certain federal or state taxes.

“Ascend” shall mean Ascend Worldwide Limited.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.02), and accepted by the Administrative Agent, substantially in the form of Exhibit C.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.09(d).

“AVITAS” shall mean AVITAS, Inc.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time that is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Banking Product Obligations” shall mean, as applied to any Person, any direct or indirect liability, contingent or otherwise, of such Person in respect of any treasury, depository and cash management services, netting services and automated clearing house transfers of funds services, including obligations for the payment of fees, interest, charges, expenses, attorneys’ fees and disbursements in connection therewith. Treasury, depository and cash management services, netting services and automated clearing house transfers of funds services include, without limitation: corporate purchasing, fleet and travel credit card and prepaid card programs, electronic check processing, electronic receipt services, lockbox services, cash consolidation, concentration, positioning and investing, fraud prevention services, and disbursement services.

“Bankruptcy Code” shall mean The Bankruptcy Reform Act of 1978, as heretofore and hereafter amended, and codified as 11 U.S.C. Section 101 et seq.

“Bankruptcy Event” shall mean, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof; provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Bankruptcy Law” shall mean the Bankruptcy Code or any similar federal or state law for the relief of debtors.

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.09(a).

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(a)

in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b)

in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which all Available Tenors of such Benchmark (or the published component used in the calculation thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a)

a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b)

a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c)

a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” means the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.09 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.09.

“Beneficial Owner” shall have the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time.

“BK” shall mean BK Associates, Inc.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States.

“Board of Directors” shall mean:

(1) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2) with respect to a partnership, the board of directors or other governing body of the general partner of the partnership;

(3) with respect to a limited liability company, the managing member or members, manager or managers or any controlling committee of managing members or managers thereof; and

(4) with respect to any other Person, the board or committee of such Person serving a similar function.

“Borrower” shall have the meaning set forth in the preamble to this Agreement.

“Borrower Release” shall mean the release of any Collateral from the Lien of the applicable Collateral Document at the direction of the Borrower pursuant to Section 6.09(c).

“Borrowing” shall mean the incurrence, conversion or continuation of Loans of a single Type made from all the Revolving Lenders or the Term Lenders, as the case may be, on a single date and having, in the case of Term SOFR Loans, a single Interest Period.

“Borrowing Date” shall mean any U.S. Government Securities Business Day specified in a notice pursuant to Sections 2.03 and 2.04 as a date on which the Borrower requests the Lenders to make Loans hereunder or an Issuing Lender to issue Letters of Credit hereunder.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks in New York City are required or authorized to remain closed (and, for a Letter of Credit, other than a day on which the Issuing Lender issuing such Letter of Credit is closed).

“Capital Lease Obligation” shall mean, at the time any determination is to be made, the amount of the liability in respect of a lease that would at that time be required to be capitalized and reflected as a liability on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Markets Offering” shall mean any offering of “securities” (as defined under the Securities Act and, including, for the avoidance of doubt, any offering of pass-through certificates by any pass-through trust established by the Parent or any of its Restricted Subsidiaries) in (a) a public offering registered under the Securities Act, or (b) an offering not required to be registered under the Securities Act (including, without limitation, a private placement under Section 4(2) of the Securities Act, an exempt offering pursuant to Rule 144A and/or Regulation S of the Securities Act and an offering of exempt securities).

“Capital Stock” shall mean:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person,

but excluding from all of the foregoing clauses (1) through (4) any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Collateralization” or “Cash Collateralize” shall have the meaning set forth in Section 2.02(j). The terms “Cash Collateralized,” “Cash Collateralizes” and “Cash Collateralizing” shall have correlative meanings.

“Cash Equivalents” shall mean, as of the date acquired, purchased or made, as applicable:

(1) marketable securities or other obligations (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States government or (b) issued or unconditionally guaranteed as to interest and principal by any agency or instrumentality of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within three years after such date;

(2) direct obligations issued by any state of the United States or any political subdivision of any such state or any instrumentality thereof, in each case maturing within three years after such date and having a rating of at least A- (or the equivalent thereof) from S&P or A3 (or the equivalent thereof) from Moody’s;

(3) obligations of domestic or foreign companies and their subsidiaries (including, without limitation, agencies, sponsored enterprises or instrumentalities chartered by an Act of Congress, which are not backed by the full faith and credit of the United States), including, without limitation, bills, notes, bonds, debentures, and mortgage-backed securities; provided that, in each case, the security has a maturity or weighted average life of three years or less from such date;

(4) investments in commercial paper maturing no more than one year after such date and having, on such date, a rating of at least A-2 from S&P or at least P-2 from Moody’s;

(5) certificates of deposit (including investments made through an intermediary, such as the certificated deposit account registry service), bankers’ acceptances, time deposits, eurodollar time deposits and overnight bank deposits maturing within three years from such date and issued or guaranteed by or placed with, and any money market deposit accounts issued or offered by, any Lender or by any commercial bank organized under the laws of the United States or any state thereof or the District of Columbia that has a combined capital and surplus and undivided profits of not less than $250,000,000;

(6) fully collateralized repurchase agreements with counterparties whose long term debt is rated not less than A- by S&P and A3 by Moody’s and with a term of not more than six months from such date;

(7) Investments in money in an investment company registered under the Investment Company Act of 1940, as amended, or in pooled accounts or funds offered through mutual funds, investment advisors, banks and brokerage houses which invest its assets in obligations of the type described in clauses (1) through (6) above, in each case, as of such date, including, but not be limited to, money market funds or short-term and intermediate bonds funds;

(8) shares of any money market mutual fund that, as of such date, (a) complies with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended and (b) is rated AAA (or the equivalent thereof) by S&P and Aaa (or the equivalent thereof) by Moody’s;

(9) auction rate preferred securities that, as of such date, have the highest rating obtainable from either S&P or Moody’s and with a maximum reset date at least every 30 days;

(10) investments made pursuant to the Borrower’s or any of its Restricted Subsidiaries’ cash equivalents/short term investment guidelines;

(11) deposits available for withdrawal on demand with commercial banks organized in the United States having capital and surplus in excess of $100,000,000;

(12) securities with maturities of three years or less from such date issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A2 by Moody’s; and

(13) any other securities or pools of securities that are classified under GAAP as cash equivalents or short-term investments on a balance sheet as of such date.

“Certificate Delivery Date” shall have the meaning set forth in Section 6.09(a).

“Change in Law” shall mean, after the date hereof, (a) the adoption of any law, rule or regulation after the date of this Agreement (including any request, rule, regulation, guideline, requirement or directive promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel II or Basel III) or (b) compliance by any Lender or Issuing Lender (or, for purposes of Section 2.14(b), by any lending office of such Lender or Issuing Lender through which Loans and/or Letters of Credit are issued or maintained or by such Lender’s or Issuing Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Change of Control” shall mean the occurrence of any of the following:

(1) the sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Parent and its Subsidiaries taken as a whole, or the Borrower and its Subsidiaries taken as a whole, to any Person (including any “person” (as that term is used in Section 13(d)(3) of the Exchange Act)) (other than Parent or any of its Subsidiaries); or

(2) the consummation of any transaction (including, without limitation, any merger or consolidation, the result of which is that any Person (including any “person” (as defined above)) becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of Parent (measured by voting power rather than number of shares), other than, in the case of clause (1) above or this clause (2), (A) any such transaction where the Voting Stock of Parent (measured by voting power rather than number of shares) outstanding immediately prior to such transaction constitutes or is converted into or exchanged for a majority of the outstanding shares of the Voting Stock of such Person or Beneficial Owner (measured by voting power rather than number of shares) or (B) any sale, transfer, conveyance or other disposition to, or any merger or consolidation of Parent with or into any Person (including any “person” (as defined above)) which owns or operates (directly or indirectly through a contractual arrangement) a Permitted Business (a “Permitted Person”) or a Subsidiary of a Permitted Person, in each case under this clause (B), if immediately after such transaction no Person (including any “person” (as defined above)) is the Beneficial Owner, directly or indirectly, of more than 50% of the total Voting Stock of such Permitted Person (measured by voting power rather than number of shares).

For the avoidance of doubt, the AMR/US Airways Merger, any Airline/Parent Merger and any Airlines Merger will not be a Change of Control under this Agreement.

“Class,” when used in reference to any Loan or Borrowing, shall refer to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, 2024 Replacement Term Loans or Incremental Term Loans that are not 2024 Replacement Term Loans or other tranche or sub-tranche of Term Loans or Revolving Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment or a Term Loan Commitment. In addition, any extended tranche of Term Loans or Revolving Commitments shall constitute a Class of Loans separate from which they were converted. Notwithstanding anything to the contrary, any Loans or Revolving Commitments having the exact same terms and conditions shall be deemed a part of the same Class.

“Closing Date” shall mean June 27, 2013.

“Co-Branded Card Agreement(s)” shall mean that certain America West Co-Branded Card Agreement, dated as of January 25, 2005, between US Airways (as successor in interest to America West Airlines, Inc.) and Barclays Bank Delaware (as successor in interest to Juniper Bank), as amended, restated, supplemented or otherwise modified from time to time, including pursuant to that certain Assignment and First Amendment to the America West Co-Branded Card Agreement, dated as of August 8, 2005, among US Airways, America West Airlines, Inc. and Barclays Bank Delaware (as successor in interest to Juniper Bank) and any other similar agreements entered into by Parent or any of its Subsidiaries from time to time.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall mean (i) the assets and properties of the Grantors upon which Liens have been granted to the Collateral Agent to secure the Obligations including, without limitation, any Qualified Replacement Assets, Additional Collateral and all of the “Collateral” as defined in the Collateral Documents, but excluding all such assets and properties released from such Liens pursuant to the applicable Collateral Document and (ii) each of the Letter of Credit Account and the Collateral Proceeds Account, together with all amounts on deposit therein and all proceeds thereof.

“Collateral Agent” shall have the meaning set forth in the preamble to this Agreement (and, as specified in Section 1.02(b), shall include any successor).

“Collateral Coverage Ratio” shall mean, as of any date of determination, the ratio of (i) the Appraised Value of the Collateral with respect to such date of determination to (ii) the sum, without duplication, of (w) the Total Revolving Extensions of Credit then outstanding (other than LC Exposure that has been Cash Collateralized in accordance with Section 2.02(j)), plus (x) the aggregate principal amount of all Term Loans then outstanding, plus (y) the aggregate principal amount of all Pari Passu Senior Secured Debt then outstanding plus (z) the aggregate amount of all Designated Hedging Obligations and Designated Banking Product Obligations that constitute “Obligations” then outstanding (such sum, the “Total Obligations”).

“Collateral Coverage Ratio Certificate” shall mean an Officer’s Certificate calculating the Collateral Coverage Ratio substantially in the form of Exhibit H hereto.

“Collateral Coverage Ratio Failure” shall mean, as of any date of determination, the failure of the Collateral Coverage Ratio as of such date to be at least equal to 1.6 to 1.0.

“Collateral Documents” shall mean, collectively, the SGR Security Agreement, any UK Debenture, the Account Control Agreement(s), any Intercreditor Agreement (on and after the execution thereof), any Other Intercreditor Agreement (on and after the execution thereof) and other agreements, instruments or documents that create or purport to create a Lien in favor of the Collateral Agent for the benefit of the Secured Parties, in each case so long as such agreement, instrument or document shall not have been terminated in accordance with its terms.

“Collateral Proceeds Account” shall mean a segregated account or accounts held by or under the control of the Collateral Agent into which the Net Proceeds of any Recovery Event or Disposition of Collateral may be deposited in accordance with the provisions of this Agreement.

“Commitment” shall mean, as to any Lender, the sum of the Revolving Commitment, if any, and the Term Loan Commitment, if any, of such Lender, it being understood that the “Term Loan Commitment” of a Lender shall remain in effect until the Term Loans have been funded in full in accordance with this Agreement.

“Commitment Fee” shall have the meaning given to such term in Section 2.20(a).

“Commitment Fee Rate” shall mean 0.750% per annum.

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. §1 et seq.), as amended from time to time, and any successor statute.

“Commuter Slot” shall mean any FAA Slot allocated by the FAA as a commuter slot under Title 14 of the United States Code of Federal Regulations, part 93, Subparts K and S (as amended from time to time by regulation, order or statute, or any successor or recodified regulation, order or statute imposing any operating limitations at the applicable airport).

“Conforming Changes” means, with respect to either the use or administration of Adjusted Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.14 and other technical, administrative or operational matters) that the Administrative Agent, in consultation with the Borrower, decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in each case, in consultation with the Borrower, in such other manner of administration as the Administrative Agent, in consultation with the Borrower, decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Consolidated EBITDAR” shall mean, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1) an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with any Disposition of assets, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(3) the Fixed Charges of such Person and its Restricted Subsidiaries, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(4) any foreign currency translation losses (including losses related to currency remeasurements of Indebtedness) of such Person and its Restricted Subsidiaries for such period, to the extent that such losses were deducted in computing such Consolidated Net Income; plus

(5) depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash charges and expenses (excluding any such non-cash charge or expense to the extent that it represents an accrual of or reserve for cash charges or expenses in any future period or amortization of a prepaid cash charge or expense that was paid in a prior period) of such Person and its Restricted Subsidiaries to the extent that such depreciation, amortization and other non-cash charges or expenses were deducted in computing such Consolidated Net Income; plus

(6) the amortization of debt discount to the extent that such amortization was deducted in computing such Consolidated Net Income; plus

(7) deductions for grants to any employee of Parent or its Restricted Subsidiaries of any Equity Interests during such period to the extent deducted in computing such Consolidated Net Income; plus

(8) any net loss arising from the sale, exchange or other disposition of capital assets by Parent or its Restricted Subsidiaries (including any fixed assets, whether tangible or intangible, all inventory sold in conjunction with the disposition of fixed assets and all securities) to the extent such loss was deducted in computing such Consolidated Net Income; plus

(9) any losses arising under fuel hedging arrangements entered into prior to the Closing Date and any losses actually realized under fuel hedging arrangements entered into after the Closing Date, in each case to the extent deducted in computing such Consolidated Net Income; plus

(10) proceeds from business interruption insurance for such period, to the extent not already included in computing such Consolidated Net Income; plus

(11) any expenses and charges that are covered by indemnification or reimbursement provisions in connection with any permitted acquisition, merger (including the AMR/US Airways Merger, any Airlines Merger or any Airline/Parent Merger), disposition, incurrence of Indebtedness, issuance of Equity Interests or any investment to the extent (a) actually indemnified or reimbursed and (b) deducted in computing such Consolidated Net Income; plus

(12) non-cash items, other than the accrual of revenue in the Ordinary Course of Business, to the extent such amount increased such Consolidated Net Income; minus

(13) the sum of (A) income tax credits and (B) interest income included in computing such Consolidated Net Income;

in each case, determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” shall mean, with respect to any specified Person for any period, the aggregate of the net income (or loss) of such Person and its Restricted Subsidiaries for such period, on a consolidated basis (excluding the net income (loss) of any Unrestricted Subsidiary of such Person), determined in accordance with GAAP and without any reduction in respect of preferred stock dividends; provided that:

(1) all (a) extraordinary, nonrecurring, special or unusual gains and losses or income or expenses, including, without limitation, any expenses related to a facilities closing and any reconstruction, recommissioning or reconfiguration of fixed assets for alternate uses; any severance or relocation expenses; executive recruiting costs; restructuring or reorganization costs (whether incurred before or after the effective date of any applicable reorganization plan, including, the AMR/US Airways Merger and Parent’s reorganization plan); curtailments or modifications to pension and post-retirement employee benefit plans; (b) any expenses (including, without limitation, transaction costs, integration or transition costs, financial advisory fees, accounting fees, legal fees and other similar advisory and consulting fees and related out-of-pocket expenses), cost-savings, costs or charges incurred in connection with any issuance of securities (including the notes), Permitted Investments, acquisitions, dispositions, recapitalizations or incurrences or repayments of Indebtedness permitted hereunder, including a refinancing thereof (in each case whether or not successful) (including but not limited to any one or more of the AMR/US Airways Merger, any Airlines Merger and any Airline/Parent Merger) and (c) gains and losses realized in connection with any sale of assets, the disposition of securities, the early extinguishment of Indebtedness or associated with Hedging Obligations, together with any related provision for taxes on any such gain, will be excluded;

(2) the net income (but not loss) of any Person that is not the specified Person or a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included for such period only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or Restricted Subsidiary of the specified Person;

(3) the net income (but not loss) of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that net income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

(4) the cumulative effect of a change in accounting principles on such Person will be excluded;

(5) the effect of non-cash gains and losses of such Person resulting from Hedging Obligations, including attributable to movement in the mark-to-market valuation of Hedging Obligations pursuant to Financial Accounting Standards Board Statement No. 133 will be excluded;

(6) any non-cash compensation expense recorded from grants by such Person of stock appreciation or similar rights, stock options or other rights to officers, directors or employees, will be excluded;

(7) the effect on such Person of any non-cash items resulting from any write-up, write-down or write-off of assets (including intangible assets, goodwill and deferred financing costs) in connection with any acquisition, disposition, merger, consolidation or similar transaction (including but not limited to any one or more of the AMR/US Airways Merger, any Airlines Merger and any Airline/Parent Merger) or any other non-cash impairment charges incurred subsequent to the Closing Date resulting from the application of Financial Accounting Standards Board Accounting Standards Codifications 205—Presentation of Financial Statements, 350—Intangibles—Goodwill and Other, 360—Property, Plant and Equipment and 805—Business Combinations (excluding any such non-cash item to the extent that it represents an accrual of or reserve for cash expenditures in any future period except to the extent such item is subsequently reversed), will be excluded;

(8) any provision for income tax reflected on such Person’s financial statements for such period will be excluded to the extent such provision exceeds the actual amount of taxes paid in cash during such period by such Person and its consolidated Subsidiaries; and

(9) any amortization of deferred charges resulting from the application of Financial Accounting Standards Board Accounting Standards Codifications 470-20 Debt With Conversion and Other Options that may be settled in cash upon conversion (including partial cash settlement) will be excluded.

“Consolidated Tangible Assets” shall mean, as of any date of determination, Consolidated Total Assets of Parent and its consolidated Restricted Subsidiaries excluding goodwill, patents, trade names, trademarks, copyrights, franchises and any other assets properly classified as intangible assets, in accordance with GAAP.

“Consolidated Total Assets” shall mean, as of any date of determination, the sum of the amounts that would appear on a consolidated balance sheet of Parent and its consolidated Restricted Subsidiaries as the total assets of Parent and its Restricted Subsidiaries in accordance with GAAP.

“Convertible Indebtedness” shall mean Indebtedness of Parent or a Restricted Subsidiary of Parent permitted to be incurred under the terms of this Agreement that is either (a) convertible or exchangeable into common stock of Parent (and cash in lieu of fractional shares) and/or cash (in an amount determined by reference to the price of such common stock) or (b) sold as units with call options, warrants or rights to purchase (or substantially equivalent derivative transactions) that are exercisable for common stock of Parent or a parent company of the issuer and/or cash (in an amount determined by reference to the price of such common stock).

“Core Collateral” shall mean (1) a number of Foreign Slots (other than any Temporary Slots) of the Borrower at airports in South America that is not less than the product of (I) 90% and (II) the total number of Foreign Slots (other than any Temporary Slots) of the Borrower used in any non-stop scheduled service of the Borrower between airports in the United States and airports in South America and (2) all of the Route Authorities and Foreign Gate Leaseholds (other than Foreign Gate Leaseholds subject to Transfer Restrictions of the type specified in clause (1)(x) of the proviso to Section 1 of the SGR Security Agreement) of the Borrower used in any non-stop scheduled service of the Borrower between airports in the United States and airports in South America.

Notwithstanding the foregoing, with respect to any Route Authorities and all related Foreign Slots and Foreign Gate Leaseholds constituting all or any portion of Core Collateral, if any change in applicable law, rule, regulation or treaty or any change in interpretation thereof, in each case, arising following the Closing Date (a “Collateral Change in Law”), would result in any Route Authority (or portion thereof) becoming part of or replaced by any route authority that constitutes collateral for Indebtedness pursuant to any grant of security made by such Grantor prior to the Closing Date and prior to such Collateral Change in Law (a “Collateral Conflict”), then Core Collateral shall be deemed to exclude such Route Authority (or portion thereof) and all related Foreign Slots and Foreign Gate Leaseholds so long as after giving pro forma effect to such exclusion (and giving effect to the inclusion of any Additional Collateral and the prepayment or redemption of any Pari Passu Lien Debt), no Collateral Coverage Ratio Failure shall have occurred.

“Core Collateral Failure” shall mean, as of any date of determination, the failure of the Collateral to include the Core Collateral as of such date.

“Credit Facilities” shall mean, one or more debt facilities, commercial paper facilities, reimbursement agreements or other agreements (other than the Loan Documents) providing for the extension of credit, or securities purchase agreements, indentures or similar agreements, whether secured or unsecured, in each case, with banks, insurance companies, financial institutions or other lenders or investors providing for, or acting as initial purchasers of, revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), letters of credit, surety bonds, insurance products or the issuance and sale of securities, in each case, as amended, restated, modified, renewed, extended, refunded, replaced in any manner (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities) in whole or in part from time to time.

“DCA” shall mean Ronald Reagan Washington National Airport, Washington D.C.

“Default” shall mean any event that, unless cured or waived, is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Defaulting Lender” shall mean, at any time, subject to Section 2.26(i), (a) any Lender (including any Agent in its capacity as Lender) that has failed, within two (2) Business Days from the date required to be funded or paid by it hereunder, to fund or pay (x) any portion of the Revolving Loans, (y) any portion of the participations in any Letter of Credit required to be funded hereunder or (z) any other amount required to be paid by it hereunder to the Administrative Agent, any Issuing Lender or any other Lender (or its banking Affiliates), (b) any Lender (including any Agent in its capacity as Lender) that has notified the Borrower, the Administrative Agent, any Issuing Lender or any other Lender or has made a public statement, in each case, verbally or in writing and has not rescinded such notice or publication, to the effect, that it does not intend or expect to comply with any of its funding obligations (i) under this Agreement (unless such notification or public statement relates to such Lender’s obligation to fund a Borrowing hereunder and states that such position is based on such Lender’s determination that a condition to funding (which condition, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied) or (ii) generally under other agreements in which it commits to extend credit, (c) any Lender (including any Agent in its capacity as Lender), that has failed, within three (3) Business Days after request by the Administrative Agent, any Issuing Lender, any other Lender or the Borrower, acting in good faith, to provide a confirmation in writing from an authorized officer or other authorized representative of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit under this Agreement; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Administrative Agent’s, such Issuing Lender’s, such other Lender’s or the Borrower’s, as applicable, receipt of such confirmation in form and substance satisfactory to the Administrative Agent and the Borrowers or (d) any Agent or any Lender that has become, or has had its Parent Company become, the subject of a Bankruptcy Event or become the subject of a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any of clauses (a) through (d) above will be conclusive and binding absent manifest error, and such Lender will be deemed to be a Defaulting Lender (subject to Section 2.26(i)) upon notification of such determination by the Administrative Agent to the Borrower and the Lenders.

“Designated Banking Product Agreement” shall mean any agreement evidencing Designated Banking Product Obligations entered into by Parent or the Borrower and any Person that, at the time such Person entered into such agreement, was a Revolving Lender or a banking Affiliate of a Revolving Lender, in each case designated by the relevant Lender and Parent or the Borrower, by written notice to the Administrative Agent, as a “Designated Banking Product Agreement”; provided that, so long as any Revolving Lender is a Defaulting Lender, such Revolving Lender shall not have any rights hereunder with respect to any Designated Banking Product Agreement entered into while such Revolving Lender was a Defaulting Lender.

“Designated Banking Product Obligations” shall mean any Banking Product Obligations, in each case as designated by any Revolving Lender (or a banking Affiliate thereof) and Parent or the Borrower from time to time and agreed to by the Administrative Agent as constituting “Designated Banking Product Obligations,” which notice shall include (i) a copy of an agreement providing an agreed-upon maximum amount of Designated Banking Product Obligations that can be included as Obligations, and (ii) the acknowledgment of such Revolving Lender (or such banking Affiliate) that its security interest in the Collateral securing such Designated Banking Product Obligations shall be subject to the Loan Documents; provided that, after giving effect to such designation, the aggregate agreed-upon maximum amount of all “Designated Banking Product Obligations” included as Obligations, together with the aggregate agreed-upon maximum amount of all “Designated Hedging Obligations” included as Obligations, shall not exceed $100,000,000 in the aggregate.

“Designated Hedging Agreement” shall mean any Hedging Agreement entered into by Parent or the Borrower and any Person that, at the time such Person entered into such Hedging Agreement, was a Revolving Lender or an Affiliate of a Revolving Lender, as designated by the relevant Lender (or Affiliate of a Lender) and Parent or the Borrower, by written notice to the Administrative Agent, as a “Designated Hedging Agreement,” which notice shall include a copy of an agreement providing for (i) a methodology agreed to by Parent or the Borrower, such Revolving Lender or Affiliate of a Revolving Lender, and the Administrative Agent for reporting the outstanding amount of Designated Hedging Obligations under such Designated Hedging Agreement from time to time, (ii) an agreed-upon maximum amount of Designated Hedging Obligations under such Designated Hedging Agreement that can be included as Obligations and (iii) the acknowledgment of such Revolving Lender or Affiliate of a Revolving Lender that its security interest in the Collateral securing such Designated Hedging Obligations shall be subject to the Loan Documents; provided that, after giving effect to such designation, the aggregate agreed-upon maximum amount of all “Designated Hedging Obligations” included as Obligations, together with the aggregate agreed-upon maximum amount of all “Designated Banking Product Obligations” included as Obligations, shall not exceed $100,000,000 in the aggregate; provided, further, that so long as any Revolving Lender is a Defaulting Lender, such Revolving Lender shall not have any rights hereunder with respect to any Designated Hedging Agreement entered into while such Revolving Lender was a Defaulting Lender.

“Designated Hedging Obligations” shall mean, as applied to any Person, all Hedging Obligations of such Person under Designated Hedging Agreements after taking into account the effect of any legally enforceable netting arrangements included in such Designated Hedging Agreements; it being understood and agreed that, on any date of determination, the amount of such Hedging Obligations under any Designated Hedging Agreement shall be determined based upon the “settlement amount” (or similar term) as defined under such Designated Hedging Agreement or, with respect to a Designated Hedging Agreement that has been terminated in accordance with its terms, the amount then due and payable (exclusive of expenses and similar payments but including any termination payments then due and payable) under such Designated Hedging Agreement.

“Disposition” shall mean, with respect to any property, any sale, lease, sale and leaseback, conveyance, transfer or other disposition thereof; provided, that none of the circumstances described in the last sentence of Section 6.04 shall constitute a “Disposition”. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Institution” shall mean (a) any Person identified in writing to the Joint Lead Arrangers and Bookrunners on or prior to the Seventh Amendment Effective Date and (b) any Person that is or becomes a competitor of the Borrower and is designated by the Borrower as such in a writing provided to the Administrative Agent after the Prior Restatement Effective Date.

“Disqualified Stock” shall mean any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than as a result of a change of control or asset sale), is convertible or exchangeable for Indebtedness or Disqualified Stock, or is redeemable at the option of the holder of the Capital Stock, in whole or in part (other than as a result of a change of control or asset sale), on or prior to the date that is 91 days after the Term Loan Maturity Date. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require Parent or any of its Restricted Subsidiaries to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that Parent or such Restricted Subsidiary may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 6.01. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Agreement will be the maximum amount that Parent and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends. For the avoidance of doubt, the preferred stock issued to the creditors of Parent pursuant to Parent’s plan of reorganization, as amended, does not constitute Disqualified Stock.

“Dollars” and “$” shall mean lawful money of the United States.

“Domestic Subsidiary” shall mean any Restricted Subsidiary of Parent that was formed under the laws of the United States or any state of the United States or the District of Columbia other than (i) any Restricted Subsidiary substantially all of the assets of which are equity interests in one or more Foreign Subsidiaries, intellectual property relating to such Foreign Subsidiaries and other assets (including cash and Cash Equivalents) relating to an ownership interest in such Foreign Subsidiaries and (ii) any Subsidiary of a Foreign Subsidiary.

“DOT” shall mean the United States Department of Transportation and any successor thereto.

“Dutch Auction” shall mean an auction of Term Loans conducted pursuant to Section 10.02(g) to allow the Borrower to purchase Term Loans at a discount to par value and on a non-pro rata basis, in each case in accordance with the applicable Dutch Auction Procedures.

“Dutch Auction Procedures” shall mean, with respect to a purchase of Term Loans by the Borrower pursuant to Section 10.02(g), Dutch auction procedures to be reasonably agreed upon by the Borrower and the Administrative Agent in connection with any such purchase.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eighth Amendment” means the Eighth Amendment to this Credit Agreement, dated as of March 13, 2023, among the Parent, the Borrower, Barclays Bank PLC, as administrative agent and as an issuing lender, and the Lenders party thereto.

“Eighth Amendment Effective Date” shall have the meaning provided in the Eighth Amendment.

“Eligible Assignee” shall mean (a) a commercial bank having total assets in excess of $1,000,000,000, (b) a finance company, insurance company or other financial institution or fund, in each case reasonably acceptable to the Administrative Agent, which in the ordinary course of business extends credit of the type contemplated herein or invests therein and has total assets in excess of $200,000,000 and whose becoming an assignee would not constitute a prohibited transaction under Section 4975 of the Code or Section 406 of ERISA, (c) any Lender or any Affiliate of any Lender; provided that, in the case of any assignment of Revolving Commitments, such Affiliate has total assets in excess of $200,000,000, (d) an Approved Fund of any Lender; provided that, in the case of any assignment of Revolving Commitments, such Approved Fund has total assets in excess of $200,000,000, (e) (i) in the case of any Revolving Lender, any other financial institution reasonably satisfactory to the Administrative Agent provided that such financial institution has total assets in excess of $200,000,000, and (ii) in the case of any Term Lender, any other Person (other than any Defaulting Lender, Disqualified Institution or natural Person) reasonably satisfactory to the Administrative Agent and (f) solely with respect to assignments of Term Loans to the extent permitted under Section 10.02(g), the Borrower; provided that, so long as no Event of Default has occurred and is continuing, no Disqualified Institution shall constitute an Eligible Assignee unless otherwise consented to by the Borrower; provided, further, that, except as provided in clause (f) above, neither Parent nor any Subsidiary of Parent shall constitute an Eligible Assignee.

“Engagement Letter” shall have the meaning set forth in Section 2.19.

“Environmental Laws” shall mean all applicable laws (including common law), statutes, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions or legally binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating to the protection of the environment, preservation or reclamation of natural resources, the handling, treatment, storage, disposal, Release or threatened Release of, or the exposure of any Person (including employees) to, any Hazardous Materials.

“Environmental Liability” shall mean any liability (including any liability for damages, natural resource damage, costs of environmental investigation, remediation or monitoring or costs, fines or penalties) resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment, disposal or the arrangement for disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the environment or (e) any contract, agreement, lease or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” shall mean Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code, or solely for purposes of Section 302 of ERISA and Section 412 and 430 of the Code, is treated as a single employer under Section 414 of the Code.

“Escrow Accounts” shall mean (1) accounts of Parent or any Subsidiary, solely to the extent any such accounts hold funds set aside by Parent or any Subsidiary to manage the collection and payment of amounts collected, withheld or incurred by Parent or such Subsidiary for the benefit of third parties relating to: (a) federal income tax withholding and backup withholding tax, employment taxes, transportation excise taxes and security related charges, (b) any and all state and local income tax withholding, employment taxes and related charges and fees and similar taxes, charges and fees, including, but not limited to, state and local payroll withholding taxes, unemployment and supplemental unemployment taxes, disability taxes, workman’s or workers’ compensation charges and related charges and fees, (c) state and local taxes imposed on overall gross receipts, sales and use taxes, fuel excise taxes and hotel occupancy taxes, (d) passenger facility fees and charges collected on behalf of and owed to various administrators, institutions, authorities, agencies and entities, (e) other similar federal, state or local taxes, charges and fees (including without limitation any amount required to be withheld or collected under applicable law) and (f) other funds held in trust for, or otherwise pledged to or segregated for the benefit of, an identified beneficiary; or (2) accounts, capitalized interest accounts, debt service reserve accounts, escrow accounts and other similar accounts of Parent or any Subsidiary or funds established in connection with the ARB Indebtedness.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” shall have the meaning set forth in Section 7.01.

“Excess Cash Flow” shall mean, for any period, (i) Consolidated EBITDAR of Parent for such period, minus (plus) (ii) any increase (decrease) in Working Capital of Parent from the first day of such period to the last day of such period, minus (iii) the sum of (A) payments by the Borrower, Parent or any Guarantor of scheduled principal and interest with respect to the consolidated Indebtedness of Parent (but excluding Indebtedness that is solely the obligation of any Subsidiary that is not a Guarantor) during such period, to the extent such payments are not prohibited under this Agreement, (B) income taxes paid during such period, (C) aircraft rentals paid during such period under Operating Leases, (D) cash used during such period for capital expenditures, (E) deposit and pre delivery payments made in respect of Aircraft Related Equipment, and (F) an amount equal to pension or FASB 106 payments made in excess, if any, of pension or FASB 106 expenses, plus (iv) an amount equal to the excess of pension or FASB 106 expense in excess, if any, of pension or FASB 106 payments.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Contributions” shall mean net cash proceeds received by Parent after the Closing Date from:

(1) contributions to its common equity capital (other than from any Subsidiary); or

(2) the sale (other than to a Subsidiary or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of Parent or any Subsidiary) of Qualifying Equity Interests,

in each case designated as Excluded Contributions pursuant to an Officer’s Certificate executed on or around the date such capital contributions are made or the date such Equity Interests are sold, as the case may be. Excluded Contributions will not be considered to be net proceeds of Qualifying Equity Interests for purposes of clause (a)(y)(ii)(B) of Section 6.01.

“Excluded Information” shall have the meaning set forth in Section 10.02(g).

“Excluded Subsidiary” shall mean each Subsidiary of Parent (1) that is a captive insurance company, (2) that is formed or exists for purposes relating to the investment in one or more tranches of Indebtedness of any other Subsidiary, other tranches of which have been (or are to be) offered in whole or in part to Persons who are not Affiliates of Parent, (3) that is a Regional Airline, (4) that is prohibited by applicable law, rule, regulation or contract existing on the Closing Date (or, in the case of any newly acquired Subsidiary, in existence at the time of acquisition but not entered into in contemplation thereof) from Guaranteeing, or granting Liens to secure, the Obligations or if Guaranteeing, or granting Liens to secure, the Obligations would require governmental (including regulatory) consent, approval, license or authorization unless such consent, approval, license or authorization has been received, (5) with respect to which the Borrower and the Administrative Agent reasonably agree that the burden or cost or other consequences of providing a guarantee of the Obligations shall be excessive in view of the benefits to be obtained by the Secured Parties therefrom, (6) with respect to which the provision of such guarantee of the Obligations would result in material adverse tax consequences to Parent or one of its Subsidiaries (as reasonably determined by the Borrower and notified in writing to the Administrative Agent), (7) that is an Unrestricted Subsidiary, (8) that is a Foreign Subsidiary, (9) AWHQ LLC or (10) US Airways Company Store LLC.

“Excluded Swap Obligation” shall mean, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof). If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender, any Issuing Lender or any other recipient of any payment to be made by or on account of any Obligation of the Borrower or any Guarantor hereunder or under any Loan Document, (a) any Taxes based on (or measured by) its net income, profits or capital, or any franchise taxes (i) imposed by the United States or any political subdivision thereof or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or (ii) imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Taxes (other than a connection arising from such recipient’s having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or enforced, this Agreement or any Loan Document), (b) any branch profits Taxes imposed by the United States or any similar Tax imposed by any other jurisdiction in which such recipient is located, (c) any withholding Tax or gross income Tax that is imposed on amounts payable to such recipient pursuant to a law in effect at the time such recipient becomes a party to this Agreement or designates a new lending office, except, and then only to the extent that, such recipient’s assignor was entitled, at the time of assignment to such recipient, or such Lender was entitled at the time of designation of a new lending office, to receive additional amounts from the Borrower with respect to such withholding Tax pursuant to Section 2.16(a), (d) any withholding Tax that is attributable to such recipient’s failure to comply with Section 2.16(f) or 2.16(g), (e) any Tax that is imposed by reason of FATCA and (f) in the case of a recipient that is an intermediary, partnership or other flow-through entity for U.S. tax purposes, any withholding Tax or gross income Tax, to the extent that such Tax is imposed based upon the status of a beneficiary, partner or member of such recipient pursuant to a law in effect at the time such beneficiary, partner or member of such recipient becomes a beneficiary, partner or member of such recipient, except to the extent that amounts with respect to such Taxes were payable pursuant to Section 2.16(a) to such recipient in respect of the assignor (or predecessor in interest) of such beneficiary, partner or member immediately before such beneficiary, partner or member acquired its interest in such recipient from such assignor (or predecessor in interest).

“Existing Indebtedness” shall mean all Indebtedness of Parent and its Subsidiaries in existence on the Closing Date, until such amounts are repaid.

“Extended Revolving Commitment” shall have the meaning set forth in Section 2.28(b)(ii).

“Extended Term Loan” shall have the meaning set forth in Section 2.28(a)(ii).

“Extension” shall mean a Term Loan Extension or a Revolver Extension, as the case may be.

“Extension Amendment” shall have the meaning set forth in Section 2.28(d).

“Extension of Credit” shall mean, as to any Lender, the making of a Loan, or the issuance of, or participation in, a Letter of Credit by such Lender.

“Extension Offer” shall mean a Term Loan Extension Offer or a Revolver Extension Offer, as the case may be.

“FAA” shall mean the Federal Aviation Administration of the United States and any successor thereto.

“FAA Route Slot” shall mean, at any time of determination, any FAA Slot of any Person at any airport in the United States that is an origin and/or destination point with respect to any Scheduled Service, in each case only to the extent such FAA Slot is being utilized by such Person or any Grantor to provide such Scheduled Service, but in each case excluding any FAA Slot that was obtained by any Person from another air carrier pursuant to an agreement (including but not limited to a loan agreement, lease agreement or a slot release agreement) and is held by such Person on a temporary basis.

“FAA Slot” shall mean, at any time of determination, in the case of airports in the United States at which landing or take-off operations are restricted, the right and operational authority to conduct a landing or take-off operation at a specific time or during a specific time period at such airport, including, without limitation, slots, arrival authorizations and operating authorizations, whether pursuant to FAA or DOT regulations or orders pursuant to Title 14, Title 49 or other federal statutes or regulations now or hereinafter in effect.

“Facility” shall mean each of the Revolving Facility and the Term Loan Facility.

“Fair Market Value” shall mean the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by a Responsible Officer of the Borrower or Parent (unless otherwise provided in this Agreement); provided that any such Responsible Officer shall be permitted to consider the circumstances existing at such time (including, without limitation, economic or other conditions affecting the United States airline industry generally and any relevant legal compulsion, judicial proceeding or administrative order or the possibility thereof) in determining such Fair Market Value in connection with such transaction.

“FASB” shall mean the Financial Accounting Standards Board.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement, any amended or successor provisions that are substantially comparable and not materially more onerous to comply with, any regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the foregoing.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it; provided, that, if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States.

“Fee Letter” shall have the meaning set forth in Section 2.19.

“Fees” shall collectively mean the Commitment Fees, the Letter of Credit Fees and other fees referred to in Section 2.19.

“Fifth Amendment” means the Fifth Amendment to the Prior Credit Agreement, dated as of December 10, 2018 among the Borrower, Deutsche Bank AG New York Branch, as administrative agent and as an issuing lender and the Lenders party thereto.

“Fifth Amendment Effective Date” shall have the meaning provided in the Fifth Amendment.

“Fifth Amendment Extended Revolving Commitments” means the Revolving Commitments of each Fifth Amendment Extending Revolving Lender.

“Fifth Amendment Extending Revolving Lender” shall mean each Revolving Lender (including the Fifth Amendment New Revolving Lenders) that has provided a signature page on or prior to December 10, 2018 voting in favor of accepting the Fifth Amendment Extension Offer and extending the Revolving Facility Maturity Date as set forth in the Fifth Amendment.

“Fifth Amendment Extension Offer” means the Extension Offer made pursuant to the Fifth Amendment.

“Fifth Amendment New Revolving Lenders” shall mean each New Revolving Lender (as defined in the Fifth Amendment).

“Fifth Amendment Non-Extended Revolving Commitments” means the Revolving Commitments of each Fifth Amendment Non-Extending Revolving Lender.

“Fifth Amendment Non-Extending Revolving Lender” shall mean, Texas Capital Bank, N.A., and any successor or permitted assign of a Fifth Amendment Non-Extending Revolving Lender.

“First Amendment” shall mean the First Amendment to the Prior Credit Agreement, dated as of October 26, 2015.

“Fixed Charges” shall mean, with respect to any specified Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense (net of interest income) of such Person and its Restricted Subsidiaries for such period to the extent that such interest expense is payable in cash (and such interest income is receivable in cash); plus

(2) the interest component of leases that are capitalized in accordance with GAAP of such Person and its Restricted Subsidiaries for such period to the extent that such interest component is related to lease payments payable in cash; plus

(3) any interest expense actually paid in cash for such period by such specified Person on Indebtedness of another Person that is guaranteed by such specified Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such specified Person or one of its Restricted Subsidiaries; plus

(4) the product of (A) all cash dividends accrued on any series of preferred stock of such Person or any of its Restricted Subsidiaries for such period, other than to Parent or a Restricted Subsidiary of Parent, times (B) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, determined on a consolidated basis in accordance with GAAP; plus

(5) the aircraft rent expense of such Person and its Restricted Subsidiaries for such period to the extent that such aircraft rent expense is payable in cash,

all as determined on a consolidated basis in accordance with GAAP.

“Flight Simulators” shall mean the flight simulators and flight training devices owned by Parent or any of its Restricted Subsidiaries.

“Floor” means, with respect to Term SOFR Loans, a rate of interest equal to 0.00% per annum.

“Flyer Miles Obligations” shall mean, at any date of determination, all payment and performance obligations of the Borrower under any card marketing agreement with respect to credit cards co branded by the Borrower and a financial institution which may include obligations in respect of the pre-purchase by third parties of frequent flyer miles and any other similar agreements entered into by Parent or any of its Subsidiaries with any bank from time to time.

“Foreign Aviation Authority” shall have the meaning set forth in the SGR Security Agreement.

“Foreign Gate Leasehold” shall have the meaning set forth in the SGR Security Agreement.

“Foreign Lender” shall mean any Lender that is not a “United States person” as defined in Section 7701(a)(30) of the Code.

“Foreign Route Slot” shall mean, at any time of determination, any Foreign Slot of any Person at any airport outside the United States that is an origin and/or destination point with respect to any Scheduled Service, in each case only to the extent such Foreign Slot is being utilized by such Person or any Grantor to provide such Scheduled Service, but in each case excluding any Foreign Slot that was obtained by a Person from another air carrier pursuant to an agreement (including but not limited to a loan agreement, lease agreement, slot exchange agreement or a slot release agreement) and is held by such Person on a temporary basis.

“Foreign Slot” shall mean, at any time of determination, in the case of airports outside the United States, the right and operational authority to conduct one landing or take-off operation at a specific time or during a specific time period at such airport.

“Foreign Subsidiary” shall mean any direct or indirect Subsidiary of Parent that was not formed under the laws of the United States or any state of the United States or the District of Columbia.

“GAAP” shall mean generally accepted accounting principles in the United States, which are in effect from time to time, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, statements and pronouncements of the Financial Accounting Standards Board, such other statements by such other entity as have been approved by a significant segment of the accounting profession and the rules and regulations of the SEC governing the inclusion of financial statements in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC. Notwithstanding the foregoing definition, with respect to leases (whether or not they are required to be capitalized on a Person’s balance sheet under generally accepted accounting principles in the United States in effect as of the date of this Agreement) and with respect to financial matters related to leases, including assets, liabilities and items of income and expense, “GAAP” shall mean (other than for purposes of Sections 5.01(a) and 5.01(b)), and determinations and calculations shall be made in accordance with, generally accepted accounting principles in the United States, which are in effect as of the date hereof.

“Gate Leasehold” shall mean all of the right, title, interest, privilege and authority of any Person to use or occupy space in an airport terminal in connection with the provision of air carrier service.

“Governmental Authority” shall have the meaning set forth in the SGR Security Agreement.

“Grantor” shall mean the Borrower and any Guarantor that shall at any time pledge Collateral under a Collateral Document.

“Ground Service Equipment” shall mean the ground service equipment, de-icers, ground support equipment, aircraft cleaning devices, materials handling equipment, passenger walkways and other similar equipment owned by Parent or any of its Restricted Subsidiaries.

“Guarantee” shall mean a guarantee (other than (a) by endorsement of negotiable instruments for collection or (b) customary contractual indemnities, in each case in the Ordinary Course of Business), direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions).

“Guaranteed Obligations” shall have the meaning set forth in Section 9.01(a).

“Guarantors” shall mean, collectively, Parent and each Domestic Subsidiary of Parent that becomes a party to the Guaranty pursuant to Section 5.09. As of the Eighth Amendment Effective Date, Parent is the only Guarantor.

“Guaranty” shall mean the guaranty set forth in Article IX.

“Guaranty Obligations” shall have the meaning set forth in Section 9.01(a).

“Hazardous Materials” shall mean all radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature that are regulated pursuant to, or could reasonably be expected to give rise to liability under any Environmental Law.

“Hedging Agreement” shall mean any agreement evidencing Hedging Obligations.

“Hedging Obligations” shall mean, with respect to any Person, all obligations and liabilities of such Person under:

(1) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2) other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates, fuel prices or other commodity prices, but excluding (x) clauses in purchase agreements and maintenance agreements pertaining to future prices and (y) fuel purchase agreements and fuel sales that are for physical delivery of the relevant commodity.

For the avoidance of doubt, any Permitted Convertible Indebtedness Call Transaction will not constitute Hedging Obligations.

“IATA” shall mean the International Air Transport Association and any successor thereto.

“ICF” shall mean ICF International, formerly known as ICF SH&E, Inc.

“Immaterial Subsidiaries” shall mean one or more Subsidiaries of Parent (other than any Subsidiary that is a Guarantor, any Excluded Subsidiary, any Subsidiary that is not a Domestic Subsidiary, any Receivables Subsidiary and any Regional Airline), for which (a) the assets of all such Subsidiaries constitute, in the aggregate, no more than 7.5% of the total assets of Parent and its Subsidiaries on a consolidated basis (determined as of the last day of the most recent fiscal quarter of Parent for which internal financial statements are available) and (b) the revenues of all such Subsidiaries account for, in the aggregate, no more than 7.5% of the total revenues of Parent and its Subsidiaries on a consolidated basis for the twelve-month period ending on the last day of the most recent fiscal quarter of Parent for which internal financial statements are available; provided that a Subsidiary will not be considered to be an Immaterial Subsidiary if it (1) directly or indirectly guarantees, or pledges any property or assets to secure, any Obligations, Pari Passu Senior Secured Debt or Junior Secured Debt or (2) owns any properties or assets that constitute Collateral.

“Increase Effective Date” shall have the meaning set forth in Section 2.27(a).

“Increase Joinder” shall have the meaning set forth in Section 2.27(c).

“Incremental Commitments” shall have the meaning set forth in Section 2.27(a).

“Incremental Revolving Commitment” shall have the meaning set forth in Section 2.27(a).

“Incremental Term Loan Commitment” shall have the meaning set forth in Section 2.27(a).

“Incremental Term Loans” shall have the meaning set forth in Section 2.27(c)(i).

“Indebtedness” shall mean, with respect to any specified Person, any indebtedness of such Person (excluding air traffic liability, accrued expenses and trade payables), whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) in respect of banker’s acceptances;

(4) representing Capital Lease Obligations;

(5) representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed, and excluding in any event trade payables arising in the Ordinary Course of Business; or

(6) representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person. Indebtedness shall be calculated without giving effect to the effects of Statement of Financial Accounting Standards No. 133 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Agreement as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.

For the avoidance of doubt, (a) Banking Product Obligations, (b) obligations under leases (other than leases determined to be Capital Lease Obligations under GAAP as in effect on the date of this Agreement), (c) obligations to fund pension plans and retiree liabilities, (d) Disqualified Stock and preferred stock, (e) Flyer Miles Obligations and other obligations in respect of the pre-purchase by others of frequent flyer miles, (f) maintenance deferral agreements, (g) an amount recorded as Indebtedness in such Person’s financial statements solely by operation of Financial Accounting Standards Board Accounting Standards Codification 840-40-55 or any successor provision of GAAP but which does not otherwise constitute Indebtedness as defined hereinabove, (h) obligations under Co-Branded Card Agreements, (i) a deferral of pre-delivery payments relating to the purchases of Aircraft Related Equipment and (j) obligations under flyer miles participation agreements do not constitute Indebtedness, whether or not such obligations would appear as a liability upon a balance sheet of a specified Person.

“Indemnified Taxes” shall mean Taxes, other than Excluded Taxes, imposed on or with respect to any payments made by the Borrower or any Guarantor under this Agreement or any other Loan Document.

“Indemnitee” shall have the meaning set forth in Section 10.04(b).

“Initial Appraisal” shall mean the report of MBA dated November 21, 2014, as delivered to the Administrative Agent by the Borrower pursuant to Section 4.01(e).

“Installment” shall have the meaning set forth in Section 2.10(b).

“Intercreditor Agreement” shall mean an intercreditor agreement substantially in the form of Exhibit I hereto.

“Interest Election Request” shall mean a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.05.

“Interest Payment Date” shall mean (a) as to any Term SOFR Loan having an Interest Period of one or three months, the last day of such Interest Period, (b) as to any Term SOFR Loan having an Interest Period of more than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period and (c) with respect to ABR Loans, the last Business Day of each March, June, September and December.

“Interest Period” shall mean, as to any Borrowing of Term SOFR Loans, the period commencing on the date of such Borrowing (including as a result of a conversion from ABR Loans) or on the last day of the preceding Interest Period applicable to such Borrowing and ending on (but excluding) the numerically corresponding day (or if there is no corresponding day, the last day) in the calendar month that is one, three or six months thereafter, as the Borrower may elect in the related Loan Request or Interest Election Request delivered pursuant to Section 2.03 or 2.05; provided that (i) if any Interest Period would end on a day which shall not be a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) no Interest Period shall end later than the applicable Termination Date and (iii) no tenor that has been removed from this definition pursuant to Section 2.09(d) shall be available for specification in such Loan Request or Interest Election Request.

“Investments” shall mean, with respect to any Person, all direct or indirect investments made from and after the Closing Date by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees), capital contributions or advances (but excluding advance payments and deposits for goods and services and commission, travel and similar advances to officers, employees and consultants made in the Ordinary Course of Business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities of other Persons, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If Parent or any Restricted Subsidiary of Parent sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of Parent after the Closing Date such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of Parent, Parent will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of Parent’s Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in Section 6.01. Notwithstanding the foregoing, any Equity Interests retained by Parent or any of its Subsidiaries after a disposition or dividend of assets or Capital Stock of any Person in connection with any partial “spin-off” of a Subsidiary or similar transactions shall not be deemed to be an Investment. The acquisition by Parent or any Restricted Subsidiary of Parent after the Closing Date of a Person that holds an Investment in a third Person will be deemed to be an Investment by Parent or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in Section 6.01. Except as otherwise provided in this Agreement, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“Issuing Lender” shall mean (i) the Administrative Agent (or any of its Affiliates reasonably acceptable to the Borrower), in its capacity as an issuer of Letters of Credit hereunder, and its respective successors in such capacity as provided in Section 2.02(i) and (ii) any other Lender agreeing to act in such capacity, which other Lender shall be reasonably satisfactory to the Borrower and the Administrative Agent. Each Issuing Lender may, in its reasonable discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Lender reasonably acceptable to the

Borrower, which Affiliate shall agree in writing reasonably acceptable to the Borrower and the Administrative Agent to be bound by the provisions of the Loan Documents applicable to an Issuing Lender, in which case the term “Issuing Lender” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“JFK” shall mean John F. Kennedy International Airport, New York.

“Joint Bookrunners” shall have the meaning set forth in the preamble to this Agreement.

“Joint Lead Arrangers and Bookrunners” shall have the meaning set forth in the preamble to this Agreement.

“Joint Structuring Agents” shall have the meaning set forth in the preamble to this Agreement.

“Junior Secured Debt” shall mean Indebtedness permitted to be secured by a Lien on Collateral under Section 6.06 or any Flyer Miles Obligations.

“Latest Maturity Date” shall mean, at any date of determination, the latest maturity or expiration date applicable to any Loan or Commitment hereunder at such time, including the latest maturity date of any Term Loan.

“LC Commitment” shall mean the commitment of each Issuing Lender to issue Letters of Credit in face amount not to exceed the amount set forth under the heading “LC Commitment” opposite its name in Annex A hereto as updated from time to time or in the Assignment and Acceptance pursuant to which such Issuing Lender became a party hereto or in any other agreement or instrument pursuant to which such Issuing Lender becomes an Issuing Lender or increases its LC Commitment, in each case, as any of the same may be changed from time to time with the consent of the Borrower and any such Issuing Lender. The aggregate amount of the LC Commitments as of the Ninth Amendment Effective Date shall not exceed $100,000,000.

“LC Disbursement” shall mean a payment made by an Issuing Lender pursuant to a Letter of Credit issued by it.

“LC Exposure” shall mean, at any time, the sum of (a) the aggregate maximum undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time; provided, that in the case of any escalating Letter of Credit where the face amount thereof is subject to escalation with no conditions, the LC Exposure with respect to such Letter of Credit shall be determined by referring to the maximum face amount to which such Letter of Credit may be so escalated. The LC Exposure of any Revolving Lender at any time shall be its Revolving Commitment Percentage of the total LC Exposure at such time.

“Leased Collateral” shall have the meaning set forth in the definition of “Permitted Disposition.”

“Leased Slots” shall have the meaning set forth in the definition of “Permitted Disposition.”

“Lenders” shall mean each of the several banks and other financial institutions or entities from time to time party hereto as a lender.

“Letter of Credit” shall mean any irrevocable letter of credit issued pursuant to Section 2.02, which letter of credit shall be (i) a standby letter of credit, (ii) issued for general corporate purposes of Parent or any Subsidiary of Parent; provided that in any case the account party of a Letter of Credit must be the Borrower, (iii) denominated in Dollars and (iv) otherwise in such form as may be reasonably approved from time to time by the Administrative Agent and the applicable Issuing Lender.

“Letter of Credit Account” shall mean the account established by the Borrower after the Seventh Amendment Effective Date under the sole and exclusive control of the Collateral Agent maintained at the office of the Collateral Agent at 745 Seventh Avenue New York, New York 10019, which shall be used solely for the purposes set forth herein.

“Letter of Credit Fees” shall mean the fees payable in respect of Letters of Credit pursuant to Section 2.21.

“Letter of Credit Request” shall mean a request by the Borrower, executed by a Responsible Officer of the Borrower, for the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit) in accordance with Section 2.02 in substantially the form of Exhibit D-2 or such other form as reasonably acceptable to the applicable Issuing Lender.

“LGA” shall mean LaGuardia Airport, New York.

“LHR” shall mean Heathrow Airport, England.

“Lien” shall mean, with respect to any asset, any mortgage, lien, pledge, charge, security interest or similar encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (but excluding any transaction pursuant to clause (6) of the definition of “Permitted Disposition”), including any conditional sale or other title retention agreement, any option or other agreement to sell or give a security interest in and, except in connection with any Qualified Receivables Transaction, any agreement to give any financing statement under the UCC (or equivalent statutes) of any jurisdiction.

“Liquidity” shall mean the sum of (i) all unrestricted cash and Cash Equivalents of Parent and its Restricted Subsidiaries, (ii) cash and Cash Equivalents of Parent and its Restricted Subsidiaries restricted in favor of the Facilities, (iii) the aggregate principal amount committed and available to be drawn by Parent and its Restricted Subsidiaries (taking into account all borrowing base limitations or other restrictions) under all revolving credit facilities (including the Revolving Facility) of Parent and its Restricted Subsidiaries and (iv) the scheduled net proceeds (after giving effect to any expected repayment of existing Indebtedness using such proceeds) of any Capital Markets Offering of Parent or any of its Restricted Subsidiaries that has priced but has not yet closed (until the earliest of the closing thereof, the termination thereof without closing or the date that falls five (5) Business Days after the initial scheduled closing date thereof).

“Loan Documents” shall mean this Agreement, the Collateral Documents, any Intercreditor Agreement, any Other Intercreditor Agreement, the Fee Letter and any other instrument or agreement (which is designated as a Loan Document therein) executed and delivered by the Borrower or a Guarantor to the Administrative Agent, the Collateral Agent, any Issuing Lender or any Lender, in each case, as the same may be amended, restated, modified, supplemented, extended or amended and restated from time to time in accordance with the terms hereof.

“Loan Parties” shall mean the Borrower and the Guarantors.

“Loan Request” shall mean a request by the Borrower, executed by a Responsible Officer of the Borrower, for a Loan in accordance with Section 2.03 in substantially the form of Exhibit D-1.

“Loans” shall mean, collectively, the Revolving Loans and the Term Loans.

“Margin Stock” shall have the meaning set forth in Section 3.12(a).

“Marketing and Service Agreements” shall mean those certain business, marketing and service agreements among a Loan Party and/or any of its Subsidiaries and any of Mesa Airlines, Inc., Chautauqua Airlines, Inc., Trans States Airlines, Inc., United Air Lines, Inc., Republic Airline, Inc., SkyWest Airlines and Air Wisconsin Airlines Corporation and such other parties or agreements from time to time that include, but are not limited to, code-sharing, pro-rate, capacity purchase, service, frequent flyer, ground handling and marketing agreements that are entered into in the Ordinary Course of Business.

“Material Adverse Change” shall mean any event, change, condition, occurrence, development or circumstance that, either individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

“Material Adverse Effect” shall mean a material adverse effect on (a) the consolidated business, operations or financial condition of Parent and its Restricted Subsidiaries, taken as a whole, (b) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Administrative Agent and the Lenders thereunder or (c) the ability of the Borrower and the Guarantors, taken as a whole, to pay the Obligations; provided that, for the avoidance of doubt, any action taken or not taken within two years from the Closing Date in connection with or in furtherance of the AMR/US Airways Merger and/or any related Airlines Merger shall be deemed not to constitute a Material Adverse Effect.

“Material Indebtedness” shall mean Indebtedness of the Borrower and/or Guarantors (other than the Loans and obligations relating to Letters of Credit) outstanding under the same agreement in a principal amount exceeding $150,000,000.

“MBA” shall mean Morten Beyer & Agnew.

“Minimum Extension Condition” shall have the meaning set forth in Section 2.28(c).

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Net Proceeds” shall mean the aggregate cash and Cash Equivalents received by Parent or any of its Restricted Subsidiaries in respect of any Disposition of Collateral (including, without limitation, any cash or Cash Equivalents received in respect of or upon the sale or other disposition of any non-cash consideration received in any Disposition of Collateral) or Recovery Event, net of: (a) the direct costs and expenses relating to such Disposition of Collateral and incurred by Parent or a Restricted Subsidiary (including the sale or disposition of any such non-cash consideration received) or any such Recovery Event, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Disposition of Collateral or Recovery Event, taxes paid or payable as a result of the Disposition of Collateral or Recovery Event, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements; (b) any reserve for adjustment or indemnification obligations in respect of the sale price of such asset or assets established or to be established, in each case, in accordance with GAAP and (c) any portion of the purchase price from a Disposition of Collateral placed in escrow pursuant to the terms of such Disposition of Collateral (either as a reserve for adjustment of the purchase price, or for satisfaction of indemnities in respect of such Disposition of Collateral) until the termination of such escrow.

“Net Proceeds Amount” shall have the meaning set forth in Section 2.12(a).

“New Lender” shall have the meaning set forth in Section 2.27(a).

“Ninth Amendment” means the Ninth Amendment to Amended and Restated Credit and Guaranty Agreement, dated as of June 4, 2024, among the Parent, the Borrower, Barclays Bank PLC, as administrative agent, and the Lenders and Issuing Banks party thereto.

“Ninth Amendment Effective Date” shall have the meaning provided in the Ninth Amendment.

“Non-Defaulting Lender” shall mean, at any time, a Lender that is not a Defaulting Lender.

“Non-Extended Term Loans” shall have the meaning set forth in the Seventh Amendment.

“Non-Extending Lender” shall have the meaning set forth in Section 10.08(g).

“Non-Lender Secured Party” shall have the meaning provided in the SGR Security Agreement.

“Non-Recourse Debt” shall mean Indebtedness:

(1) as to which neither Parent nor any of its Restricted Subsidiaries (A) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) or (B) is directly or indirectly liable as a guarantor or otherwise; and

(2) as to which the holders of such Indebtedness do not otherwise have recourse to the stock or assets of Parent or any of its Restricted Subsidiaries (other than the Equity Interests of an Unrestricted Subsidiary).

“Non-Recourse Financing Subsidiary” shall mean any Unrestricted Subsidiary that (a) has no Indebtedness other than Non-Recourse Debt and (b) engages in no activities other than those relating to the financing of specified assets and other activities incidental thereto.

“Obligations” shall mean the unpaid principal of, premium on, and interest on (including interest accruing after the maturity of the Loans and interest accruing after the filing of any petition of bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), the Loans, the

Designated Hedging Obligations, the Designated Banking Product Obligations, and all other obligations and liabilities of the Borrower to any Agent, any trustee appointed pursuant to Section 8.01(d) with respect to an Aircraft Security Agreement, any Issuing Lender or any Lender (or (i) in the case of Designated Hedging Obligations, any obligee with respect to such designated Hedging Obligations who was a Revolving Lender or an Affiliate of a Revolving Lender when the related Designated Hedging Agreement was entered into or (ii) in the case of Designated Banking Product Obligations, any obligee with respect to such Designated Banking Product Obligations who was a Revolving Lender or a banking Affiliate of any Revolving Lender at the time the related Designated Banking Product Agreement was entered into), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which arise under this Agreement or any other Loan Document, whether on account of principal, interest, reimbursement obligations, fees, indemnities, out-of-pocket costs, and expenses (including all fees, charges and disbursements of counsel to any Agent, any Issuing Lender or any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise; provided, however, that the aggregate amount of all Designated Hedging Obligations and Designated Banking Product Obligations (in each case valued in accordance with the definitions thereof) at any time outstanding that shall be included as “Obligations” shall not exceed $100,000,000; provided, further that in no event shall the Obligations include Excluded Swap Obligations.

“OFAC” shall have the meaning set forth in Section 3.17.

“Officer’s Certificate” shall mean a certificate delivered by the Borrower on its own behalf or on behalf of an Affiliate of the Borrower or Parent signed by any one of the following officers of the Borrower or (at the Borrower’s option) Parent: the Chairman of the Board of Directors, the Vice Chairman of the Board of Directors, the President, the Chief Financial Officer, any Executive Vice President, any Senior Vice President, any Vice President, the Secretary, any Assistant Secretary, the Treasurer or any Assistant Treasurer.

“OID” shall have the meaning set forth in the definition of “All-In Initial Yield.”

“Operating Lease” shall mean, as applied to any Person, any lease (including, without limitation, leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) under which such Person is lessee, that is not a lease representing Capital Lease Obligations.

“Ordinary Course of Business” shall mean with respect to Parent or any of its Subsidiaries, (a) in the ordinary course of business of, or in furtherance of an objective that is in the ordinary course of business of, Parent and its Subsidiaries, (b) customary and usual in the commercial airline industry in the United States or (c) consistent with the past or current practice of one or more commercial air carriers in the United States.

“Original Term Loans” shall have the meaning set forth in Section 2.27(c)(iv).

“Other Intercreditor Agreement” shall mean an intercreditor agreement in form and substance reasonably satisfactory to the Borrower and the Administrative Agent.

“Other Taxes” shall mean any and all present or future court stamp, mortgage, recording, filing or documentary taxes or any other similar charges or similar levies arising from any payment made hereunder or from the execution, performance, delivery, registration of or enforcement of this Agreement or any other Loan Document.

“Outstanding Letters of Credit” shall have the meaning set forth in Section 2.02(j).

“PAC” shall mean Panum Aviation Consulting.

“Parent” shall have the meaning set forth in the preamble to this Agreement.

“Parent Company” shall mean, with respect to a Revolving Lender, the bank holding company (as defined in Regulation Y issued by the Board), if any, of such Revolving Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Revolving Lender.

“Pari Passu Loan Obligations” shall mean Indebtedness of the Borrower or any Guarantor in the form of loans or otherwise not constituting Pari Passu Notes and incurred at least eighteen (18) months after the Seventh Amendment Effective Date; provided that (i) immediately after giving pro forma effect thereto, the use of proceeds therefrom and the pledge of additional assets as Additional Collateral (if any) (A) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (B) the Collateral Coverage Ratio shall be no less than 1.6 to 1.0 and the aggregate amount of Liquidity shall be no less than $2,000,000,000; (ii) such Indebtedness is secured only by the Collateral on a pari passu basis with the Term Loan Facility and Revolving Facility pursuant to the Collateral Documents; (iii) such Indebtedness shall benefit only from substantially the same guarantees as the guarantees of the Term Loan Facility and Revolving Facility provided hereunder; (iv) such Indebtedness matures no earlier than the Term Loan Maturity Date, (v) such Indebtedness shall have a Weighted Average Life to Maturity that is not shorter than the Weighted Average Life to Maturity of the 2024 Replacement Term Loans and (vi) such Indebtedness constitutes “Priority Lien Debt” as defined under, and in accordance with the terms of, the Collateral Documents.

“Pari Passu Notes” shall mean Indebtedness of the Borrower or any Guarantor in the form of senior secured notes; provided that (i) immediately after giving pro forma effect thereto, the use of proceeds therefrom and the pledge of additional assets as Additional Collateral (if any) (A) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (B) the Collateral Coverage Ratio shall be no less than 1.6 to 1.0 and the aggregate amount of Liquidity shall be no less than $2,000,000,000; (ii) such Indebtedness is secured only by the Collateral on a pari passu basis with the Term Loan Facility and Revolving Facility pursuant to the Collateral Documents; (iii) such Indebtedness shall benefit only from substantially the same guarantees as the guarantees of the Term Loan Facility and Revolving Facility provided hereunder; (iv) such Indebtedness matures no earlier than the Term Loan Maturity Date, (v) such Indebtedness shall have a Weighted Average Life to Maturity that is not shorter than the Weighted Average Life to Maturity of the 2024 Replacement Term Loans and (vi) such Indebtedness constitutes “Priority Lien Debt” as defined under, and in accordance with the terms of, the Collateral Documents.

“Pari Passu Senior Secured Debt” shall mean (i) any Pari Passu Notes (and any Guarantee thereof by the Borrower or Parent), (ii) Pari Passu Loan Obligations and (ii) any Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, extend, defease or discharge any such Indebtedness specified in clause (i) or (ii).

“Participant” shall have the meaning set forth in Section 10.02(d)(i).

“Participant Register” shall have the meaning set forth in Section 10.02(d)(i).

“Patriot Act” shall mean the USA Patriot Act, Title III of Pub. L. 107-56, signed into law on October 26, 2001 and any subsequent legislation that amends or supplements such Act or any subsequent legislation that supersedes such Act.

“Payment” shall have the meaning set forth in Section 8.12(a).

“Payment Notice” shall have the meaning set forth in Section 8.12(b)

“Payment Recipient” shall have the meaning set forth in Section 8.12(a).

“Payroll Accounts” shall mean depository accounts used only for payroll.

“Periodic Term SOFR Determination Day” shall have the meaning specified in the definition of “Term SOFR.”

“Permitted Bond Hedge Transaction” shall mean any call or capped call option (or substantively equivalent derivative transaction) on Parent’s common stock purchased by the issuer of any Convertible Indebtedness in connection with the issuance of any such Convertible Indebtedness; provided that the purchase price for such Permitted Bond Hedge Transaction, less the proceeds received by the issuer of such Convertible Indebtedness from the sale of any related Permitted Warrant Transaction, does not exceed the net proceeds received by such issuer from the sale of such Convertible Indebtedness issued in connection with the Permitted Bond Hedge Transaction.

“Permitted Business” shall mean any business that is similar, or reasonably related, ancillary, supportive or complementary to, or any reasonable extension of the businesses in which Parent and its Restricted Subsidiaries are engaged on the date of this Agreement.

“Permitted Convertible Indebtedness Call Transaction” shall mean any Permitted Bond Hedge Transaction and any Permitted Warrant Transaction.

“Permitted Disposition” shall mean, with respect to Dispositions of Collateral, any of the following:

(1) any single transaction or series of related transactions that involves the Disposition of assets having a Fair Market Value of less than $50,000,000 during any six-month period;

(2) Dispositions between or among any of Parent and any of its Restricted Subsidiaries that are Grantors (including any Person that shall become a Grantor simultaneous with such Disposition); provided that (i) concurrently with any Disposition of Collateral to any such Grantor or any Person that shall become a Grantor simultaneous with such Disposition, such Grantor or Person shall have granted a security interest in such Collateral to the Collateral Agent pursuant to a security agreement or mortgage, as applicable, in substantially the same form as the security agreement or mortgage covering such Collateral prior to such Disposition; and (ii) if reasonably requested by the Collateral Agent, concurrently with, or promptly after, such Disposition, the Collateral Agent shall receive an opinion of counsel to the Borrower (which may be in-house counsel) (x) in the case of Collateral that consists of Route Authorities, Slots and/or Foreign Gate Leaseholds, as to the creation and perfection under Article 9 of the UCC of the Lien of the security agreement or mortgage, as applicable, and subject to assumptions and qualifications (including as provided in the opinion delivered pursuant to Section 4.01(f)(i)), and (y) in the case of any other Collateral, as to the creation and perfection of the Lien of such security agreement or mortgage, as applicable, in form and substance reasonably satisfactory to the Collateral Agent; provided, further that this clause (2) shall not permit any Disposition of the Letter of Credit Account or any amounts on deposit therein; provided, further, that following such Disposition, such Collateral is subject to a Lien with the priority and perfection required by the applicable Collateral Document immediately prior to such Disposition (and otherwise subject only to Permitted Liens) in favor of the Collateral Agent or trustee (as applicable) for the benefit of the Secured Parties;

(3) any Liens not prohibited by Section 6.06;

(4) Disposition of cash or Cash Equivalents in exchange for other cash or Cash Equivalents constituting Collateral and having reasonably equivalent value therefor; provided that this clause (4) shall not permit any Disposition of the Letter of Credit Account or any amounts on deposit therein;

(5) the abandonment or Disposition of assets no longer useful or used in the business; provided that such abandonment or Disposition is (A) in the Ordinary Course of Business and (B) with respect to assets that are not material to the business of Parent and its Restricted Subsidiaries taken as a whole;

(6) the lease or sublease of, use, license or sublicense agreement, swap or exchange agreement or similar arrangement with respect to, assets and properties that constitute Collateral in the Ordinary Course of Business, so long as, in the case of any Pledged Slot or Pledged Foreign Gate Leasehold (the “Leased Collateral”), (A) such transaction has a term of one year or less, or in the case of Leased Collateral comprised of Pledged Slots (“Leased Slots”), does not extend beyond three comparable IATA traffic seasons or (B) if the term of such transaction is longer than provided for in clause (6)(A), a Responsible Officer of the Borrower determines in good faith and certifies in a Collateral Coverage Ratio Certificate delivered to the Administrative Agent prior to entering into any such transaction that (i) immediately after giving effect to such transaction, the Collateral Coverage Ratio with respect to the date of commencement of such transaction (for purposes of calculating such Collateral Coverage Ratio, including the Appraised Value of the Leased Collateral but excluding the proceeds of such transaction and the intended use thereof) would be at least 1.6 to 1.0; provided that in the event that the Leased Collateral is comprised of one or more Leased Slots, (x) the Borrower shall deliver to the Administrative Agent an Appraisal of the portion of the Collateral comprised of Route Authorities, Slots and Foreign Gate Leaseholds, which Appraisal gives pro forma effect to such transaction with respect to such Leased Slots and (y) the Appraised Value stated in such Appraisal shall be used as the value of the portion of Collateral comprised of Route Authorities, Slots and Foreign Gate Leaseholds in the calculation of the Collateral Coverage Ratio with respect to the date of commencement of such transaction, (ii) the Collateral Agent’s Liens on such Collateral are not materially adversely affected by such transaction; provided that the certification in this clause (ii) shall not be required with respect to any Leased Collateral comprised of Slots or Foreign Gate Leaseholds and (iii) no Event of Default exists at the time of such transaction;

(7) any retiming or other adjustment of the time or time period for landing or takeoff or any adjustment with respect to terminal access or seating capacity, in each case with respect to any Slot (whether accomplished by modification, substitution or exchange or swap) for which no consideration is received by the Borrower or any of its Affiliates; provided that in the event that any such retiming or other adjustment of the time or time period for landing or takeoff or any adjustment with respect to terminal access or seating capacity, in each case, with respect to any Slot shall be deemed to constitute a new Slot, such new Slot shall not constitute consideration received by the Borrower or any of its Affiliates for purposes of this clause (7);

(8) any Disposition of a Route Authority, Additional Route Authority, Slot, Gate Leasehold or Foreign Gate Leasehold resulting from any legislation, regulation, policy or other action of the FAA, the DOT, any applicable Foreign Aviation Authority, Airport Authority or any other Governmental Authority that affects the existence, availability or value of properties or rights of the same type as the Route Authorities, Additional Route Authorities, Slots, Gate Leaseholds or Foreign Gate Leaseholds to air carriers generally (and not solely to the Borrower), including any such legislation, regulation, policy or action relating to the applicability of Foreign Slots or FAA Slots to flight operations at any airport and for which no consideration is received by the Borrower or any of its Affiliates; provided that any other Route Authority, Additional Route Authority, Slot, Gate Leasehold or Foreign Gate Leasehold and any retiming or other adjustment of the time or time period for landing or takeoff or any adjustment with respect to the terminal access or seating capacity with respect to any Slot, as the case may be, received by the Borrower or any of its Affiliates in connection with such Disposition shall not constitute consideration;

(9) any Disposition of property resulting from an event of loss with respect to any aircraft, airframe, engine or spare engine if the Grantor is replacing such aircraft, airframe, engine or spare engine in accordance with the terms of the applicable Aircraft Security Agreement; and

(10) any Disposition of Collateral permitted by any of the Collateral Documents (to the extent such permission is not made by cross-reference to, or incorporation by reference of, a Disposition of Collateral permitted under Section 6.04(ii)).

“Permitted Investments” shall mean:

(1) any Investment in Parent or in a Restricted Subsidiary of Parent;

(2) any Investment in cash, Cash Equivalents and any foreign equivalents;

(3) any Investment by Parent or any Restricted Subsidiary of Parent in a Person, if as a result of such Investment:

(A)	such Person becomes a Restricted Subsidiary of Parent; or

(B)

such Person, in one transaction or a series of related and substantially concurrent transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Parent or a Restricted Subsidiary of Parent;

(4) any Investment made as a result of the receipt of non-cash consideration from a Disposition of assets;

(5) any acquisition of assets or Capital Stock in exchange for the issuance of Qualifying Equity Interests;

(6) any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the Ordinary Course of Business of Parent or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer or (B) litigation, arbitration or other disputes;

(7) Investments represented by Hedging Obligations or made in connection therewith (including any cash collateral or other collateral that does not constitute Collateral provided to or by Parent or any of its Restricted Subsidiaries in connection with any Hedging Obligation);

(8) loans or advances to officers, directors or employees made in the Ordinary Course of Business of Parent or any Restricted Subsidiary of Parent in an aggregate principal amount not to exceed $30,000,000 at any one time outstanding;

(9) prepayment or purchase of any Loans in accordance with the terms and conditions of this Agreement;

(10) any Guarantee of Indebtedness;

(11) any Investment existing on, or made pursuant to binding commitments existing on, the Closing Date and any Investment consisting of an extension, modification or renewal of any Investment existing on, or made pursuant to a binding commitment existing on, the Closing Date; provided that the amount of any such Investment may be increased (A) as required by the terms of such Investment as in existence on the Closing Date or (B) as otherwise permitted under this Agreement;

(12) (a) Investments or commitments to make Investments existing on the date hereof and any Investments consisting of extensions, modifications or renewals of such Investments and (b) any other Investments or commitments to make Investments acquired after the Closing Date and any Investments consisting of extensions, modifications or renewals of such Investments as a result of the acquisition by Parent or any Restricted Subsidiary of Parent of another Person, including by way of a merger, amalgamation or consolidation with or into Parent or any of its Restricted Subsidiaries in a transaction that is not prohibited by Section 6.10 after the Closing Date to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(13) the acquisition by a Receivables Subsidiary in connection with a Qualified Receivables Transaction of Equity Interests of a trust or other Person established by such Receivables Subsidiary to effect such Qualified Receivables Transaction; and any other Investment by Parent or a Subsidiary of Parent in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Transaction;

(14) Receivables arising in the Ordinary Course of Business, and Investment in Receivables and related assets including pursuant to a Receivables Repurchase Obligation;

(15) Investments in connection with outsourcing initiatives in the Ordinary Course of Business;

(16) Permitted Bond Hedge Transactions which constitute Investments;

(17) Investments having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value other than a reduction for all returns of principal in cash and capital dividends in cash), when taken together with all Investments made pursuant to this clause (17) that are at the time outstanding, not to exceed 30% of the Consolidated Total Assets of Parent and its Restricted Subsidiaries at the time of such Investment;

(18) Investments consisting of reimbursable extensions of credit; provided that any such Investment made pursuant to this clause (18) shall not be permitted if unreimbursed within 90 days of any such extension of credit;

(19) Investments in connection with financing any pre-delivery, progress or other similar payments relating to the acquisition of Aircraft Related Equipment;

(20) Investments in Non-Recourse Financing Subsidiaries (other than Receivables Subsidiaries in connection with Qualified Receivables Transactions), in an aggregate amount outstanding at any time not to exceed $300,000,000;

(21) Investments consisting of payments to or on behalf of any Person (including without limitation any third-party service provider) for purposes of improving or reconfiguring aircraft or Aircraft Related Equipment owned or operated by such Person in order to enhance or improve the brand under which Parent or any of its Affiliates operate, in an aggregate amount outstanding at any time not to exceed $300,000,000;

(22) Investments in travel or airline related businesses made in connection with Marketing and Service Agreements, alliance agreements, distribution agreements, agreements relating to flight training, agreements relating to insurance arrangements, agreements relating to spare parts management systems and other similar agreements which Investments under this clause (22) (excluding Investments existing on the Closing Date) shall not exceed $300,000,000 at any time outstanding;

(23) Investments consisting of payroll advances and advances for business and travel expenses in the Ordinary Course of Business;

(24) Investments made by way of any endorsement of negotiable instruments received in the Ordinary Course of Business and presented to any bank for collection or deposit;

(25) Investments consisting of stock, obligations or securities received in settlement of amounts owing to Parent or any Restricted Subsidiary in the Ordinary Course of Business or in a distribution received in respect of an Investment permitted hereunder;

(26) Investments made in Unrestricted Subsidiaries not to exceed $30,000,000 in any fiscal year in the aggregate;

(27) Investments (including through special-purpose subsidiaries or Unrestricted Subsidiaries) in fuel and credit card consortia and in connection with agreements with respect to fuel consortia, credit card consortia and fuel supply and sales, in each case, in the Ordinary Course of Business;

(28) Investments consisting of advances and loans to Affiliates of Parent or any of its Restricted Subsidiaries, in an aggregate amount outstanding at any time not to exceed $300,000,000;

(29) Investments made in Excluded Subsidiaries consistent with past practice and not to exceed $30,000,000 per fiscal year in the aggregate;

(30) Guarantees incurred in the Ordinary Course of Business of obligations that do not constitute Indebtedness of any regional air carrier doing business with any of Parent’s Restricted Subsidiaries in connection with the regional air carrier’s business with such Restricted Subsidiary; advances to airport operators of landing fees and other customary airport charges for carriers on behalf of which Parent or any of its Restricted Subsidiaries provides ground handling services;

(31) so long as no Default or Event of Default has occurred and is continuing, any Investment by Parent and/or any Restricted Subsidiary of Parent;

(32) Investments consisting of guarantees of Indebtedness of any Person to the extent that such Indebtedness is incurred by such Person in connection with activities related to the business of Parent or any Restricted Subsidiary of Parent and Parent has determined that the incurrence of such Indebtedness is beneficial to the business of Parent or any of its Restricted Subsidiaries, in an aggregate amount outstanding at any time not to exceed $300,000,000; and

(33) ownership by each of Parent and its Restricted Subsidiaries of the Capital Stock of each of its wholly-owned Subsidiaries.

“Permitted Liens” shall mean:

(1) Liens held by the Collateral Agent or trustee (as applicable) securing Obligations;

(2) Liens securing (A) the 2023 Secured Notes; provided that the Indebtedness secured thereby is subject to an Intercreditor Agreement or Other Intercreditor Agreement, and (B) Junior Secured Debt, provided that such Liens shall (x) rank junior to the Liens in favor of the Collateral Agent securing the Obligations and (y) be subject to any Intercreditor Agreement or any Other Intercreditor Agreement;

(3) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently pursued; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(4) Liens imposed by law, including carriers’, vendors’, materialmen’s, warehousemen’s, landlord’s, mechanics’, repairmen’s, employees’ or other like Liens, in each case, incurred in the Ordinary Course of Business;

(5) Liens arising by operation of law in connection with judgments, attachments or awards which do not constitute an Event of Default hereunder;

(6) Liens created for the benefit of (or to secure) the Obligations or any Guaranty Obligations;

(7) Liens on Receivables and related assets of the type specified in the definition of “Qualified Receivables Transaction,” incurred in connection with a Qualified Receivables Transaction;

(8) (A) any overdrafts and related liabilities arising from treasury, netting, depository and cash management services or in connection with any automated clearing house transfers of funds, in each case as it relates to cash or Cash Equivalents, if any, and (B) Liens arising by operation of law or that are contractual rights of set-off in favor of the depository bank or securities intermediary in respect of the Letter of Credit Account or the Collateral Proceeds Account;

(9) licenses, sublicenses, leases and subleases by any Grantor as they relate to any aircraft, airframe, engine or any other Additional Collateral and to the extent (A) such licenses, sublicenses, leases or subleases do not interfere in any material respect with the business of Parent and its Restricted Subsidiaries, taken as a whole, and in each case, such license, sublicense, lease or sublease is to be subject to the Liens granted to the Collateral Agent pursuant to the Collateral Documents or (B) otherwise expressly permitted by the Collateral Documents;

(10) mortgages, easements (including, without limitation, reciprocal easement agreements and utility agreements), rights of way, covenants, reservations, encroachments, land use restrictions, encumbrances or other similar matters and title defects, in each case as they relate to Real Property Assets, which (A) do not interfere materially with the ordinary conduct of the business of Parent and its Subsidiaries, taken as a whole, or their utilization of such property, (B) do not materially detract from the value of the property to which they attach or materially impair the use thereof to Parent and its Subsidiaries, taken as a whole and (C) do not materially adversely affect the marketability of the applicable property;

(11) salvage or similar rights of insurers, in each case as it relates to any aircraft, airframe, engine or any Additional Collateral, if any;

(12) in each case as it relates to any aircraft, Liens on appliances, parts, components, instruments, appurtenances, furnishings and other equipment installed on such aircraft and separately financed by a Grantor, to secure such financing;

(13) Liens incurred in the Ordinary Course of Business of Parent or any Restricted Subsidiary of Parent with respect to obligations that do not exceed in the aggregate $30,000,000 at any one time outstanding;

(14) Liens on Collateral directly resulting from (x) any Disposition permitted under Section 6.04 or (y) any sale of such Collateral in compliance with Section 6.04;

(15) any Transfer Restriction that applies to the transfer or assignment (other than the pledge, grant or creation of a security interest or mortgage) of any asset, right or property constituting Collateral;

(16) with respect to engines (including spare engines) or parts (including spare parts), Liens relating to any pooling, exchange, interchange, borrowing or maintenance servicing agreement or arrangement entered into in the Ordinary Course of Business;

(17) with respect to spare parts, purchase money security interest Liens held by a vendor for goods purchased from such vendor, in each case arising in the Ordinary Course of Business and for which the Borrower or the applicable Grantor pays such vendor within 60 days of such purchase;

(18) Liens on Collateral permitted by any of the Collateral Documents;

(19) Liens securing Pari Passu Senior Secured Debt; provided that such Liens shall (x) rank pari passu with the Liens in favor of the Collateral Agent securing the Obligations and (y) be subject to any Intercreditor Agreement or any Other Intercreditor Agreement;

(20) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the Ordinary Course of Business;

(21) in the case of any leased real property, any interest or title of the lessor thereof;

(22) Liens of creditors of any Person to whom Parent’s or any of its Restricted Subsidiaries’ assets constituting Collateral of the type described in clause (c), (d) or (e) of the definition of “Additional Collateral” are consigned for sale in the Ordinary Course of Business, so long as such Liens of such creditors are subject and subordinate to the Liens of the Collateral Agent on such Collateral;

(23) Liens arising from precautionary UCC and similar financing statements relating to Operating Leases not otherwise prohibited under any Loan Document; and

(24) Liens on Ground Service Equipment constituting Collateral solely to the extent attributable to the possession or use of such Ground Service Equipment constituting Collateral by any Subsidiary of Parent, so long as such Liens are subject and subordinate to the Lien of the Collateral Agent on such Collateral.

“Permitted Person” shall have the meaning set forth in the definition of “Change of Control.”

“Permitted Refinancing Indebtedness” shall mean any Indebtedness (or commitments in respect thereof) of Parent or any of its Restricted Subsidiaries incurred in exchange for, or the net proceeds of which are used to renew, refund, extend, refinance, replace, defease or discharge all or a portion of other Indebtedness of any of Parent or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the original principal amount (or accreted value, if applicable) when initially incurred of the Indebtedness renewed, refunded, extended, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness (whether or not capitalized or accreted or payable on a current basis) and the amount of all fees and expenses, including premiums, incurred in connection therewith (such original principal amount plus such amounts described above, collectively, for purposes of this clause (1), the “preceding amount”)); provided that with respect to any such Permitted Refinancing Indebtedness that is refinancing secured Indebtedness and is secured by the same collateral, the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness shall not exceed the greater of the preceding amount and the Fair Market Value of the assets securing such Permitted Refinancing Indebtedness (which Fair Market Value may, at the time of an advance commitment, be determined to be the Fair Market Value at the time of such commitment or (at the option of the issuer of such Indebtedness) the Fair Market Value projected for the time of incurrence of such Indebtedness);

(2) if such Permitted Refinancing Indebtedness has a maturity date that is after the Term Loan Maturity Date (with any amortization payment comprising such Permitted Refinancing Indebtedness being treated as maturing on its amortization date), such Permitted Refinancing Indebtedness has a Weighted Average Life to Maturity that is (A) equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, extended, refinanced, replaced, defeased or discharged or (B) more than 60 days after the Term Loan Maturity Date;

(3) if the Indebtedness being renewed, refunded, extended, refinanced, replaced, defeased or discharged is subordinated in right of payment to the Loans, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Loans on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being renewed, refunded, extended, refinanced, replaced, defeased or discharged; and

(4) notwithstanding that the Indebtedness being renewed, refunded, refinanced, extended, replaced, defeased or discharged may have been repaid or discharged by Parent or any of its Restricted Subsidiaries prior to the date on which the new Indebtedness is incurred, Indebtedness that otherwise satisfies the requirements of this definition may be designated as Permitted Refinancing Indebtedness so long as such renewal, refunding, refinancing, extension, replacement, defeasance or discharge occurred not more than 36 months prior to the date of such incurrence of Permitted Refinancing Indebtedness.

“Permitted Warrant Transaction” shall mean any call option, warrant or right to purchase (or substantively equivalent derivative transaction) on Parent’s common stock sold by Parent substantially concurrently with any purchase of a related Permitted Bond Hedge Transaction.

“Person” shall mean any person, including any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision thereof or other entity and, for the avoidance of doubt, includes the DOT, the FAA, any Airport Authority, any Foreign Aviation Authority and any other Governmental Authority.

“Plan” shall mean any “employee benefit plan” (other than a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA), that is maintained or is contributed to by the Borrower or any ERISA Affiliate and that is a pension plan subject to the provisions of Title IV of ERISA, Sections 412 or 430 of the Code or Section 302 of ERISA.

“Pledged Foreign Gate Leaseholds” shall mean, as of any date, the Foreign Gate Leaseholds included in the Collateral as of such date.

“Pledged Route Authorities” shall mean, as of any date, the Route Authorities included in the Collateral as of such date.

“Pledged Slots” shall mean, as of any date, the Slots included in the Collateral as of such date.

“Prior Credit Agreement” means the Credit Agreement as in effect prior to the Seventh Amendment Effective Date.

“Prior Joint Lead Arrangers and Bookrunners” shall have the meaning set forth in the Prior Credit Agreement.

“Prior Restatement Effective Date” shall mean May 21, 2015.

“Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by the Administrative Agent, as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by the Administrative Agent in connection with extensions of credit to debtors); each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“QEC Kits” shall mean the quick engine change kits owned by Parent or any of its Restricted Subsidiaries.

“Qualified Receivables Transaction” shall mean any transaction or series of transactions entered into by Parent or any of its Subsidiaries pursuant to which Parent or any of its Subsidiaries sells, conveys or otherwise transfers to (a) a Receivables Subsidiary or any other Person (in the case of a transfer by Parent or any of its Subsidiaries) and (b) any other Person (in the case of a transfer by a Receivables Subsidiary), or grants a security interest in, any Receivables (whether now existing or arising in the future) of Parent or any of its Subsidiaries, and any assets related thereto including, without limitation, all Equity Interests and other investments in the Receivables Subsidiary, all collateral securing such Receivables, all contracts and all guarantees or other obligations in respect of such Receivables, proceeds of such Receivables and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving Receivables, other than assets that constitute Collateral or proceeds of Collateral.

“Qualified Replacement Assets” shall mean Additional Collateral of the types described in clauses (b), (c), (d) and (e) of the definition of “Additional Collateral.”

“Qualifying Collateral” shall mean Collateral other than Foreign Gate Leaseholds.

“Qualifying Equity Interests” shall mean Equity Interests of Parent other than Disqualified Stock.

“Real Property Assets” shall mean parcels of real property owned in fee by the Borrower or any other Grantor and together with, in each case, all buildings, improvements, facilities, appurtenant fixtures and equipment, easements and other property and rights incidental or appurtenant to the ownership of such parcel of real property or any leasehold interests in real property held by the Borrower or any other Grantor.

“Receivables” shall mean Accounts, and shall also include ticket receivables, sales of frequent flyer miles and other present and future revenues and receivables that may be the subject of a Qualified Receivables Transaction or another financing transaction.

“Receivables Repurchase Obligation” shall mean any obligation of a seller of Receivables in a Qualified Receivables Transaction to repurchase Receivables and related assets arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a Receivable or portion thereof becoming subject to any asserted defense, dispute, offset or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Receivables Subsidiary” shall mean (x) a Subsidiary of Parent which engages in no activities other than in connection with the financing or securitization of Receivables and which is designated by the Board of Directors of the Borrower or of Parent (as provided below) as a Receivables Subsidiary (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (1) is guaranteed by Parent or any Restricted Subsidiary of Parent (other than comprising a pledge of the Capital Stock or other interests in such Receivables Subsidiary (an “incidental pledge”), and excluding any guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to representations, warranties, covenants and indemnities entered into in the Ordinary Course of Business in connection with a Qualified Receivables Transaction), (2) is recourse to or obligates Parent or any Restricted Subsidiary of Parent in any way other than through an incidental pledge or pursuant to representations, warranties, covenants and indemnities entered into in the Ordinary Course of Business in connection with a Qualified Receivables Transaction or (3) subjects any property or asset of Parent or any Subsidiary of Parent (other than accounts receivable and related assets as provided in the definition of “Qualified Receivables Transaction”), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to representations, warranties, covenants and indemnities entered into in the Ordinary Course of Business in connection with a Qualified Receivables Transaction, (b) with which neither Parent nor any Subsidiary of Parent has any material contract, agreement, arrangement or understanding (other than pursuant to the Qualified Receivables Transaction) other than (i) on terms no less favorable to Parent or such Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Parent, and (ii) fees payable in the Ordinary Course of Business in connection with servicing accounts receivable and (c) with which neither Parent nor any Subsidiary of Parent has any obligation to maintain or preserve such Subsidiary’s financial condition, other than a minimum capitalization in customary amounts, or to cause such Subsidiary to achieve certain levels of operating results or (y) any Subsidiary of a Receivables Subsidiary. Any such designation by the Board of Directors of the Borrower or of Parent will be evidenced to the Administrative Agent by filing with the Administrative Agent a certified copy of the resolution of the Board of Directors of the Borrower or of Parent giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing conditions. For the avoidance of doubt, Parent and any Restricted Subsidiary of Parent may enter into Standard Securitization Undertakings for the benefit of a Receivables Subsidiary.

“Recovery Event” shall mean any settlement of or payment by the applicable insurer in respect of any property or casualty insurance claim or any condemnation proceeding relating to any Collateral or any Event of Loss (as defined in the related Collateral Document pursuant to which a security interest in such Collateral is granted to the Collateral Agent or trustee (as applicable), if applicable).

“Refinanced Loans” shall have the meaning set forth in Section 10.08(e).

“Refinanced Revolving Loans” shall have the meaning set forth in Section 10.08(e).

“Refinanced Term Loans” shall have the meaning set forth in Section 10.08(e).

“Regional Airline” shall mean Envoy Aviation Group Inc., Piedmont Airlines, Inc. and PSA Airlines, Inc. and their respective Subsidiaries.

“Register” shall have the meaning set forth in Section 10.02(b)(iv).

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, partners, members, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” shall have the meaning specified in Section 101(22) of the Comprehensive Environmental Response Compensation and Liability Act.

“Relevant Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.

“Relevant Rating” shall have the meaning specified in the definition of “Applicable Margin”.

“Replaceable Lender” shall have the meaning set forth in Section 10.02(j).

“Replacement Loans” shall have the meaning set forth in Section 10.08(e).

“Replacement Revolving Loans” shall have the meaning set forth in Section 10.08(e).

“Replacement Term Loans” shall have the meaning set forth in Section 10.08(e).

“Repricing Event” shall mean (a) any prepayment, repayment, refinancing, substitution or replacement of all or a portion of the 2024 Replacement Term Loans with the proceeds of, or any conversion of 2024 Replacement Term Loans into, any new or replacement Class of, or new facility of, syndicated term loans by the Borrower in the principal amount of the 2024 Replacement Term Loans prepaid, repaid, refinanced, substituted, replaced or converted and secured by the Collateral (including Replacement Term Loans or other term loans under this Agreement) having an “effective yield,” determined by the Administrative Agent in consultation with the Borrower (taking into account interest rate margin and benchmark floors, recurring fees and all upfront or similar fees or original issue discount (amortized over four years) paid to the lenders providing such Indebtedness, but excluding any arrangement, structuring, syndication or other fees payable in connection therewith that are not shared ratably with all lenders or holders of such term loans in their capacities as lenders or holders of such term loans), less than the “effective yield” applicable to the 2024 Replacement Term Loans being prepaid, repaid, refinanced, substituted, replaced or converted (determined on the same basis as provided in the preceding parenthetical) and (b) any amendment to this Agreement (including pursuant to a Replacement Term Loan or other term loans under this Agreement) to the 2024 Replacement Term Loans or any tranche thereof which reduces the “effective yield” applicable to such 2024 Replacement Term Loans (as determined on the same basis as provided in clause (a)), in each case only if the primary purpose of such prepayment, repayment, substitution, replacement or amendment was to reduce the “effective yield” applicable to such 2024 Replacement Term Loans.

“Required Class Lenders” shall mean (i) with respect to any Class of Term Loans, the Term Lenders having more than 50% of all outstanding Term Loans of such Class and (ii) with respect to the Revolving Loans of a Class, the Required Revolving Lenders of such Class. The outstanding Term Loans and Term Loan Commitments of any Defaulting Lender should be disregarded for purposes of any determination with respect to a Class of Term Loans.

“Required Lenders” shall mean, at any time, Lenders holding more than 50% of (a) until the Closing Date, the Commitments then in effect and (b) thereafter, the sum of (i) the aggregate principal amount of all Term Loans outstanding and (ii) the Total Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding. The Revolving Extensions of Credit, outstanding Loans and Commitments of any Defaulting Lender shall be disregarded in determining the “Required Lenders” at any time.

“Required Revolving Lenders” shall mean, at any time, Lenders holding more than 50% of the Total Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding. The Revolving Extensions of Credit and Revolving Commitments of any Defaulting Lender shall be disregarded in determining the “Required Revolving Lenders” at any time.

“Required Term Lenders” shall mean, at any time, Lenders holding more than 50% of (a) until the Closing Date, the Term Loan Commitments then in effect and (b) thereafter, the aggregate principal amount of all Term Loans outstanding. The outstanding Term Loans and Term Loan Commitments of any Defaulting Lender shall be disregarded in determining the “Required Term Lenders” at any time.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” shall mean, with respect to any Person, the Chairman of the Board of Directors, the Vice Chairman of the Board of Directors, the President, the Chief Financial Officer, any Executive Vice President, any Senior Vice President, any Vice President, the Secretary, any Assistant Corporate Secretary, the Treasurer or any Assistant Treasurer.

“Restricted Investment” shall mean an Investment other than a Permitted Investment.

“Restricted Payments” shall have the meaning set forth in Section 6.01(a)(iv).

“Restricted Subsidiary” of a Person shall mean any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“Revolver Availability Date” shall mean December 9, 2013.

“Revolver Extension” shall have the meaning set forth in Section 2.28(b).

“Revolver Extension Offer” shall have the meaning set forth in Section 2.28(b).

“Revolver Extension Offer Date” shall have the meaning set forth in Section 2.28(b)(i).

“Revolving Availability Period” shall mean the period from and including the Revolver Availability Date to but excluding the Revolving Facility Termination Date with respect to the applicable Revolving Commitments.

“Revolving Commitment” shall mean the commitment of each Revolving Lender to make Revolving Loans and participate in Letters of Credit hereunder in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “2024 Incremental Revolving Commitments” opposite its name in Annex A hereto or in the Assignment and Acceptance pursuant to which such Revolving Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The aggregate principal amount of the Revolving Commitments as of the Ninth Amendment Effective Date is $500,000,000.

“Revolving Commitment Percentage” shall mean, at any time, with respect to each Revolving Lender, the percentage obtained by dividing its Revolving Commitment at such time by the Total Revolving Commitment or, if the Revolving Commitments have been terminated, the Revolving Commitment Percentage of each Revolving Lender that existed immediately prior to such termination.

“Revolving Extension of Credit” shall mean, as to any Revolving Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Loans held by such Lender then outstanding and (b) such Lender’s Revolving Commitment Percentage of the LC Exposure then outstanding.

“Revolving Facility” shall mean the Revolving Commitments and the Revolving Loans made and Letters of Credit issued thereunder.

“Revolving Facility Maturity Date” shall mean (a) with respect to 2024 Incremental Revolving Commitments, June 4, 2029, and (b) with respect to Extended Revolving Commitments extended after the Ninth Amendment Effective Date, the final maturity date therefor as specified in the applicable Extension Offer accepted by the respective Revolving Lender or Revolving Lenders.

“Revolving Facility Termination Date” shall mean the earlier to occur of (a) the Revolving Facility Maturity Date with respect to the applicable Revolving Commitments, (b) the acceleration of the Revolving Loans (if any) and the termination of the Commitments in accordance with the terms hereof and (c) the termination of the applicable Revolving Commitments as a whole pursuant to Section 2.11.

“Revolving Lender” shall mean each Lender having a Revolving Commitment. For the avoidance of doubt, each 2024 Incremental Revolving Lender shall constitute a “Lender” and a “Revolving Lender” hereunder and, after the Ninth Amendment Effective Date, the Administrative Agent shall update and/or modify the Register to reflect the transactions contemplated by the Ninth Amendment.

“Revolving Loans” shall have the meaning set forth in Section 2.01(a).

“Route Authorities” shall have the meaning set forth in the SGR Security Agreement.

“S&P” shall mean Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.

“Sage” shall mean Sage Popovich, Inc.

“Sale of a Grantor” shall mean, with respect to any Collateral, an issuance, sale, lease, conveyance, transfer or other disposition of the Capital Stock of the applicable Grantor that owns such Collateral other than (1) an issuance of Equity Interests by a Grantor to Parent or another Restricted Subsidiary of Parent and (2) an issuance of directors’ qualifying shares.

“Scheduled Services” shall have the meaning set forth in the SGR Security Agreement.

“SEC” shall mean the United States Securities and Exchange Commission.

“Secured Parties” shall mean each Agent, any trustee appointed pursuant to Section 8.01(d) with respect to an Aircraft Security Agreement, the Issuing Lenders, the Lenders and all other holders of Obligations.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“SGR Security Agreement” shall mean the Second Amended and Restated Security Agreement (Slots, Foreign Gate Leaseholds and Route Authorities), dated the Seventh Amendment Effective Date, by and among the Borrower, as grantor, the other grantors thereto from time to time and the Collateral Agent, or any subsequent security agreement executed and delivered to the Administrative Agent substantially in the form of Exhibit A-1 hereto.

“Seventh Amendment” means the Seventh Amendment to Amended and Restated Guaranty Credit Agreement, dated as of February 15, 2023, by and among the Borrower, the Guarantor, Barclays Bank PLC, as administrative agent, Deutsche Bank AG New York Branch, as prior administrative agent, and the Lenders party thereto.

“Seventh Amendment Effective Date” shall have the meaning provided in the Seventh Amendment.

“Significant Subsidiary” shall mean any Restricted Subsidiary of Parent that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of this Agreement.

“Sixth Amendment” means the Sixth Amendment to the Prior Credit Agreement, dated as of November 8, 2019 among the Borrower, Deutsche Bank AG New York Branch, as administrative agent and as an issuing lender and the Lenders party thereto.

“Sixth Amendment Effective Date” shall have the meaning provided in the Sixth Amendment.

“Sixth Amendment Extended Revolving Commitments” means the Revolving Commitments of each Sixth Amendment Extending Revolving Lender.

“Sixth Amendment Extending Revolving Lender” shall mean each Revolving Lender that has provided a signature page on or prior to November 8, 2019 voting in favor of accepting the Sixth Amendment Extension Offer and extending the Revolving Facility Maturity Date as set forth in the Sixth Amendment, which, for the avoidance of doubt, shall not include the Fifth Amendment Non-Extending Revolving Lender.

“Sixth Amendment Extension Offer” means the Extension Offer made pursuant to the Sixth Amendment.

“Sixth Amendment Non-Extended Revolving Commitments” means the Revolving Commitments of each Sixth Amendment Non-Extending Revolving Lender.

“Slot” shall mean each FAA Route Slot and each Foreign Route Slot, or any of them.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“Solvent” shall mean, with respect to any Person, that as of the date of determination, (1) the sum of such Person’s debt and liabilities (including contingent and subordinated liabilities) does not exceed the fair value of such Person’s present assets; (2) such Person’s capital is not unreasonably small in relation to its business as contemplated on October 6, 2014; (3) such Person is able to pay its debts and liabilities as they become due (whether at maturity or otherwise) and (4) the present fair saleable value of the property of such Person is greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5 or any other analogous criteria in any jurisdiction).

“South American Countries” shall have the meaning set forth in the SGR Security Agreement.

“Spare Parts” shall mean any and all appliances, parts, instruments, appurtenances, accessories, avionics, furnishings, seats and other equipment of whatever nature which are of the type of aircraft spare parts other than any QEC Kits, excluding any such spare parts to the extent installed on any aircraft or engine from time to time.

“Standard Securitization Undertakings” shall mean all representations, warranties, covenants, indemnities, performance Guarantees and servicing obligations entered into by Parent or any Subsidiary (other than a Receivables Subsidiary), which are customary in connection with any Qualified Receivables Transaction.

“Stated Maturity” shall mean, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the Closing Date, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subject Company” shall have the meaning set forth in Section 6.10(a).

“Subsidiary” shall mean, with respect to any Person:

(1) any corporation, association or other business entity (other than a partnership, joint venture or limited liability company) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person (or a combination thereof); and

(2) any partnership, joint venture or limited liability company of which (A) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise and (B) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Swap Obligation” shall mean, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, assessments, fees, deductions, charges or withholdings imposed by any Governmental Authority including any interest, additions to tax or penalties applicable thereto.

“Temporary FAA Slot” shall mean an FAA Slot that was obtained by any Grantor from another air carrier pursuant to an agreement (including but not limited to a loan agreement, lease agreement, slot exchange agreement or slot release agreement) and is held by such Grantor on a temporary basis.

“Temporary Foreign Slot” shall mean a Foreign Slot that was obtained by any Grantor from another air carrier pursuant to an agreement (including but not limited to a loan agreement, lease agreement, slot exchange agreement or a slot release agreement) and is held by such Grantor on a temporary basis.

“Temporary Slot” shall mean any Temporary FAA Slot or any Temporary Foreign Slot and any FAA Slot or Foreign Slot subject to a Transfer Restriction, in each case, for so long as such Transfer Restriction is in effect.

“Tenth Amendment” means the Tenth Amendment to Amended and Restated Credit and Guaranty Agreement, dated as of December 19, 2024, among the Parent, the Borrower, Barclays Bank PLC, as administrative agent, and JPMorgan Chase Bank, N.A., in its capacity as the designated lender of 2024 Replacement Term Loans.

“Tenth Amendment Effective Date” shall have the meaning provided in the Tenth Amendment.

“Term Lender” shall mean each Lender having a Term Loan Commitment or, as the case may be, an outstanding Term Loan. For the avoidance of doubt, each 2024 Replacement Term Lender shall constitute a “Term Lender” hereunder and after the Tenth Amendment Effective Date, the Administrative Agent shall update and/or modify the Register to reflect the transactions contemplated by the Tenth Amendment.

“Term Loan” shall mean the 2024 Replacement Term Loans and any other Class of Term Loan hereunder.

“Term Loan Commitment” shall mean the commitment of each Term Lender to make Term Loans hereunder and, in the case of the 2024 Replacement Term Loans, in an aggregate principal amount not to exceed the amount set forth under the heading “2024 Replacement Term Loans” opposite its name in the 2024 Replacement

Term Loan Commitment Schedule or in the Assignment and Acceptance pursuant to which such Term Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The aggregate amount of the Term Loan Commitments as of the Tenth Amendment Effective Date is $980,000,000. The Term Loan Commitments as of the Tenth Amendment Effective Date are for 2024 Replacement Term Loans.

“Term Loan Extension” shall have the meaning set forth in Section 2.28(a).

“Term Loan Extension Offer” shall have the meaning set forth in Section 2.28(a).

“Term Loan Facility” shall mean the Term Loan Commitments and the Term Loans made thereunder.

“Term Loan Maturity Date” shall mean, with respect to (a) 2024 Replacement Term Loans, February 15, 2028 and (b) with respect to any Extended Term Loans extended after the Tenth Amendment Effective Date, the final maturity date therefor as specified in the applicable Extension Offer accepted by the respective Term Lenders (as the same may be further extended pursuant to Section 2.28).

“Term Loan Termination Date” shall mean the earlier to occur of (a) the Term Loan Maturity Date and (b) the acceleration of the Term Loans in accordance with the terms hereof.

“Term SOFR” means,

(a) for any calculation with respect to a Term SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b) for any calculation with respect to an ABR Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “ABR Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any ABR Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such ABR Term SOFR Determination Day.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Term SOFR Tranche” shall mean the collective reference to Term SOFR Loans under a particular Facility the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Termination Date” shall mean (i) with respect to the Revolving Loans, the Revolving Facility Termination Date applicable to the related Revolving Commitments and (ii) with respect to the Term Loans, the Term Loan Termination Date.

“Title 14” shall have the meaning set forth in the SGR Security Agreement.

“Title 49” shall have the meaning set forth in the SGR Security Agreement.

“Total Obligations” shall have the meaning provided in the definition of “Collateral Coverage Ratio.”

“Total Revolving Commitment” shall mean, at any time, the sum of the Revolving Commitments at such time.

“Total Revolving Extensions of Credit” shall mean, at any time, the aggregate amount of the Revolving Extensions of Credit of the Revolving Lenders outstanding at such time.

“Transactions” shall mean the execution, delivery and performance by the Borrower and Guarantors of this Agreement and the other Loan Documents to which they may be a party, the creation of the Liens in the Collateral in favor of the Collateral Agent for the benefit of the Secured Parties, the borrowing of Loans and the use of the proceeds thereof, and the request for and issuance of Letters of Credit hereunder.

“Transfer Restriction” shall have the meaning set forth in the SGR Security Agreement.

“Type,” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Term SOFR Reference Rate or the Alternate Base Rate and when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment or a Term Loan Commitment.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time in any applicable jurisdiction.

“UK Debenture” shall mean any debenture executed and delivered to the Administrative Agent substantially in the form of Exhibit A-2.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“United States” or “U.S.” shall mean the United States of America.

“United States Citizen” shall have the meaning set forth in Section 3.02.

“Unrestricted Subsidiary” shall mean any Subsidiary of Parent (other than the Borrower or US Airways) that is designated by Parent as an Unrestricted Subsidiary in compliance with Section 5.05 or any Subsidiary of an Unrestricted Subsidiary, but only if such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt;

(2) except as permitted by Section 6.05, is not party to any agreement, contract, arrangement or understanding with Parent or any Restricted Subsidiary of Parent unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Parent or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Parent;

(3) is a Person with respect to which neither Parent nor any of its Restricted Subsidiaries has any direct or indirect obligation (A) to subscribe for additional Equity Interests or (B) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results;

(4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Parent or any of its Restricted Subsidiaries; and

(5) does not own any assets or properties that constitute Collateral.

“Unused Total Revolving Commitment” shall mean, at any time, (a) the Total Revolving Commitment less (b) the Total Revolving Extensions of Credit.

“US Airways” shall mean US Airways, Inc., a Delaware corporation which merged with and into the Borrower with the Borrower as the surviving entity.

“US Airways Closing Date” shall mean May 24, 2013.

“US Airways Indenture” shall mean the Indenture, dated as of May 24, 2013, between US Airways and Wilmington Trust, National Association, as trustee, as amended or supplemented from time to time.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“Use or Lose Rule” shall mean with respect to Slots, any applicable utilization requirements issued by the FAA, other Governmental Authorities, any Foreign Aviation Authorities or any Airport Authorities.

“Voting Stock” of any specified Person as of any date shall mean the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (A) the amount of each then remaining Installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (B) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

“Withholding Agent” shall mean any of the Borrower, a Guarantor and the Administrative Agent.

“Working Capital” shall mean, as of any date, (i) the current assets (excluding cash and Cash Equivalents) of Parent minus (ii) the current liabilities of Parent (other than the current portion of long term debt), in each case, determined on a consolidated basis and otherwise, in accordance with GAAP as of such date.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

“Yield Differential” shall have the meaning set forth in Section 2.27(c)(iv).

SECTION 1.02. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented, extended, amended and restated or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s permitted successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, unless expressly provided otherwise, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (f) “knowledge” or “aware” or words of similar import shall mean, when used in reference to the Borrower or the Guarantors, the actual knowledge of any Responsible Officer of the Borrower or such Guarantors, as applicable.

SECTION 1.03. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders or Required Class Lenders, as applicable, request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Upon any such request for an amendment, the Borrower, the Required Lenders and the Administrative Agent agree to consider in good faith any such amendment in order to amend the provisions of this Agreement so as to reflect equitably such accounting changes so that the criteria for evaluating Parent’s consolidated financial condition shall be the same after such accounting changes as if such accounting changes had not occurred.

SECTION 1.04. Effect of Restatement.

(a) The effectiveness of this Agreement shall not constitute a novation of any Obligations owing under the Credit Agreement. All Loans, Letters of Credit outstanding under the Credit Agreement and all accrued and unpaid amounts owing by the Borrower or any Guarantor pursuant to the Credit Agreement shall continue to be outstanding and owing hereunder. Any payment or performance of any Obligation under the Credit Agreement or any Obligation described in this Agreement during any period prior to the Seventh Amendment Effective Date shall constitute payment or performance of such Obligation under this Agreement. Any usage under any “basket” set forth in any covenant or exception in the Credit Agreement shall be included in the determination of baskets under this Agreement.

(b) After giving effect to this Agreement and the modifications effectuated thereby, each reference to the Credit Agreement in the Loan Documents shall be deemed to be a reference to this Agreement.

ARTICLE II

AMOUNT AND TERMS OF CREDIT

SECTION 2.01. Commitments of the Lenders; Term Loans.

(a) Revolving Commitments.

(i) Each Revolving Lender severally, and not jointly with the other Revolving Lenders, agrees, upon the terms and subject to the conditions herein set forth, to make revolving credit loans denominated in Dollars (each a “Revolving Loan” and collectively, the “Revolving Loans”) to the Borrower at any time and from time to time during the Revolving Availability Period in an aggregate principal amount not to exceed, when added to such Revolving Lender’s LC Exposure, the Revolving Commitment of such Revolving Lender, which Revolving Loans may be repaid and reborrowed in accordance with the provisions of this Agreement. At no time shall the sum of the then outstanding aggregate principal amount of the Revolving Loans plus the LC Exposure exceed the Total Revolving Commitment.

(ii) Each Borrowing of a Revolving Loan shall be made from the Revolving Lenders pro rata in accordance with their respective Revolving Commitments; provided, however, that the failure of any Revolving Lender to make any Revolving Loan shall not in itself relieve the other Revolving Lenders of their obligations to lend.

(b) Term Loan Commitments. On the Tenth Amendment Effective Date, each 2024 Replacement Term Lender agrees to make to the Borrower the 2024 Replacement Term Loans denominated in Dollars in an aggregate principal amount equal to such 2024 Replacement Term Lender’s 2024 Replacement Term Loan Commitment as of the Tenth Amendment Effective Date in accordance with the terms and conditions of the Tenth Amendment.

(c) Type of Borrowing. Each Borrowing shall be comprised entirely of ABR Loans or Term SOFR Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Term SOFR Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement. There may be multiple Borrowings incurred, converted or continued on the same day.

(d) Amount of Borrowing. At the commencement of each Interest Period for any Term SOFR Borrowing, such Borrowing shall be in an aggregate amount that is in an integral multiple of $1,000,000 and not less than $1,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $1,000,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire Unused Total Revolving Commitment or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.02(e). Borrowings of more than one Type may be outstanding at the same time.

(e) Limitation on Interest Period. Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, (i) any Borrowing of a Revolving Loan if the Interest Period requested with respect thereto would end after the Revolving Facility Maturity Date with respect to the applicable Revolving Commitments or (ii) any Borrowing of a Term Loan if the Interest Period requested with respect thereto would end after the applicable Term Loan Maturity Date.

SECTION 2.02. Letters of Credit.

(a) LC Commitment. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of and (subject to the representation in the second sentence of clause (b) below being true and correct) each Issuing Lender agrees to issue Letters of Credit in Dollars upon request of the Borrower at any time and from time to time from the Revolver Availability Date to but excluding the date that is five (5) Business Days prior to the Revolving Facility Maturity Date, for the Borrower’s own account or the account of any other Subsidiary of Parent; provided that no Issuing Lender shall issue (or amend, renew or extend) any Letter of Credit if, after giving effect to such issuance (or amendment, renewal or extension), (i) the LC Exposure in respect of Letters of Credit issued by it would exceed its LC Commitment or (ii) the aggregate amount of the Unused Total Revolving Commitment would be less than zero.

(b) Notice of Issuance, Amendment, Renewal, Extension. The Borrower may request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit) by delivering (i) telephonic notice promptly followed by written Letter of Credit Request or (ii) hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Lender (which approval shall not be unreasonably withheld, delayed or conditioned)) to the applicable Issuing Lender and the Administrative Agent (at least three (3) Business Days in advance of the requested date of issuance, amendment, renewal or extension) a written Letter of Credit Request requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying (1) the date of issuance, amendment, renewal or extension (which shall be a Business Day), (2) the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this

Section 2.02), (3) the amount of such Letter of Credit, (4) the name and address of the beneficiary thereof and (5) such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. Upon the issuance, amendment, renewal or extension of each Letter of Credit, the Borrower shall be deemed to represent and warrant that, after giving effect to such issuance, amendment, renewal or extension, (x) the LC Exposure shall not exceed the LC Commitment and (y) the aggregate amount of the Unused Total Revolving Commitment shall not be less than zero. If requested by the applicable Issuing Lender, the Borrower also shall submit a letter of credit application on such Issuing Lender’s standard form in connection with any request for a Letter of Credit; provided that, to the extent such standard form (and/or any related reimbursement agreement) is inconsistent with the Loan Documents, the Loan Documents shall control. Upon receipt of a written notice from the Administrative Agent that the applicable conditions in Section 4.02 have been satisfied, the Issuing Lender shall issue the requested Letter of Credit in accordance with its usual and customary procedures. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, an Issuing Lender relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date that is (x) one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) or (y) such later date as may be agreed by the Borrower and the Issuing Lender, and (ii) the date that is five (5) Business Days prior to the Revolving Facility Maturity Date with respect to the applicable Revolving Commitments (provided that, to the extent that all of the participations in such Letter of Credit held by the holders of such Revolving Commitments have been re-allocated or Cash Collateralized pursuant to the terms of any Extension Amendment, such Revolving Commitments shall be disregarded for purposes of this clause (ii)).

(d) Participations. By the issuance of a Letter of Credit (or an amendment, renewal or extension of a Letter of Credit, including any amendment increasing the amount thereof), and without any further action on the part of the applicable Issuing Lender or the Revolving Lenders, such Issuing Lender hereby grants to each Revolving Lender (other than such Issuing Lender), and each Revolving Lender (other than such Issuing Lender) hereby acquires from such Issuing Lender, a participation in such Letter of Credit equal to such Revolving Lender’s Revolving Commitment Percentage of the amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender (other than the applicable Issuing Lender) hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of such Issuing Lender, such Revolving Lender’s Revolving Commitment Percentage of the amount of each LC Disbursement made by such Issuing Lender and not reimbursed by the Borrower on the date due as provided in Section 2.02(e), or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Revolving Lender (other than the applicable Issuing Lender) acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence of an Event of Default or reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement.

(i) If an Issuing Lender shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement (whether or not such Letter of Credit was issued for the Borrower’s own account or in its name for the account or name of any other Subsidiary of the Parent) by paying to the Administrative Agent an amount equal to the amount of such LC Disbursement not later than the first Business Day following the date the Borrower receives notice from the Issuing Lender of such LC Disbursement; provided that, in the case of any LC Disbursement, to the extent not reimbursed and, subject to the satisfaction (or waiver) of the conditions to borrowing set forth herein, including, without limitation, making a request in accordance with Section 2.03(a) that such payment shall be financed with a Borrowing of ABR Revolving Loans, as the case may be, in an equivalent amount, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Borrowing of ABR Revolving Loans.

(ii) If the Borrower fails to make any payment due under the preceding paragraph (i) with respect to a Letter of Credit when due (including by a Borrowing), the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Revolving Lender’s Revolving Commitment Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Revolving Commitment Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.04 with respect to Revolving Loans made by such Revolving Lender (and Section 2.04 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Issuing Lender the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this Section 2.02(e) with respect to any LC Disbursement, the Administrative Agent shall distribute such payment to the applicable Issuing Lender or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse such Issuing Lender, then to such Revolving Lenders and such Issuing Lender as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse the applicable Issuing Lender for any LC Disbursement (other than the funding of ABR Loans as contemplated above) shall not constitute a Revolving Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in Section 2.02(e) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein or herein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the applicable Issuing Lender under a Letter of Credit against presentation of a draft or other document that does not comply strictly with the terms of such Letter of Credit or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.02, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Revolving Lenders, nor the applicable Issuing Lender, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the applicable Issuing Lender. Nothing in the preceding two sentences shall be construed to excuse an Issuing Lender from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower (i) that are caused by such Issuing Lender’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof or (ii) that result from such Issuing Lender’s willful or grossly negligent failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of such Letter of Credit (as finally determined by a court of competent jurisdiction). The parties hereto expressly agree that, in the absence of gross negligence, bad faith or willful misconduct on the part of the applicable Issuing Lender (as finally determined by a court of competent jurisdiction), the applicable Issuing Lender shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Lender may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The applicable Issuing Lender shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The applicable Issuing Lender shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment, whether the applicable Issuing Lender has made or will make an LC Disbursement thereunder and the amount of such LC Disbursement; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the applicable Issuing Lender and the Revolving Lenders with respect to any such LC Disbursement in accordance with the terms herein.

(h) Interim Interest. If the applicable Issuing Lender shall make any LC Disbursement, then, unless the Borrower shall reimburse (including by a Borrowing) such LC Disbursement in full not later than the first Business Day following the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the Borrower fails to reimburse (including by a Borrowing) such LC Disbursement when due pursuant to Section 2.02(e), then Section 2.08 shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Lender, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to Section 2.02(e) to reimburse the applicable Issuing Lender shall be for the account of such Lender to the extent of such payment.

(i) Replacement of the Issuing Lender. Any Issuing Lender may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Lender and the successor Issuing Lender. The Administrative Agent shall notify the Revolving Lenders of any such replacement of an Issuing Lender. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Lender pursuant to Section 2.21. From and after the effective date of any such replacement, (i) the successor Issuing Lender shall have all the rights and obligations of the Issuing Lender under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Lender” shall be deemed to refer to such successor or to any previous Issuing Lender, or to such successor and all previous Issuing Lenders, as the context shall require. After the replacement of an Issuing Lender hereunder, the replaced Issuing Lender shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Lender under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j) Replacement of Letters of Credit; Cash Collateralization. The Borrower shall (i) upon or prior to the occurrence of the earlier of (A) the Revolving Facility Maturity Date with respect to all Revolving Commitments and (B) the acceleration of the Revolving Loans (if any) and the termination of the Revolving Commitments in accordance with the terms hereof, (x) cause all Letters of Credit which expire after the earlier to occur of (A) the Revolving Facility Maturity Date with respect to all Revolving Commitments and (B) the acceleration of the Revolving Loans (if any) and the termination of the Revolving Commitments in accordance with the terms hereof (the “Outstanding Letters of Credit”) to be returned to the applicable Issuing Lender undrawn and marked “cancelled” or (y) if the Borrower does not do so in whole or in part either (A) provide one or more “back-to-back” letters of credit to each applicable Issuing Lender with respect to any such Outstanding Letters of Credit in a form reasonably satisfactory to each such Issuing Lender and the Administrative Agent, issued by a bank reasonably satisfactory to each such Issuing Lender and the Administrative Agent, and/or (B) deposit cash in the Letter of Credit Account, as collateral security for the Borrower’s reimbursement obligations in connection with any such Outstanding Letters of Credit, such cash (or any applicable portion thereof) to be promptly remitted to the Borrower upon the expiration, cancellation or other termination or satisfaction of the Borrower’s reimbursement obligations with respect to such Outstanding Letters of Credit, in whole or in part, in an aggregate principal amount for all such “back-to-back” letters of credit and any such Cash Collateralization equal to 102% of the then outstanding amount of all LC Exposure (less the amount, if any, on deposit in the Letter of Credit Account prior to taking any action pursuant to clauses (A) or (B) above), and (ii) if required pursuant to Section 2.02(l), 2.12(c), 2.12(d), 2.12(e), 2.12(g), 2.26(d)(ii), 2.26(e)(ii), 2.26(f) or 7.01 or pursuant to any Extension Amendment, deposit in the Letter of Credit Account an amount required pursuant to Section 2.02(l), 2.12(c), 2.12(d), 2.12(e), 2.12(g), 2.26(d)(ii), 2.26(e)(ii), 2.26(f) or 7.01, or pursuant to any such Extension Amendment, as applicable (any such deposit or provision of “back-to-back” letters of credit described in the preceding clause (i) or clause (ii), “Cash Collateralization” (it being understood that any LC Exposure shall be deemed to be “Cash Collateralized” only to the extent a deposit or provision of “back-to-back” letters of credit as described above is made in an amount equal to 102% of the amount of such LC Exposure)). The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over the Letter of Credit Account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent (in accordance with its usual and customary practices for investments of this type) and at the Borrower’s risk and reasonable expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account and shall be paid to the Borrower on its request. Moneys in such account shall be applied by the Administrative Agent to reimburse the applicable Issuing Lender for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time. If the Borrower is required to provide Cash Collateralization hereunder pursuant to

Section 2.02(l), 2.12(c), 2.12(d), 2.12(e), 2.12(g), 2.26(d)(ii), 2.26(e)(ii) or 2.26(f), or the terms of any Extension Amendment, such Cash Collateralization (to the extent not applied as contemplated by the applicable section) shall be returned to the Borrower within three (3) Business Days after the applicable section (or Extension Amendment) no longer requires the provision of such Cash Collateralization.

(k) Issuing Lender Agreements. Unless otherwise requested by the Administrative Agent, each Issuing Lender shall report in writing to the Administrative Agent (i) on the first Business Day of each week, the daily activity (set forth by day) in respect of Letters of Credit during the immediately preceding week, including all issuances, extensions, amendments and renewals, all expirations and cancellations and all disbursements and reimbursements, (ii) on or prior to each Business Day on which such Issuing Lender expects to issue, amend, renew or extend any Letter of Credit, the date of such issuance, amendment, renewal or extension, the aggregate face amount of the Letters of Credit to be issued, amended, renewed, or extended by it (and whether, subject to Section 2.02(b), the face amount of any such Letter of Credit was changed thereby) and the aggregate face amount of such Letters of Credit outstanding after giving effect to such issuance, amendment, renewal or extension, (iii) on each Business Day on which such Issuing Lender makes any LC Disbursement, the date of such LC Disbursement and the amount of such LC Disbursement, (iv) on any Business Day on which the Borrower fails to reimburse an LC Disbursement required to be reimbursed to such Issuing Lender on such day, the date of such failure, and the amount of such LC Disbursement and (v) on any other Business Day, such other information as the Administrative Agent shall reasonably request. The Issuing Lender shall furnish a copy of each Letter of Credit to the Borrower and the Administrative Agent promptly following the issuance, amendment, renewal and extension thereof.

(l) Provisions Related to Extended Revolving Commitments. If the Revolving Facility Maturity Date in respect of any tranche of Revolving Commitments occurs prior to the expiration of any Letter of Credit with respect to which Lenders holding such Revolving Commitments hold participation interests, then (i) if one or more other tranches of Revolving Commitments in respect of which the Revolving Facility Maturity Date shall not have occurred are then in effect, such Letters of Credit automatically shall be deemed to have been issued (including for purposes of the obligations of the Revolving Lenders to purchase participations therein and to make payments in respect thereof pursuant to Section 2.02(d) or (e) and for any reallocations required pursuant to Section 2.26(d)(i)) under (and ratably participated in by Revolving Lenders pursuant to) the Revolving Commitments in respect of such non-terminating tranches up to an aggregate amount not to exceed the aggregate principal amount of the Unused Total Revolving Commitments thereunder at such time (it being understood that no partial face amount of any Letter of Credit may be so reallocated) and (ii) to the extent not reallocated pursuant to the immediately preceding clause (i), the Borrower shall Cash Collateralize any such Letter of Credit in accordance with Section 2.02(j). For the avoidance of doubt, commencing with the Revolving Facility Maturity Date of any tranche of Revolving Commitments, the sublimit for Letters of Credit under any tranche of Revolving Commitments that has not so then matured shall be as agreed in the relevant Extension Amendment with such Revolving Lenders (to the extent such Extension Amendment so provides).

SECTION 2.03. Requests for Loans.

(a) Revolving Loans. Unless otherwise agreed to by the Administrative Agent in connection with making the initial Revolving Loans, to request a Revolving Loan, the Borrower shall notify the Administrative Agent of such request by (i) telephone or (ii) by hand or by facsimile delivery of a written Loan Request (A) in the case of a Term SOFR Loan, not later than 2:00 p.m., New York City time, three (3) U.S. Government Securities Business Days before proposed Borrowing Date and (B) in the case of an ABR Loan, not later than 11:00 a.m., New York City time, on the proposed Borrowing Date. Each such telephonic Revolving Loan request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Loan Request signed by the Borrower. Each such telephonic Revolving Loan request and written Loan Request shall specify the following information in compliance with Section 2.01:

(i) the aggregate amount of the requested Revolving Loan (which shall comply with Section 2.01(d));

(ii) the Borrowing Date of such Revolving Loan, which shall be a Business Day;

(iii) whether such Revolving Loan is to be an ABR Loan or a Term SOFR Loan; and

(iv) in the case of a Term SOFR Loan, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period.”

If no election as to the Type of Revolving Loan is specified, then the requested Revolving Loan shall be an ABR Loan. If no Interest Period is specified with respect to any requested Term SOFR Loan, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Loan Request in accordance with this Section 2.03(a), the Administrative Agent shall advise each Revolving Lender of the details thereof and of the amount of such Revolving Lender’s Loan to be made as part of the requested Revolving Loan.

(b) Term Loans. Unless otherwise agreed to by the Administrative Agent, to request the Term Loans, the Borrower shall notify the Administrative Agent of such request by telephone (i) in the case of a Term SOFR Loan, not later than 2:00 p.m., New York City time, two (2) U.S. Government Securities Business Days before the Closing Date (or one (1) U.S. Government Securities Business Day before the Tenth Amendment Effective Date, as applicable) and (ii) in the case of an ABR Loan, not later than 1:00 p.m., New York City time one (1) Business Day before the Closing Date. Each such telephonic Term Loan request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Loan Request signed by the Borrower. Each such telephonic and written Loan Request shall specify the following information in compliance with Section 2.01:

(i) the aggregate amount of the requested Term Loan (which shall comply with Section 2.01(d));

(ii) the Borrowing Date of such Term Loan, which shall be a Business Day;

(iii) whether such Term Loan is to be an ABR Loan or a Term SOFR Loan; and

(iv) in the case of a Term SOFR Loan, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period.”

If no election as to the Type of Term Loan is specified, then the requested Term Loan shall be an ABR Loan. If no Interest Period is specified with respect to any requested Term SOFR Loan, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Loan Request in accordance with this Section 2.03(b), the Administrative Agent shall advise each Term Lender of the details thereof and of the amount of such Term Lender’s Loan to be made as part of the requested Term Loan.

SECTION 2.04. Funding of Loans.

(a) Each Revolving Lender shall make each Revolving Loan to be made by it hereunder on the proposed Borrowing Date by wire transfer of immediately available funds by 12:00 noon, New York City time, or such earlier time as may be reasonably practicable, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. Upon satisfaction or waiver of the conditions precedent specified herein, the Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account designated by the Borrower in the applicable Loan Request; provided that ABR Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.02(e) shall be remitted by the Administrative Agent to the relevant Issuing Lender.

(b) Each Term Lender shall make each Term Loan to be made by it hereunder on the Borrowing Date by wire transfer of immediately available funds by 12:00 p.m., New York City time, or such earlier time as may be reasonably practicable, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. Upon satisfaction or waiver of the conditions precedent specified herein, the Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account designated by the Borrower in the applicable Loan Request.

(c) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed Borrowing Date (or, with respect to any ABR Loan made on same-day notice, prior to 12:00 p.m., New York City time, on the Borrowing Date of such Loan) that such Lender will not make available to the Administrative Agent such Lender’s share of such Loan, the Administrative Agent may assume that such Lender has made such share available on such Borrowing Date in accordance with paragraph (a) and/or (b) of this Section 2.04 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Loan available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith upon written demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate otherwise applicable to such Loan. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Loan and the Borrower shall not be obligated to repay such amount pursuant to the preceding sentence if not previously repaid.

SECTION 2.05. Interest Elections.

(a) The Borrower may elect from time to time to (i) convert ABR Loans to Term SOFR Loans, (ii) convert Term SOFR Loans to ABR Loans; provided that any such conversion of Term SOFR Loans may be made only on the last day of an Interest Period with respect thereto or (iii) continue any Term SOFR Loan as such upon the expiration of the then current Interest Period with respect thereto.

(b) To make an Interest Election Request pursuant to this Section 2.05, the Borrower shall notify the Administrative Agent of such election by hand or facsimile delivery or by electronic mail of a written Interest Election Request by the time that a Loan Request would be required under Section 2.03(a) or Section 2.03(b) if the Borrower were requesting a Loan of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery, electronic mail or telecopy to the Administrative Agent of a written Interest Election Request in substantially the same form as a Loan Request signed by the Borrower.

(c) Each written Interest Election Request shall specify the following information in compliance with Section 2.01:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Term SOFR Borrowing; and

(iv) if the resulting Borrowing is a Term SOFR Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”

If any such Interest Election Request requests a Term SOFR Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Term SOFR Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to a one-month Term SOFR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing, and upon the request of the Required Lenders, (i) no outstanding Borrowing may be converted to or continued as a Term SOFR Borrowing and (ii) unless repaid, each Term SOFR Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.06. Limitation on Term SOFR Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Term SOFR Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Term SOFR Loans comprising each Term SOFR Tranche shall be equal to $1,000,000 or a whole multiple of $1,000,000 in excess thereof and (b) no more than twenty Term SOFR Tranches shall be outstanding at any one time.

SECTION 2.07. Interest on Loans.

(a) Subject to the provisions of Section 2.08, each ABR Loan shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 days or 366 days in a leap year) at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin.

(b) Subject to the provisions of Section 2.08, each Term SOFR Loan shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal, during each Interest Period applicable thereto, to the Adjusted Term SOFR for such Interest Period in effect for such Borrowing plus the Applicable Margin.

(c) Accrued interest on all Loans shall be payable in arrears on each Interest Payment Date applicable thereto, on the Termination Date with respect to such Loans and thereafter on written demand and upon any repayment or prepayment thereof (on the amount repaid or prepaid); provided that in the event of any conversion of any Term SOFR Loan to an ABR Loan, accrued interest on such Loan shall be payable on the effective date of such conversion.

(d) In connection with the use or administration of Term SOFR, the Administrative Agent, in consultation with the Borrower, will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Administrative Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.

SECTION 2.08. Default Interest. If the Borrower or any Guarantor, as the case may be, shall default in the payment of the principal of or interest on any Loan or in the payment of any other amount becoming due hereunder (including, without limitation, the reimbursement pursuant to Section 2.02(e) of any LC Disbursements), whether at Stated Maturity, by acceleration or otherwise, the Borrower or such Guarantor, as the case may be, shall on written demand of the Administrative Agent from time to time pay interest, to the extent permitted by law, on all overdue amounts up to (but not including) the date of actual payment (after as well as before judgment) at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 360 days or, when the Alternate Base Rate is applicable, a year of 365 days or 366 days in a leap year) equal to (a) with respect to the principal amount of any Loan, the rate then applicable for such Borrowings plus 2.0%, and (b) in the case of all other amounts, the rate applicable for ABR Loans plus 2.0%.

SECTION 2.09. Benchmark Replacement Setting.

(a) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, the Administrative Agent and the Borrower may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all affected Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 2.09(a)(i) will occur prior to the applicable Benchmark Transition Start Date.

(b) Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent, in consultation with the Borrower, will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(c) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.09(d) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.09, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.09.

(d) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e) Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any pending request for a Term SOFR Borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Loans. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Alternate Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Alternate Base Rate.

SECTION 2.10. Amortization of Term Loans; Repayment of Loans; Evidence of Debt.

(a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the ratable account of each Revolving Lender the then unpaid principal amount of each Revolving Loan then outstanding on the Revolving Facility Termination Date applicable to such Revolving Loan.

(b) The principal amounts of the 2024 Replacement Term Loans shall be repaid in consecutive annual installments (each, an “Installment”) of $10,000,000 (representing 1.00% of the original aggregate principal amount of the Seventh Amendment Extended Term Loans (as defined in the Seventh Amendment) as of the Seventh Amendment Effective Date commencing on June 27, 2023). Notwithstanding the foregoing, (1) such Installments shall be reduced in connection with any mandatory or voluntary prepayments of the 2024 Replacement Term Loans in accordance with Sections 2.12 and 2.13, as applicable and (2) the Term Loans, together with all other amounts owed hereunder with respect thereto, shall, in any event, be paid in full no later than the applicable Term Loan Termination Date.

(c) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof. The Borrower shall have the right, upon reasonable notice, to request information regarding the accounts referred to in the preceding sentence.

(e) The entries made in the accounts maintained pursuant to paragraph (c) or (d) of this Section 2.10 shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(f) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall promptly execute and deliver to such Lender a promissory note payable to such Lender and its registered assigns in a form furnished by the Administrative Agent and reasonably acceptable to the Borrower. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.02) be represented by one or more promissory notes in such form payable to such payee and its registered assigns.

SECTION 2.11. Optional Termination or Reduction of Revolving Commitments. Upon at least one (1) Business Day prior written notice to the Administrative Agent, the Borrower may at any time in whole permanently terminate the Total Revolving Commitment (subject to compliance with Section 2.12(e)), or from time to time in part permanently reduce the Unused Total Revolving Commitment; provided that each such notice shall be revocable at any time prior to such reduction or termination, as the case may be, or to the extent such termination or reduction would have resulted from a refinancing of the Obligations, which refinancing shall not be consummated or shall otherwise be delayed. Each such reduction of the Unused Total Revolving Commitment shall be in the principal amount not less than $1,000,000 and in an integral multiple of $1,000,000. Simultaneously with each reduction or termination of the Revolving Commitment, the Borrower shall pay to the Administrative Agent for the account of each Revolving Lender the Commitment Fee accrued and unpaid on the amount of the Revolving Commitment of such Revolving Lender so terminated or reduced through the date thereof. Any reduction of the Unused Total Revolving Commitment pursuant to this Section 2.11 shall be applied to reduce the Revolving Commitment of each Revolving Lender on a pro rata basis.

SECTION 2.12. Mandatory Prepayment of Loans; Commitment Termination.

(a) If, as a result of a Disposition of Collateral or Recovery Event (which for the purposes of Section 6.04 shall be deemed to be a Disposition that is not a voluntary Disposition), the Borrower is not in compliance with Section 6.04 within the time periods set forth in Section 6.04, the Borrower shall deposit, on the next Business Day (or, if later, within five (5) Business Days of Parent or any of its Subsidiaries receiving any Net Proceeds as a result of such Disposition of Collateral or Recovery Event), cash in an amount (the “Net Proceeds Amount”) equal to the amount of such received Net Proceeds (solely to the extent necessary to maintain compliance with Section 6.04) into the Collateral Proceeds Account that is maintained with the Collateral Agent for such purpose and subject to an Account Control Agreement and thereafter such Net Proceeds Amount shall be applied (to the extent not otherwise applied pursuant to the immediately succeeding proviso and solely to the extent the Borrower is not in compliance with Section 6.04) in accordance with the requirements of Section 2.12(c); provided that (i) the Borrower may use such Net Proceeds Amount to replace with Qualified Replacement Assets or, solely in the case of any Net Proceeds Amount in respect of any Recovery Event, repair the assets which are the subject of such Disposition of Collateral or Recovery Event within 365 days after such deposit is made, (ii) all such Net Proceeds Amounts shall be subject to release as provided in Section 6.09(c) or, at the option of the Borrower at any time, may be applied in accordance with the requirements of Section 2.12(c) and (iii) upon the occurrence of an Event of Default, the amount of any such deposit may be applied by the Administrative Agent in accordance with Section 2.12(c); provided, further that any release of any Net Proceeds Amount pursuant to clause (ii) of this Section 2.12(a) shall be conditioned on the Borrower being in compliance with Section 6.04 after giving effect thereto (it being understood that the failure to be in compliance with Section 6.04 shall not prevent the release of any Net Proceeds Amount in connection with any repair or replacement of assets permitted hereunder so long as no decrease in the Collateral Coverage Ratio will result therefrom).

(b) The Borrower shall prepay the Loans (without, in the case of any Revolving Loan, any corresponding reduction in Revolving Commitments) when and in an amount necessary to comply with Section 6.09(b).

(c) Amounts required to be applied to the prepayment of Loans pursuant to Sections 2.12(a), (b), (h) and (i) shall be applied to prepay the outstanding Term Loans in accordance with Section 2.17(e)(i) and/or the outstanding Revolving Loans in accordance with Section 2.17(e)(ii) (and to provide Cash Collateralization for the outstanding LC Exposure following the repayment of all outstanding Revolving Loans), in an amount necessary to comply with Section 6.04 or 6.09(b), as the case may be, in each case as directed by the Borrower. Any such prepayments of Revolving Loans (and Cash Collateralization of the outstanding LC Exposure) shall not result in a corresponding permanent reduction in the Revolving Commitments. Any Cash Collateralization of outstanding LC Exposure shall be consummated in accordance with Section 2.02(j). The application of any prepayment pursuant to this Section 2.12 shall be made, first, to ABR Loans and, second, to Term SOFR Loans. Term Loans prepaid pursuant to this Section 2.12 may not be reborrowed.

(d) If at any time the Total Revolving Extensions of Credit for any reason exceed the Total Revolving Commitment at such time, the Borrower shall prepay Revolving Loans on a pro rata basis in an amount sufficient to eliminate such excess. If, after giving effect to the prepayment of all outstanding Revolving Loans, the Total Revolving Extensions of Credit exceed the Total Revolving Commitment then in effect, the Borrower shall Cash Collateralize outstanding Letters of Credit to the extent of such excess.

(e) Upon the Revolving Facility Termination Date applicable to any Revolving Commitment, such Revolving Commitment shall be terminated in full and the Borrower shall repay the applicable Revolving Loans in full and, except as the Administrative Agent may otherwise agree in writing, if any Letter of Credit remains outstanding, comply with Section 2.02(j) in accordance therewith.

(f) All prepayments under this Section 2.12 shall be accompanied by accrued but unpaid interest on the principal amount being prepaid to (but not including) the date of prepayment, plus, if applicable, any accrued and unpaid Fees and any losses, costs and expenses, as more fully described in Section 2.15.

(g) If a Change of Control occurs, within thirty (30) days following the occurrence of such Change of Control, the Borrower (or Parent (or any third party on behalf of the Borrower)) shall (i) prepay all of the outstanding Loans at a prepayment price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of prepayment, (ii) discharge all of the LC Exposure, if any, by Cash Collateralizing such LC Exposure and (iii) terminate all of the Unused Total Revolving Commitment, if any, in accordance with this Section 2.12.

(h) If, at any time, it is determined that a Core Collateral Failure has occurred, and the Borrower has not granted (or caused another Grantor to grant), within the time period specified in Section 6.09(b)(y), a security interest in Additional Collateral such that following such grant, the Collateral shall include Core Collateral, the Borrower shall (i) prepay all of the outstanding Loans at a prepayment price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of prepayment, (ii) discharge all of the LC Exposure, if any, by Cash Collateralizing such LC Exposure and (iii) terminate all of the Unused Total Revolving Commitment, if any, in accordance with this Section 2.12.

(i) If, immediately after giving effect to any Borrower Release, there would be a Collateral Coverage Ratio Failure, the Borrower shall do one or more of the following: (1) grant (or cause another Grantor to grant) a security interest in Additional Collateral and/or (2) prepay or cause to be prepaid the Loans and (if required by its terms) any Pari Passu Senior Secured Debt (on a ratable basis with the Loans) such that following such actions in clauses (1) and/or (2) above, the Collateral Coverage Ratio, calculated by adding the Appraised Value of any such Additional Collateral in clause (i) of the definition of Collateral Coverage Ratio and subtracting any such prepaid Loans and prepaid Pari Passu Senior Secured Debt from clause (ii) of the definition of Collateral Coverage Ratio, shall be no less than 1.6 to 1.0.

SECTION 2.13. Optional Prepayment of Loans.

(a) The Borrower shall have the right, at any time and from time to time, to prepay any Loans, in whole or in part, (i) with respect to Term SOFR Loans, upon (A) telephonic notice (followed promptly by written or facsimile notice or notice by electronic mail) (which notice may be conditional notice) to the Administrative Agent or (B) written or facsimile notice (or notice by electronic mail) (which notice may be conditional notice) to the Administrative Agent, in any case received by 1:00 p.m., New York City time, three (3) U.S. Government Securities Business Days prior to the proposed date of prepayment and (ii) with respect to ABR Loans, upon written or facsimile notice (or notice by electronic mail) (which notice may be conditional notice) to the Administrative Agent received by 1:00 p.m., New York City time, one (1) Business Day prior to the proposed date of prepayment; provided that ABR Loans may be prepaid on the same day notice is given if such notice is received by the Administrative Agent by 12:00 noon, New York City time; provided, further, that any revocation of such conditional notice occurs within the applicable notice period plus 5 Business Days; provided, further, however, that (A) each such partial prepayment shall be in an amount not less than $1,000,000 and in integral multiples of $1,000,000 in the case of Term SOFR Loans and integral multiples of $100,000 in the case of ABR Loans, (B) no prepayment of Term SOFR Loans shall be permitted pursuant to this Section 2.13(a) other than on the last day of an Interest Period applicable thereto unless such prepayment is accompanied by the payment of the amounts described in Section 2.15, and (C) no partial prepayment of a Term SOFR Tranche shall result in the aggregate principal amount of the Term SOFR Loans remaining outstanding pursuant to such Term SOFR Tranche being less than $1,000,000. Notwithstanding anything to the contrary above, no notice to the Administrative Agent shall be required in connection with the prepayment of the Non-Extended Term Loans contemplated in the Tenth Amendment.

(b) Any prepayments under Section 2.13(a) shall be applied, at the option of the Borrower, to (i) repay the outstanding Revolving Loans of the Revolving Lenders (without any reduction in the Total Revolving Commitment) until all Revolving Loans shall have been paid in full (plus any accrued but unpaid interest and fees thereon) and/or (ii) prepay the Term Loans, in each case as the Borrower shall specify. All such prepayments of Term Loans shall be applied in the manner directed by the Borrower (or, if no such direction is given, in direct order of maturity) to the remaining scheduled Installments of the applicable Class of Term Loans being prepaid. All prepayments under Section 2.13(a) shall be accompanied by accrued but unpaid interest on the principal amount being prepaid to (but not including) the date of prepayment, plus, if applicable, any Fees and any losses, costs and expenses, as more fully described in Section 2.15. Term Loans prepaid pursuant to Section 2.13(a) may not be reborrowed.

(c) Each notice of prepayment shall specify the prepayment date, the principal amount of the Loans to be prepaid and, in the case of Term SOFR Loans, the Borrowing or Borrowings to be prepaid and shall commit the Borrower to prepay such Loan by the amount and on the date stated therein; provided that the Borrower may revoke any notice of prepayment under this Section 2.13 if such prepayment would have resulted from a refinancing of any or all of the Obligations hereunder, which refinancing shall not be consummated or shall otherwise be delayed, or in accordance with Section 2.13(a) if the notice of prepayment was a conditional notice. The Administrative Agent shall, promptly after receiving notice from the Borrower hereunder, notify each Lender of the principal amount of the Loans held by such Lender which are to be prepaid, the prepayment date and the manner of application of the prepayment.

(d) In the event that, prior to the date that is six (6) months after the Tenth Amendment Effective Date, there shall occur any Repricing Event, the Borrower shall pay to the Administrative Agent, for the ratable account of each of the Term Lenders holding 2024 Replacement Term Loans subject to such Repricing Event, (i) in the case of a Repricing Event of the type described in clause (a) of the definition thereof, a prepayment premium of 1% of the aggregate principal amount of the 2024 Replacement Term Loans subject to such Repricing Event and (ii) in the case of a Repricing Event of the type described in clause (b) of the definition thereof, an amount equal to 1% of the aggregate principal amount of the 2024 Replacement Term Loans subject to such Repricing Event outstanding immediately prior to the effectiveness thereof, in each case unless such fee is waived by the applicable Term Lender. Any Term Lender that is a non-consenting Lender in respect of a Repricing Event may be replaced in accordance with Section 10.08(d) to the extent permitted thereby; provided that any such Term Lender so replaced shall be entitled to the prepayment premium set forth in clause (i) of the preceding sentence with respect to its 2024 Replacement Term Loans so assigned unless such fee is waived by such Term Lender.

SECTION 2.14. Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve (including pursuant to regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, special, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D)), special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or Issuing Lender; or

(ii) impose on any Lender or Issuing Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Term SOFR Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting into, continuing or maintaining any Term SOFR Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or Issuing Lender of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or Issuing Lender hereunder with respect to any Term SOFR Loan or Letter of Credit (whether of principal, interest or otherwise), then, upon the request of such Lender or Issuing Lender, the Borrower will pay to such Lender or Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Lender, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or Issuing Lender reasonably determines in good faith that any Change in Law affecting such Lender or Issuing Lender or such Lender’s or Issuing Lender’s holding company regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Lender’s capital or on the capital of such Lender’s or Issuing Lender’s holding company, if any, as a consequence of this Agreement or the Term SOFR Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Lender, to a level below that which such Lender or Issuing Lender or such Lender’s or Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Lender’s policies and the policies of such Lender’s or Issuing Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or Issuing Lender, as the case may be, such additional amount or amounts, in each case as documented by such Lender or Issuing Lender to the Borrower as will compensate such Lender or Issuing Lender or such Lender’s or Issuing Lender’s holding company for any such reduction suffered; it being understood that this Section 2.14(b) shall not apply to Taxes.

(c) [reserved].

(d) A certificate of a Lender or Issuing Lender setting forth the amount or amounts necessary to compensate such Lender or Issuing Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 2.14 and the basis for calculating such amount or amounts shall be delivered to the Borrower and shall be prima facie evidence of the amount due. The Borrower shall pay such Lender or Issuing Lender, as the case may be, the amount due within fifteen (15) days after receipt of such certificate.

(e) Failure or delay on the part of any Lender or Issuing Lender to demand compensation pursuant to this Section 2.14 shall not constitute a waiver of such Lender’s or Issuing Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or Issuing Lender pursuant to this Section 2.14 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or Issuing Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Lender’s intention to claim compensation therefor; provided, further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof. The protection of this Section 2.14 shall be available to each Lender regardless of any possible contention as to the invalidity or inapplicability of the law, rule, regulation, guideline or other change or condition which shall have occurred or been imposed.

(f) The Borrower shall not be required to make payments under this Section 2.14 to any Lender or Issuing Lender if (A) a claim hereunder arises solely through circumstances peculiar to such Lender or Issuing Lender and which do not affect commercial banks in the jurisdiction of organization of such Lender or Issuing Lender generally, (B) the claim arises out of a voluntary relocation by such Lender or Issuing Lender of its applicable lending office (it being understood that any such relocation effected pursuant to Section 2.18 is not “voluntary”), or (C) such Lender or Issuing Lender is not seeking similar compensation for such costs to which it is entitled from its borrowers generally in commercial loans of a similar size.

(g) Notwithstanding anything herein to the contrary, regulations, requests, rules, guidelines or directives implemented after the Closing Date pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act or Basel III shall be deemed to be a Change in Law; provided, however, that any determination by a Lender or Issuing Lender of amounts owed pursuant to this Section 2.14 to such Lender or Issuing Lender due to any such Change in Law shall be made in good faith in a manner generally consistent with such Lender’s or Issuing Lender’s standard practice.

SECTION 2.15. Break Funding Payments. In the event of (a) the payment of any principal of any Term SOFR Loan other than on the last day of an Interest Period applicable thereto (including as a result of the occurrence and continuance of an Event of Default), (b) the failure to borrow, convert, continue or prepay any Term SOFR Loan on the date specified in any notice delivered pursuant hereto or (c) the assignment of any Term SOFR Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.18, Section 2.27(d) or Section 10.08(d), then, in any such event, at the request of such Lender, the Borrower shall compensate such Lender for the loss, cost and expense sustained by such Lender attributable to such event; provided that in no case shall this Section 2.15 apply to any payment of an Installment pursuant to Section 2.10(b). The Borrower shall pay such Lender the amount due within fifteen (15) days after receipt of such certificate.

SECTION 2.16. Taxes.

(a) Any and all payments by or on account of any Obligation of the Borrower or any Guarantor hereunder or under any other Loan Document shall be made free and clear of and without deduction or withholding for any Taxes except as required by applicable law; provided that if any Taxes are required to be deducted or withheld from any amounts payable to the Administrative Agent, any Lender or any Issuing Lender, as determined in good faith by the applicable Withholding Agent, then (i) if such Taxes are Indemnified Taxes or Other Taxes, the sum payable by the Borrower or applicable Guarantor shall be increased as necessary so that after making all required deductions or withholdings for any Indemnified Taxes or Other Taxes (including deductions or withholdings for any Indemnified Taxes or Other Taxes applicable to additional sums payable under this Section 2.16), the Administrative Agent, Lender, Issuing Lender or any other recipient of such payments (as the case may be) receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the applicable Withholding Agent shall make such deductions or withholdings and (iii) the applicable Withholding Agent shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Borrower or any Guarantor, as applicable, shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Borrower shall indemnify the Administrative Agent, each Lender and each Issuing Lender, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by or on behalf of or withheld or deducted from payments owing to the Administrative Agent, such Lender or such

Issuing Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower or any Guarantor hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.16) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or Issuing Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender or Issuing Lender, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment to the extent available, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Each Lender shall, within ten (10) days after written demand therefor, indemnify the Administrative Agent (to the extent the Administrative Agent has not been reimbursed by the Borrower) for the full amount of any Taxes imposed by any Governmental Authority that are attributable to such Lender and that are payable or paid by the Administrative Agent, together with all interest, penalties, reasonable costs and expenses arising therefrom or with respect thereto, as determined by the Administrative Agent in good faith. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.

(f) Any Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law and as reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law or requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate or as will enable the Borrower to determine whether or not such Lender is subject to backup withholding or information reporting requirements; provided that a Lender shall not be required to deliver any documentation pursuant to this Section 2.16(f) that such Lender is not legally able to deliver. For purposes of this paragraph (f) and paragraphs (g) and (h), the term “Lender” includes any Issuing Lender.

(g) (1) Without limiting the generality of the foregoing, each Foreign Lender shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter when the previously delivered certificates and/or forms expire, or upon request of the Borrower or the Administrative Agent) whichever of the following is applicable:

(i) two (2) duly executed originals of Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E, as applicable, claiming eligibility for benefits of an income tax treaty to which the United States is a party;

(ii) two (2) duly executed originals of Internal Revenue Service Form W-8ECI;

(iii) two (2) duly executed originals of Internal Revenue Service Form W 8IMY, together with the duly executed forms for its beneficiaries, partners or members described in clauses (i), (ii), (iii) or (iv) of this subparagraph (g)(1) or in subparagraph (g)(2) and other applicable attachments;

(iv) in the case of a Foreign Lender claiming the benefits of exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code or (D) conducting a trade or business in the United States with which the relevant interest payments are effectively connected and (y) two (2) duly executed originals of the Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E, as applicable; or

(v) any other duly executed form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States federal withholding tax and reasonably requested by the Borrower or the Administrative Agent to permit the Borrower to determine the withholding or required deduction to be made.

A Foreign Lender shall not be required to deliver any form or statement pursuant to this Section 2.16(g) that such Foreign Lender is not legally able to deliver.

(2) Any Lender that is a “United States person” (as such term is defined in Section 7701(a)(30) of the Code) shall deliver to the Administrative Agent and the Borrower, on or prior to the date on which such Lender becomes a party to this Agreement (and from time to time thereafter when the previously delivered certificates and/or forms expire, or upon request of the Borrower or the Administrative Agent), two (2) copies of Internal Revenue Service Form W-9 (or any successor form), properly completed and duly executed by such Lender, certifying that such Lender is entitled to an exemption from United States federal backup withholding tax.

(3) The Administrative Agent shall deliver to the Borrower on or prior to the date on which it becomes the Administrative Agent under this Agreement (and from time to time thereafter when the previously delivered forms expire, or upon request of the Borrower) executed originals of Internal Revenue Service Form W-9. The Administrative Agent represents that it is a financial institution within the meaning of U.S. Treasury Regulation § 1.1441-1(c)(5).

(4) If a payment made to a Lender under this Agreement or any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower or the Administrative Agent to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.

(h) If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes from the Governmental Authority to which such Taxes or Other Taxes were paid and as to which it has been indemnified by the Borrower or a Guarantor or with respect to which the Borrower or a Guarantor has paid additional amounts pursuant to this Section 2.16, it shall pay over such refund to the Borrower or such Guarantor (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower or such Guarantor under this Section 2.16 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender incurred in obtaining such refund (including Taxes imposed with respect to such refund) and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower or such Guarantor, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower or such Guarantor (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the Administrative Agent or any Lender be required to pay any amount to the Borrower pursuant to this paragraph (h) if, and then only to the extent, the payment of such amount would place the Administrative Agent or such Lender in a less favorable net after-Tax position than the Administrative Agent or such Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 2.16 shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

SECTION 2.17. Payments Generally; Pro Rata Treatment.

(a) The Borrower shall make each payment or prepayment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.14 or 2.15, or otherwise) prior to 1:00 p.m., New York City time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the reasonable discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 745 Seventh Avenue New York, New York 10019, pursuant to wire instructions to be provided by the Administrative Agent, except payments to be made directly to an Issuing Lender as expressly provided herein and except that payments pursuant to Sections 2.14, 2.15 and 10.04 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it (including, subject to the terms of any Intercreditor Agreement or any Other Intercreditor Agreement, any payment received from the sale or disposal of Collateral pursuant to any Collateral Document) for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in Dollars.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all Obligations then due hereunder, such funds shall be applied, subject to the terms of any Intercreditor Agreement or any Other Intercreditor Agreement, as applicable, (i) first, towards payment of Fees and expenses then due under Sections 2.19 and 10.04 payable to each Agent and any trustee appointed pursuant to Section 8.01(d), to the extent applicable, (ii) second, towards payment of Fees and expenses then due under Sections 2.20, 2.21 and 10.04 payable to the Lenders and the Issuing Lenders and towards payment of interest then due on account of the Revolving Loans, Term Loans and Letters of Credit, ratably among the parties entitled thereto in accordance with the amounts of such Fees and expenses and interest then due to such parties and (iii) third, towards payment of (A) principal of the Revolving Loans, Term Loans and unreimbursed LC Disbursements then due hereunder, (B) any Designated Banking Product Obligations then due, to the extent such Designated Banking Product Obligations constitute “Obligations” hereunder, and (C) any Designated Hedging Obligations then due, to the extent such Designated Hedging Obligations constitute

“Obligations” hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal, unreimbursed LC Disbursements, Designated Banking Product Obligations constituting Obligations and Designated Hedging Obligations constituting Obligations then due to such parties. Excluded Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor or its assets, but appropriate adjustment shall be made with respect to payments from the Borrower or other Guarantors to preserve the allocations to Obligations otherwise set forth above in this Section 2.17(b).

(c) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable Issuing Lender, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the applicable Issuing Lender, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(d) If any Lender shall fail to make any payment or Extension of Credit required to be made by it pursuant to Section 2.02(d), 2.02(e), 2.04(a), 2.04(b), 2.04(c), 8.04 or 10.04(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

(e) Pro Rata Treatment.

(i) Each payment (including each prepayment) by the Borrower on account of principal of and interest on any Class of Term Loans shall be made pro rata according to the respective outstanding principal amounts of such Class of Term Loans then held by the applicable Term Lenders (except that assignments to the Borrower pursuant to Section 10.02(g) shall not be subject to this Section 2.17(e)(i)). All such prepayments of Term Loans shall be applied in the manner directed by the Borrower (or, if no such direction is given, in direct order of maturity) to the remaining scheduled Installments of the applicable Class of Term Loans being prepaid.

(ii) Each payment (including each prepayment) by the Borrower on account of principal of and interest on any Class of Revolving Loans shall be made pro rata according to the respective outstanding principal amounts of such Class of Revolving Loans then held by the Revolving Lenders.

For the avoidance of doubt, the provisions of this Section 2.17 shall not be constructed to apply to (A) Cash Collateralization provided for in this Agreement, (B) assignments and participations (including by means of a Dutch Auction or open-market purchase) described in Section 10.02, (C) any circumstance contemplated by Section 2.18(b), 2.26, 2.27, 2.28, 10.08(d), 10.08(e) or 10.08(f), (D) the application of funds resulting from the existence of a Defaulting Lender, or (E) any other circumstance expressly provided for herein.

SECTION 2.18. Mitigation Obligations; Replacement of Lenders.

(a) If the Borrower is required to pay any additional amount to any Lender under Section 2.14 or to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder, to assign its rights and obligations hereunder to another of its offices, branches or affiliates, to file any certificate or document reasonably requested by the Borrower or to take other reasonable measures, if, in the judgment of such Lender, such designation, assignment, filing or other measures (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.16, as the case may be, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment. Nothing in this Section 2.18 shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 2.14 or 2.16.

(b) If, after the date hereof, any Lender requests compensation under Section 2.14 or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, (i) terminate such Lender’s Revolving Commitment, prepay such Lender’s outstanding Loans and provide Cash Collateralization for such Lender’s LC Exposure, as applicable, or (ii) require such Lender to assign, without recourse (in accordance with and subject to the restrictions contained in Section 10.02), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), in any case as of a Business Day specified in such notice from the Borrower; provided that (i) such terminated or assigning Lender shall have received payment of an amount equal to the outstanding principal of its Loans and unreimbursed payments attributable to its participations in LC Disbursements, as applicable, accrued interest thereon, accrued fees and all other amounts due, owing and payable to it hereunder at the time of such termination or assignment, from the assignee (to the extent of such outstanding principal and accrued interest and fees in the case of an assignment) or the Borrower (in the case of all other amounts) and (ii) in the case of an assignment due to payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments.

SECTION 2.19. Certain Fees. The Borrower shall pay (i) to the Administrative Agent the fees set forth in that certain Administrative Agent Fee Letter, dated as of the Seventh Amendment Effective Date, between the Administrative Agent and the Borrower (as may be amended, restated, amended and restated, modified, supplemented or replaced from time to time, the “Fee Letter”) and (ii) the fees set forth in the certain Engagement Letter, dated as of the Seventh Amendment Effective Date, by and between the Borrower and the Agents (as defined therein) (the “Original Engagement Letter”), as supplemented by that certain Supplemental Letter, dated as of the Seventh Amendment Effective Date, by and among the Borrower, the Agents (as defined in the Original Engagement Letter) and the Additional Arrangers (as defined therein) (the “Supplemental Letter”; and the Original Engagement Letter, as may be amended, restated, amended and restated, modified, supplemented or replaced from time to time, including by Supplemental Letter, the “Engagement Letter”), in each case, at the times and to the entities set forth therein.

SECTION 2.20. Commitment Fee.

(a) The Borrower shall pay to the Administrative Agent for the accounts of the Revolving Lenders a commitment fee (the “Commitment Fee”) for the period commencing on the Closing Date to the Revolving Facility Termination Date with respect to the applicable Revolving Commitments or the earlier date of termination of the applicable Revolving Commitment, computed (on the basis of the actual number of days elapsed over a year of 360 days) at the Commitment Fee Rate on the average daily Unused Total Revolving Commitment. Such Commitment Fee, to the extent then accrued, shall be payable quarterly in arrears (a) following the Revolver Availability Date on the last Business Day of each March, June, September and December, (b) on the Revolving Facility Termination Date with respect to the applicable Revolving Commitments and (c) as provided in Section 2.11, upon any reduction or termination in whole or in part of the Total Revolving Commitment (provided that such fee will be prorated for the fiscal quarter in which the Ninth Amendment Effective Date occurs based on the Commitment Fee set forth herein prior to the Ninth Amendment Effective Date and from and after the Ninth Amendment Effective Date).

SECTION 2.21. Letter of Credit Fees. The Borrower shall pay with respect to each Letter of Credit (i) to the Administrative Agent for the account of the Revolving Lenders a fee calculated (on the basis of the actual number of days elapsed over a year of 360 days) at the per annum rate equal to the Applicable Margin then in effect with respect to Term SOFR Loans under the Revolving Facility on the daily average LC Exposure (excluding any portion thereof attributable to unreimbursed LC

Disbursements), to be shared ratably among the Revolving Lenders and (ii) to each Issuing Lender (with respect to each Letter of Credit issued by it), such Issuing Lender’s customary and reasonable fees as may be agreed by the Issuing Lender and the Borrower for issuance, amendments and processing referred to in Section 2.02. In addition, the Borrower agrees to pay each Issuing Lender for its account a fronting fee of 0.125% per annum in respect of each Letter of Credit issued by such Issuing Lender, for the period from and including the date of issuance of such Letter of Credit to and including the date of termination or expiration of such Letter of Credit. Accrued fees described in this paragraph in respect of each Letter of Credit shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December and on the Revolving Facility Termination Date with respect to the applicable Revolving Commitments. Fees accruing on any Letter of Credit outstanding after the applicable Revolving Facility Termination Date shall be payable quarterly in the manner described in the immediately preceding sentence and on the date of expiration or termination of any such Letter of Credit.

SECTION 2.22. Nature of Fees. All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent, the Issuing Lenders and the Joint Lead Arrangers and Bookrunners, as provided herein and in the Fee Letter. Once paid, none of the Fees shall be refundable or creditable under any circumstances, except as otherwise provided in the Fee Letter and Engagement Letter.

SECTION 2.23. Right of Set-Off. Upon the occurrence and during the continuance of any Event of Default pursuant to Section 7.01(b), the Administrative Agent, the Collateral Agent, each Issuing Lender and each Lender (and their respective banking Affiliates) are hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final but excluding deposits in the Escrow Accounts, Payroll Accounts and other accounts, in each case, held in trust for an identified beneficiary) at any time held and other Indebtedness at any time owing by the Administrative Agent, each such Issuing Lender and each such Lender (or any of such banking Affiliates) to or for the credit or the account of the Borrower or any Guarantor against any and all of any such overdue amounts owing under the Loan Documents, irrespective of whether or not the Administrative Agent or such Lender shall have made any demand under any Loan Document; provided that in the event that any Defaulting Lender exercises any such right of setoff, (x) all amounts so set off will be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.26(g) and, pending such payment, will be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Lenders and the Lenders and (y) the Defaulting Lender will provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Each Lender, each Issuing Lender and the Administrative

Agent agree promptly to notify the Borrower and Guarantors after any such set-off and application made by such Lender, such Issuing Lender or the Administrative Agent (or any of such banking Affiliates), as the case may be; provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender, each Issuing Lender and the Administrative Agent under this Section 2.23 are in addition to other rights and remedies which such Lender and the Administrative Agent may have upon the occurrence and during the continuance of any Event of Default.

SECTION 2.24. Security Interest in Letter of Credit Account. The Borrower and the Guarantors hereby pledge to the Collateral Agent, for its benefit and for the benefit of the other Secured Parties, and hereby grant to the Collateral Agent, for its benefit and for the benefit of the other Secured Parties, a first priority security interest, senior to all other Liens, if any, in all of the Borrower’s and the Guarantors’ right, title and interest in and to the Letter of Credit Account, any direct investment of the funds contained therein and any proceeds thereof. Cash held in the Letter of Credit Account shall not be available for use by the Borrower, and shall be released to the Borrower only as described in Section 2.02(j).

SECTION 2.25. Payment of Obligations. Subject to the provisions of Section 7.01, upon the maturity (whether by acceleration or otherwise) of any of the Obligations under this Agreement or any of the other Loan Documents of the Borrower and the Guarantors, the Lenders shall be entitled to immediate payment of such Obligations.

SECTION 2.26. Defaulting Lenders.

(a) If at any time any Lender becomes a Defaulting Lender, then the Borrower may, on ten (10) Business Days’ prior written notice to the Administrative Agent and such Lender, (i) terminate such Lender’s Revolving Commitment, prepay such Lender’s outstanding Loans and provide Cash Collateralization for such Lender’s LC Exposure, as applicable, or (ii) replace such Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 10.02(b) (with the assignment fee to be waived in such instance and subject to any consents required by such Section) all of its rights and obligations under this Agreement to one or more assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender or other such Person.

(b) Any Lender being replaced pursuant to Section 2.26(a) shall (i) execute and deliver an Assignment and Acceptance with respect to such Lender’s outstanding Commitments, Loans and participations in Letters of Credit and (ii) deliver any documentation evidencing such Loans to the Borrower or the Administrative Agent. Pursuant to such Assignment and Acceptance, (A) the assignee Lender shall acquire all or a portion, as specified by the Borrower and such assignee, of the assigning Lender’s outstanding Commitments, Loans and participations in Letters of Credit, (B) all obligations of the Borrower owing to the assigning Lender relating to the Commitments, Loans and participations so assigned shall be paid in full by the assignee Lender to such assigning Lender concurrently with such Assignment and Acceptance (including, without limitation, any amounts owed under Section 2.15 due to such replacement occurring on a day other than the last day of an Interest Period), and (C) upon such payment and, if so requested by the assignee Lender, delivery to the assignee Lender of the appropriate documentation executed by the Borrower in connection with previous Borrowings, the assignee Lender shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Commitments, Loans and participations, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender; provided that an assignment contemplated by this Section 2.26(b) shall become effective notwithstanding the failure by the Lender being replaced to deliver the Assignment and Acceptance contemplated by this Section 2.26(b), so long as the other actions specified in this Section 2.26(b) shall have been taken.

(c) Anything herein to the contrary notwithstanding, if a Revolving Lender becomes, and during the period it remains, a Defaulting Lender, during such period, such Defaulting Lender shall not be entitled to any fees accruing during such period pursuant to Section 2.20 and 2.21 (without prejudice to the rights of the Non-Defaulting Lenders in respect of such fees); provided that (a) to the extent that all or a portion of the LC Exposure of such Defaulting Lender is reallocated to the Non-Defaulting Lenders pursuant to Section 2.26(d)(i), such fees that would have accrued for the benefit of such Defaulting Lender shall instead accrue for the benefit of and be payable to such Non-Defaulting Lenders and (b) to the extent that all or any portion of such LC Exposure cannot be so reallocated and is not Cash Collateralized in accordance with Section 2.26(d)(ii), such fees shall instead accrue for the benefit of and be payable to the Issuing Lenders as their interests appear (and the applicable pro rata payment provisions under this Agreement shall automatically be deemed adjusted to reflect the provisions of this Section 2.26).

(d) If any LC Exposure exists at the time a Revolving Lender becomes a Defaulting Lender then:

(i) the LC Exposure of such Defaulting Lender will, upon at least two (2) Business Days prior notice to the Borrower and the Non-Defaulting Lenders by the Administrative Agent, and subject in any event to the limitation in the first proviso below, automatically be reallocated (effective on the day specified in such notice) among the Non-Defaulting Lenders pro rata in accordance with their respective Revolving Commitments; provided that (A) the Revolving Extensions of Credit of each such Non-Defaulting Lender may not in any event exceed the Revolving Commitment of such Non-Defaulting Lender as in effect at the time of such reallocation, (B) subject to Section 10.19, such reallocation will not constitute a waiver or release of any claim the Borrower, the Administrative Agent, the Issuing Lenders or any other Lender may have against such Defaulting Lender, (C) at the time of such reallocation, no Event of Default pursuant to Section 7.01(b), (e)(B), (f) or (g) has occurred and is continuing and (D) neither such reallocation nor any payment by a Non-Defaulting Lender as a result thereof will cause such Defaulting Lender to be a Non-Defaulting Lender; and

(ii) to the extent that any portion (the “unreallocated portion”) of the Defaulting Lender’s LC Exposure cannot be so reallocated, whether by reason of the first proviso in clause (i) above or otherwise, the Borrower will, not later than three (3) Business Days after demand by the Administrative Agent, (A) Cash Collateralize the obligations of the Borrower to the Issuing Lenders in respect of such LC Exposure in an amount at least equal to the aggregate amount of the unreallocated portion of such LC Exposure or (B) make other arrangements satisfactory to the Administrative Agent and the Issuing Lenders in their sole discretion to protect them against the risk of non-payment by such Defaulting Lender.

(e) In addition to the other conditions precedent set forth in this Agreement, if any Revolving Lender becomes, and during the period it remains, a Defaulting Lender, no Issuing Lender shall be required to issue any Letter of Credit or to amend any outstanding Letter of Credit, unless:

(i) in the case of a Defaulting Lender, the LC Exposure of such Defaulting Lender is reallocated, as to outstanding and future Letters of Credit, to the Non-Defaulting Lenders as provided in Section 2.26(d)(i), except as provided in clause (ii) below, and

(ii) to the extent full reallocation does not occur as provided in clause (i) above, without limiting the provisions of Section 2.26(f), the Borrower shall Cash Collateralize the obligations of the Borrower in respect of such Letter of Credit in an amount at least equal to the aggregate amount of the obligations (contingent or otherwise) of such Defaulting Lender in respect of such Letter of Credit, or makes other arrangements satisfactory to the Administrative Agent and such Issuing Lenders in their sole discretion to protect them against the risk of non-payment by such Defaulting Lender, or

(iii) to the extent that neither reallocation nor Cash Collateralization occurs pursuant to clauses (i) or (ii), then in the case of a proposed issuance of a Letter of Credit, by an instrument or instruments in form and substance reasonably satisfactory to the Administrative Agent, and to such Issuing Lender, as the case may be, (A) the Borrower agrees that the face amount of such requested Letter of Credit will be reduced by an amount equal to the portion thereof as to which such Defaulting Lender would otherwise be liable, and (B) the Non-Defaulting Lenders’

obligations in respect of such Letter of Credit shall be on a pro rata basis in accordance with the Revolving Commitments of the Non-Defaulting Lenders, and that the applicable pro rata payment provisions under this Agreement will be deemed adjusted to reflect this provision (provided that nothing in this clause (iii) will be deemed to increase the Revolving Commitments of any Lender, nor to constitute a waiver or release of any claim the Borrower, the Administrative Agent, any Issuing Lender or any other Lender may have against such Defaulting Lender, nor to cause such Defaulting Lender to be a Non-Defaulting Lender).

(f) If any Revolving Lender becomes, and during the period it remains, a Defaulting Lender and if any Letter of Credit is at the time outstanding, the applicable Issuing Lender may (except to the extent the Revolving Commitments of such Defaulting Lender have been fully reallocated pursuant to Section 2.26(d)(i)), by notice to the Borrower and such Defaulting Lender through the Administrative Agent, require the Borrower to Cash Collateralize, not later than three (3) Business Days after receipt by the Borrower of such notice, the obligations of the Borrower to such Issuing Lender in respect of such Letter of Credit in an amount equal to the aggregate amount of the obligations (contingent or otherwise) of such Defaulting Lender in respect thereof, or to make other arrangements satisfactory to the Administrative Agent and such Issuing Lender in their sole discretion to protect them against the risk of non-payment by such Defaulting Lender.

(g) Any amount paid by the Borrower or otherwise received by the Administrative Agent for the account of any Lender that is a Defaulting Lender (whether on account of principal, interest, fees, indemnity payments or other amounts) will not be paid or distributed to such Defaulting Lender, but shall instead be retained by the Administrative Agent in a segregated account until (subject to Section 2.26(i)) the termination of the Revolving Commitments and payment in full of all obligations of the Borrower hereunder and will be applied by the Administrative Agent, to the fullest extent permitted by law, to the making of payments from time to time in the following order of priority:

first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent;

second, to the payment of any amounts owing by such Defaulting Lender to the Issuing Lenders under this Agreement;

third, to the payment of the default interest and then current interest due and payable to the Revolving Lenders which are Non-Defaulting Lenders hereunder, ratably among them in accordance with the amounts of such interest then due and payable to them;

fourth, to the payment of fees then due and payable to the Non-Defaulting Lenders hereunder, ratably among them in accordance with the amounts of such fees then due and payable to them;

fifth, to pay principal and unreimbursed LC Disbursements then due and payable to the Non-Defaulting Lenders hereunder ratably in accordance with the amounts thereof then due and payable to them;

sixth, to the ratable payment of other amounts then due and payable to the Non-Defaulting Lenders;

seventh, to the funding of any Loan or the funding or Cash Collateralization of any participation in any Letter of Credit in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent;

eighth, if so determined by the Administrative Agent and the Borrower, held in such account as Cash Collateral for future funding obligations of the Defaulting Lender under this Agreement;

ninth, pro rata, to the payment of any amounts owing to the Borrower or the Lenders as a result of any judgment of a court of competent jurisdiction obtained by a Borrower or any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and

tenth, after the termination of the Revolving Commitments and payment in full of all obligations of the Borrower hereunder, to pay amounts owing under this Agreement to such Defaulting Lender or as a court of competent jurisdiction may otherwise direct.

(h) The Borrower may terminate the unused amount of the Commitment of any Lender that is a Defaulting Lender upon not less than ten (10) Business Days’ prior notice to the Administrative Agent (which shall promptly notify the Lenders thereof), and in such event the provisions of Section 2.26(g) will apply to all amounts thereafter paid by the Borrower for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts); provided that (i) no Event of Default shall have occurred and be continuing and (ii) such termination shall not be deemed to be a waiver or release of any claim the Borrower, the Administrative Agent, any Issuing Lender, or any Lender may have against such Defaulting Lender.

(i) If the Borrower, the Administrative Agent and (in the case of Revolving Lender) the Issuing Lenders agree in writing that a Lender that is a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any amounts then held in the segregated account referred to in Section 2.26(g)), such Lender, to the extent applicable, shall purchase at par such portions of outstanding Loans of the other Lenders, and/or make such other adjustments, as the Administrative Agent may determine to be necessary to cause the Lenders to hold Loans on a pro rata basis in accordance with their ratable shares, whereupon such Lender shall cease to be a Defaulting Lender and will be a Non-Defaulting Lender (and the LC Exposure of each Revolving Lender shall automatically be adjusted on a prospective basis to reflect the foregoing); provided that no adjustments shall be made retroactively with respect to fees accrued while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender shall constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

(j) Notwithstanding anything to the contrary herein, any Lender that is an Issuing Lender hereunder may not be replaced in its capacity as an Issuing Lender at any time that it has a Letter of Credit outstanding hereunder unless arrangements reasonably satisfactory to such Issuing Lender have been made with respect to such outstanding Letters of Credit.

SECTION 2.27. Increase in Commitment.

(a) Borrower Request. The Borrower may by written notice to the Administrative Agent request (x) prior to the Revolving Facility Maturity Date, an increase to the existing Revolving Commitments and/or LC Commitment or to establish one or more new Revolving Commitments and/or LC Commitments (each, an “Incremental Revolving Commitment”) and/or (y) at any time the establishment of one or more new Term Loan Commitments (each, an “Incremental Term Loan Commitment”, and together with the Incremental Revolving Commitments, the “Incremental Commitments”) by an amount not less than $50,000,000 individually. Each such notice shall specify (i) the date (each, an “Increase Effective Date”) on which the Borrower proposes that the Incremental Commitments shall be effective, which shall be a date not less than 10 Business Days after the date on which such notice is delivered to the Administrative Agent (or such earlier date agreed by the Administrative Agent) and (ii) the identity of each Eligible Assignee or other lender reasonably acceptable to the Administrative Agent (and, in the case of any Incremental Revolving Commitment that contains an LC Commitment, each Issuing Lender) to whom the Borrower proposes any portion of such Incremental Commitments be allocated (each, a “New Lender”) and the amounts of such allocations; provided that any existing Lender approached to provide all or a portion of the Incremental Commitments may elect or decline, in its sole discretion, to provide such Incremental Commitment.

(b) Conditions. The Incremental Commitments shall become effective, as of such Increase Effective Date; provided that:

(i) each of the conditions set forth in Section 4.02 shall be satisfied on or prior to such Increase Effective Date before and after giving effect to such Incremental Commitments;

(ii) no Default or Event of Default shall have occurred and be continuing or would result from giving effect to the Incremental Commitments on, or the making of any new Loans on, such Increase Effective Date; and

(iii) the Borrower shall provide an Officer’s Certificate demonstrating in reasonable detail that, after giving pro forma effect to (1) the Incremental Commitments, (2) any new Loans to be made on such Increase Effective Date and (3) the pledge of any Additional Collateral, the Collateral Coverage Ratio shall be no less than 1.6 to 1.0 and the aggregate amount of Liquidity shall be no less than $2,000,000,000.

(c) Terms of New Loans and Commitments. The terms and provisions of Loans made pursuant to the new Commitments shall be as follows:

(i) terms and provisions with respect to interest rates, maturity date and amortization schedule of Loans made pursuant to any Incremental Term Loan Commitments (“Incremental Term Loans”) shall be as agreed upon between the Borrower and the applicable Lenders providing such Loans (it being understood that the Incremental Term Loans may be part of the 2024 Replacement Term Loans or any other Class of Term Loans);

(ii) the maturity date of any Loans made pursuant to Incremental Term Loan Commitments shall be no earlier than the Term Loan Maturity Date applicable to the 2024 Replacement Term Loans that have not been extended pursuant to Section 2.28;

(iii) the Weighted Average Life to Maturity of any Loans made pursuant to Incremental Term Loan Commitments shall be no shorter than the Weighted Average Life to Maturity of the 2024 Replacement Term Loans made on the Tenth Amendment Effective Date;

(iv) the interest rate margins for new Incremental Term Loans shall be determined by the Borrower and the applicable Lenders providing such Loans; provided, however, that, with respect to any Class of Incremental Term Loans incurred prior to the date that is six (6) months after the Tenth Amendment Effective Date, if the All-In Initial Yield on such Class of Incremental Term Loans exceeds the All-In Initial Yield on the 2024 Replacement Term Loans funded hereunder (the “Original Term Loans”) by more than 50 basis points (the amount of such excess, if any, above 50 basis points being referred to herein as the “Yield Differential”), then the interest rate margin (and, as provided in the following proviso, the Term SOFR Reference Rate floor) then in effect for the Original Term Loans shall be increased to eliminate such Yield Differential; provided that, to the extent any portion of the Yield Differential is attributable to any Term SOFR Reference Rate floor applicable to such Class of Incremental Term Loans exceeding the Term SOFR Reference Rate floor applicable to the Original Term Loans, the Term SOFR Reference Rate floor applicable to the Original Term Loans shall first be increased to eliminate such Yield Differential to an amount not to exceed the Term SOFR Reference Rate floor applicable to such Class of Incremental Term Loans prior to any increase in the interest rate margin applicable to such Original Term Loans;

(v) the maturity date of any Revolving Loans extended pursuant to such new Commitments shall be no earlier than the Revolving Facility Maturity Date applicable to the Revolving Commitments that have not been extended pursuant to Section 2.28;

(vi) any Revolving Commitments established pursuant to such Incremental Revolving Commitments shall not require any scheduled amortization or mandatory commitment reduction prior to the Revolving Facility Maturity Date; and

(vii) to the extent that the terms and provisions of Incremental Term Loans or the Revolving Loans made pursuant to Incremental Revolving Commitments are not consistent with an outstanding Class of Term Loans or to the outstanding Revolving Loans, as applicable (except to the extent permitted by clauses (i), (ii), (iii), (iv), (v) and (vi) above), such terms and conditions shall be reasonably satisfactory to the Administrative Agent and the Borrower.

The Incremental Commitments shall be effected by a joinder agreement (the “Increase Joinder”) executed by the Borrower, the Administrative Agent and each Lender making such Incremental Commitment, in form and substance reasonably satisfactory to each of them. Notwithstanding anything else to the contrary in this Agreement or the other Loan Documents, the Increase Joinder may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.27. In addition, unless otherwise specifically provided herein, all references in the Loan Documents to Revolving Loans or Term Loans shall be deemed, unless the context otherwise requires, to include references to Revolving Loans made pursuant to any increased Revolving Commitments and any Incremental Term Loans that are Term Loans, respectively, made pursuant to this Agreement.

(d) Adjustment of Revolving Loans. To the extent the Commitments being increased on the relevant Increase Effective Date are Revolving Commitments, each of the existing Revolving Lenders shall assign to each of the applicable New Lenders, and each of the New Lenders shall purchase from each of the existing Revolving Lenders, at the principal amount thereof (together with accrued interest), such interests in the Revolving Loans outstanding on such Increase Effective Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Loans will be held by the existing Revolving Lenders and New Lenders ratably in accordance with their Revolving Commitments after giving effect to the increased Revolving Commitments on such Increase Effective Date. If there is a new Borrowing of Revolving Loans on such Increase Effective Date, the Revolving Lenders after giving effect to such Increase Effective Date shall make such Revolving Loans in accordance with Section 2.01(a).

(e) Making of New Term Loans. On any Increase Effective Date on which one or more Incremental Term Loan Commitments becomes effective, subject to the satisfaction of the foregoing terms and conditions, each Lender of such Incremental Term Loan Commitment shall make an Incremental Term Loan to the Borrower in an amount equal to its Incremental Term Loan Commitment.

(f) Security and Guaranty. The Incremental Commitments will be secured on a pari passu or (at the Borrower’s option) junior basis by the same Collateral securing the obligations under the Facilities, and the Incremental Commitments and any incremental loans drawn thereunder shall rank pari passu in right of payment with or (at the Borrower’s option) junior to the obligations under the Facilities (it being understood any such junior liens shall be subject to any Intercreditor Agreement or any Other Intercreditor Agreement). Incremental Commitments shall benefit from the same guarantees as the Facilities.

SECTION 2.28. Extension of Term Loans; Extension of the Revolving Facility.

(a) Extension of Term Loans. Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, a “Term Loan Extension Offer”), made from time to time by the Borrower to all Term Lenders holding Term Loans with like maturity date, on a pro rata basis (based on the aggregate Term Loan Commitments with like maturity date) and on the same terms to each such Term Lender, the Borrower is hereby permitted to consummate from time to time transactions with individual Term Lenders that accept the terms contained in such Term Loan Extension Offers to extend the scheduled maturity date with respect to all or a portion of any outstanding principal amount of such Term Lender’s Term Loans and otherwise modify the terms of such Term Loans pursuant to the terms of the relevant Term Loan Extension Offer (including, without limitation, by changing the interest rate or fees payable in respect of such Term Loan Commitments) (each, a “Term Loan Extension,” and each group of Term Loans, as so extended, as well as the original Term Loans not so extended, being a “tranche of Term Loans,” and subject to the last sentence of the definition of “Class,” any Extended Term Loan shall constitute a separate tranche of Term Loans from the tranche of Term Loans from which they were converted), so long as the following terms are satisfied:

(i) no Event of Default pursuant to Section 7.01(b), (e)(B), (f) or (g) shall have occurred and be continuing at the time the offering document in respect of a Term Loan Extension Offer is delivered to the applicable Term Lenders;

(ii) except as to interest rates, fees, scheduled amortization payments of principal and final maturity (which shall be as set forth in the relevant Term Loan Extension Offer), the Term Loan of any Term Lender that agrees to a Term Loan Extension with respect to such Term Loan extended pursuant to an Extension Amendment (an “Extended Term Loan”), shall be a Term Loan with the same terms as the original Class of Term Loans being extended; provided that (1) the permanent repayment of Extended Term Loans after the applicable Term Loan Extension shall be made on a pro rata basis with all other Term Loans, except that the Borrower shall be permitted to permanently repay any such tranche of Term Loans on a better than a pro rata basis as compared to any other tranche of Term Loans with a later maturity date than such tranche of Term Loans (it being understood that amortization payments and prepayments of Term Loans shall not be required to be on a pro rata basis), (2) assignments and participations of Extended Term Loans shall be governed by the same assignment and participation provisions applicable to Term Loans or, at the Borrower’s discretion, governed by more restrictive assignment and participation provisions, (3) the relevant Extension Amendment may provide for other covenants and terms that apply solely to any period after the Latest Maturity Date that is in effect on the effective date of such Extension Amendment (immediately prior to the establishment of such Extended Term Loans), (4) Extended Term Loans may have call protection as may be agreed by the Borrower and the applicable Term Lenders of such Extended Term Loans, (5) no Extended Term Loans may be optionally prepaid prior to the date on which all Term Loans with an earlier Term Loan Maturity Date are repaid in full, unless such optional prepayment is accompanied by a pro rata optional prepayment of such other Term Loans and (6) at no time shall there be Term Loans hereunder (including Extended Term Loans and any original Term Loans) which have more than five different maturity dates;

(iii) all documentation in respect of such Term Loan Extension shall be consistent with the foregoing;

(iv) the Borrower may amend, revoke or replace a Term Loan Extension Offer at any time prior to the date on which Lenders under the tranche of Term Loans are requested to respond to the offer; and

(v) any applicable Minimum Extension Condition shall be satisfied unless waived by the Borrower. For the avoidance of doubt, no Term Lender shall be obligated to accept any Term Loan Extension Offer.

(b) Extension of the Revolving Facility. Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, a “Revolver Extension Offer”) made from time to time by the Borrower to all Revolving Lenders holding Revolving Commitments with a like maturity date, on a pro rata basis (based on the aggregate Revolving Commitments with a like maturity date) and on the same terms to each such Revolving Lender, the Borrower is hereby permitted to consummate from time to time transactions with individual Revolving Lenders that accept the terms contained in such Revolver Extension Offers to extend the maturity date of all or a portion of each such Revolving Lender’s Revolving Commitments and otherwise modify the terms of such Revolving Commitments pursuant to the terms of the relevant Revolver Extension Offer (including, without limitation, by the changing interest rate or fees payable in respect of such Revolving Commitments (and related outstandings)) (each, a “Revolver Extension,” and each group of Revolving Commitments, as so extended, as well as the original Revolving Commitments not so extended, being a “tranche of Revolving Loans,” and any, subject to the last sentence of the definition of “Class,” Extended Revolving Commitments shall constitute a separate tranche of Revolving Commitments from the tranche of Revolving Commitments from which they were converted), so long as the following terms are satisfied:

(i) No Event of Default pursuant to Section 7.01(b), (e)(B), (f) or (g) shall have occurred and be continuing at the time the offering document in respect of a Revolver Extension Offer is delivered to the applicable Revolving Lenders (the “Revolver Extension Offer Date”);

(ii) except as to interest rates, fees and final maturity (which shall be set forth in the relevant Revolver Extension Offer), the Revolving Commitment of any Revolving Lender that agrees to a Revolver Extension with respect to such Revolving Commitment extended pursuant to an Extension Amendment (an “Extended Revolving Commitment”), and the related outstandings, shall be a Revolving Commitment (or related outstandings, as the case may be) with the same terms as the original Class of Revolving Commitments being extended (and related outstandings); provided that (1) the borrowing and repayment (except for (A) payments of interest and fees at different rates on Extended Revolving Commitments (and related outstandings), (B) repayments required upon the maturity date of the non-extending Revolving Commitments and (C) repayment made in connection with a permanent repayment and termination of commitments) of Revolving Loans with respect to Extended Revolving Commitments after the applicable Revolver Extension Offer Date shall be made on a pro rata basis with all other Revolving Commitments (it being understood that (a) prepayments of Revolving Loans other than in connection with a termination of commitments shall not be required to be on a pro rata basis and (b) the Borrower shall be permitted to permanently repay and terminate commitments of any such tranche of Revolving Loans on a better than pro rata basis as compared to any other tranche of Revolving

Loans with a later maturity date than such tranche of Revolving Loans), (2) assignments and participations of Extended Revolving Commitments and extended Revolving Loans shall be governed by the same assignment and participation provisions applicable to Revolving Commitments and Revolving Loans or, at the Borrower’s discretion, governed by more restrictive assignment and participation provisions and (3) at no time shall there be Revolving Commitments hereunder (including Extended Revolving Commitments and any original Revolving Commitments) which have more than five different maturity dates;

(iii) if the aggregate principal amount of Revolving Commitments in respect of which Revolving Lenders shall have accepted the relevant Revolver Extension Offer shall exceed the maximum aggregate principal amount of Revolving Commitments, as the case may be, offered to be extended by the Borrower pursuant to such Revolver Extension Offer, then the Revolving Loans of such Revolving Lenders shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Revolving Lenders have accepted such Revolver Extension Offer;

(iv) if the aggregate principal amount of Revolving Commitments in respect of which Revolving Lenders shall have accepted the relevant Revolver Extension Offer shall be less than the maximum aggregate principal amount of Revolving Commitments, as the case may be, offered to be extended by the Borrower pursuant to such Revolver Extension Offer, then the Borrower may require each Revolving Lender that does not accept such Revolver Extension Offer to assign pursuant to Section 10.02 its pro rata share (or any portion thereof) of the outstanding Revolving Commitments, Revolving Loans and/or participations in Letters of Credit (as applicable) offered to be extended pursuant to such Revolver Extension Offer to one or more assignees which have agreed to such assignment and to extend the applicable Revolving Facility Maturity Date; provided that (1) each Revolving Lender that does not respond affirmatively by the deadline set forth in the Revolver Extension Offer shall be deemed not to have accepted such Revolver Extension Offer, (2) each assigning Revolving Lender shall have received payment of an amount equal to the outstanding principal of its Revolving Loans and unreimbursed funded participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees or portion thereof that has been assigned pursuant to this Section 2.28(b)(iv), if applicable) or the Borrower (in the case of all other amounts), (3) the processing and recordation fee specified in Section 10.02(b)(ii)(D) shall be paid by the Borrower or such assignee and (4) the assigning Revolving Lender shall continue to be entitled to the rights under Section 10.04 for any period prior to the effectiveness of such assignment;

(v) all documentation in respect of such Revolver Extension shall be consistent with the foregoing unless otherwise agreed by the Administrative Agent and the Borrower;

(vi) the Borrower may amend, revoke or replace a Revolver Extension Offer at any time prior to the date on which Lenders under the tranche of Revolving Loans are requested to respond to the offer; and

(vii) any applicable Minimum Extension Condition shall be satisfied unless waived by the Borrower. For the avoidance of doubt, no Revolving Lender shall be obligated to accept any Revolver Extension Offer.

(c) Minimum Extension Condition. With respect to all Extensions consummated by the Borrower pursuant to this Section 2.28, (i) such Extensions shall not constitute mandatory or voluntary payments or prepayments for purposes of Section 2.12 or Section 2.13 and (ii) each Extension Offer shall specify the minimum amount of Term Loans or Revolving Commitments (if any), as the case may be, to be tendered, which shall be a minimum amount approved by the Administrative Agent (a “Minimum Extension Condition”). The Administrative Agent and the Lenders hereby consent to the transactions contemplated by this Section 2.28 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Term Loans or Extended Revolving Commitments on such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement (including, without limitation, Sections 2.11, 2.12, 2.17 and 8.08) or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section 2.28.

(d) Extension Amendment. The consent of the Administrative Agent shall be required to effectuate any Extension, such consent not to be unreasonably withheld. No consent of any Lender shall be required to effectuate any Extension, other than (A) in the case of a Revolver Extension, (i) the consent of each Lender agreeing to such Extension with respect to all or any portion of its Revolving Commitments (or, in the case of an Extension pursuant to clause (iv) of Section 2.28(b), the consent of the assignee agreeing to the assignment of one or more Revolving Commitments, Revolving Loans and/or participations in Letters of Credit) and (ii) the consent of each Issuing Lender, which consent shall not be unreasonably withheld or delayed and (B) in the case of a Term Loan Extension, the consent of each Lender agreeing to such Extension with respect to all or any portion of its Term Loans, as applicable. All Extended Term Loans and Extended Revolving Commitments and all obligations in respect thereof shall be Obligations under this Agreement and the other Loan Documents that are secured by the Collateral on a pari passu basis with all other applicable Obligations under this Agreement and the other Loan Documents. Notwithstanding anything else to the contrary set forth in this Agreement or the other Loan Documents, the Lenders hereby irrevocably authorize each Agent to enter into amendments to this Agreement and the other Loan Documents (each, an “Extension Amendment”) with the Borrower as may be necessary in order to establish new tranches or sub-tranches or Classes in respect of Term Loans or Revolving Commitments so extended and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such new tranches or sub-tranches or Classes, in each case on terms consistent with this Section 2.28. In addition, if so provided in such Extension Amendment relating to a Revolver Extension and with the consent of the Issuing Lenders, participations in Letters of Credit expiring on or after the Revolving Facility Maturity Date with respect to Revolving Commitments not so extended shall be re-allocated from Revolving Lenders holding Revolving Commitments to Revolving Lenders holding Extended Revolving Commitments in accordance with the terms of such Extension Amendment; provided, however, that such participation interests shall, upon receipt thereof by the relevant Lenders holding Extended Revolving Commitments, be deemed to be participation interests in respect of such Extended Revolving Commitments and the terms of such participation interests (including, without limitation, the commission applicable thereto) shall be adjusted accordingly; and provided, further, that the Borrower shall have the right (without limitation of its rights pursuant to Section 2.28(b)(iv) above) to (i) replace any non-extending Lender with respect to all or a portion of its Loans or Commitments, as applicable, in connection with either a Revolver Extension or a Term Loan Extension by having such Loans or Revolving Commitments (or any portion thereof) assigned, in accordance with Sections 2.28(b)(iv) and Section 10.02, at par, to one or more other Eligible Assignees or (ii) terminate all or a portion of the Commitments of, and repay the Obligations owing to any such non-extending Lender.

(e) In connection with any Extension, the Borrower shall provide the Administrative Agent at least five (5) Business Days (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures (including, without limitation, regarding timing, rounding and other adjustments and to ensure reasonable administrative management of the credit facilities hereunder after such Extension), if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.28.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

To induce the Lenders and any Issuing Lender to make Extensions of Credit requested by the Borrower to be made on the Closing Date and on each Borrowing Date (if any) thereafter, each of the Borrower and the Guarantors jointly and severally represents and warrants, on the Closing Date and other than with respect to Sections 3.05(b), 3.06, 3.09(a) and 3.19 on each Borrowing Date (if any) thereafter, as follows:

SECTION 3.01. Organization and Authority. The Borrower and each Guarantor (a) is duly organized, validly existing and in good standing (to the extent such concept is applicable in the applicable jurisdiction) under the laws of the jurisdiction of its organization and is duly qualified and in good standing in each other jurisdiction in which the failure to so qualify would have a Material Adverse Effect and (b) has the requisite corporate or limited liability company power and authority under the laws of the jurisdiction of its organization, to effect the Transactions, to own or lease and operate its properties and to conduct its business as now or currently proposed to be conducted.

SECTION 3.02. Air Carrier Status. As of the date hereof, the Borrower is an “air carrier” within the meaning of Section 40102 of Title 49 and holds a certificate under Section 41102 of Title 49. The Borrower holds an air carrier operating certificate issued pursuant to Chapter 447 of Title 49. The Borrower is a “citizen of the United States” as defined in Section 40102(a)(15) of Title 49 and as that statutory provision has been interpreted by the DOT pursuant to its policies (a “United States Citizen”). The Borrower possesses all necessary certificates, franchises, licenses, permits, rights, designations, authorizations, exemptions, concessions, frequencies and consents of any Governmental Authority which relate to the operation of the Scheduled Services and the conduct of its business and operations as currently conducted, except where failure to so possess would not, individually or in the aggregate, have a Material Adverse Effect.

SECTION 3.03. Due Execution. Except (other than with respect to clause (a)(i) below) for any Transfer Restriction, the execution, delivery and performance by each of the Borrower and the Guarantors of each of the Loan Documents to which it is a party (a) are within the respective corporate or limited liability company powers of each of the Borrower and the Guarantors, have been duly authorized by all necessary corporate or limited liability company action, including the consent of shareholders or members where required, and do not (i) contravene the charter, by-laws or limited liability company agreement (or equivalent documentation) of any of the Borrower or the Guarantors, (ii) violate any applicable law (including, without limitation, the Exchange Act) or regulation (including, without limitation, Regulations T, U or X of the Board), or any order or decree of any court or Governmental Authority, other than violations by the Borrower or the Guarantors which would not reasonably be expected to have a Material Adverse Effect, (iii) conflict with or result in a breach of, or constitute a default under, any material indenture, mortgage or deed of trust or any material lease, agreement or other instrument binding on the Borrower or the Guarantors or any of their properties, which, in the aggregate, would reasonably be expected to have a Material Adverse Effect or (iv) result in or require the creation or imposition of any Lien upon any of the property of any of the Borrower or the other Grantors other than the Liens granted pursuant to this Agreement or the other Loan Documents and (b) do not require the consent, authorization by or approval of or notice to or filing or registration with any Governmental Authority or any other Person, other than (i) the filing of financing statements under the UCC, (ii) such as may be required in order to perfect and register the security interests and liens purported to be created by the Collateral Documents, (iii) approvals, consents and exemptions that have been obtained on or prior to the Closing Date and remain in full force and effect, (iv) consents, approvals and exemptions that the failure to obtain in the aggregate would not be reasonably expected to result in a Material Adverse Effect and (v) routine reporting obligations. Each Loan Document to which the Borrower or any Guarantor is a party has been duly executed and delivered by each of the Borrower and the Guarantors party thereto. Each of this Agreement and the other Loan Documents to which the Borrower or any of the Guarantors is a party, is a legal, valid and binding obligation of the Borrower and each Guarantor party thereto, enforceable against the Borrower and the Guarantors, as the case may be, in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.04. Statements Made.

(a) The written information furnished by or on behalf of the Borrower or any Guarantor to the Administrative Agent or any Lender in connection with the negotiation of this Agreement (as modified or supplemented by other written information so furnished), together with the Annual Report on Form 10-K for 2012 of Parent filed with the SEC and all Quarterly Reports on Form 10-Q or Current Reports on Form 8-K that have been filed after December 31, 2012, by Parent with the SEC (as amended), taken as a whole as of the Closing Date did not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made therein not misleading in light of the circumstances in which such information was provided; provided that, with respect to projections, estimates or other forward-looking information the Borrower and the Guarantors represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time that such forward-looking information was prepared.

(b) The Annual Report on Form 10-K of Parent most recently filed with the SEC, and each Quarterly Report on Form 10- Q and Current Report on Form 8-K of Parent filed with the SEC subsequently and prior to the date that this representation and warranty is being made, did not as of the date filed with the SEC (giving effect to any amendments thereof made prior to the date that this representation and warranty is being made) contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

SECTION 3.05. Financial Statements; Material Adverse Change.

(a) (i) The audited consolidated financial statements of Parent and its Subsidiaries for the fiscal year ended December 31, 2012, included in Parent’s Annual Report on Form 10-K for 2012 filed with the SEC, as amended and (ii) the unaudited consolidated financial statement of Parent and its Subsidiaries for the fiscal quarter ending March 31, 2013, each present fairly, in all material respects, in accordance with GAAP, the financial condition, results of operations and cash flows of Parent and its Subsidiaries on a consolidated basis as of such date and for such period (except that any unaudited consolidated financial statements are subject to normal year-end audit adjustments and the absence of footnotes).

(b) Except as disclosed in Parent’s Annual Report on Form 10-K for 2012 or any subsequent report filed by Parent on Form 10-Q or Form 8-K with the SEC, since December 31, 2012, there has been no Material Adverse Change.

SECTION 3.06. Ownership of Subsidiaries. As of the Closing Date, other than as set forth on Schedule 3.06, (a) each of the Persons listed on Schedule 3.06 is a wholly-owned, direct or indirect Subsidiary of Parent and (b) Parent owns no other Subsidiaries (other than Immaterial Subsidiaries), whether directly or indirectly.

SECTION 3.07. Liens. There are no Liens of any nature whatsoever on any Collateral, except for Permitted Liens.

SECTION 3.08. Use of Proceeds. The proceeds of the Loans, and the Letters of Credit, shall be used for general corporate purposes.

SECTION 3.09. Litigation and Compliance with Laws.

(a) Except as disclosed in Parent’s Annual Report on Form 10-K for 2012 or any subsequent report filed by Parent on Form 10-Q or Form 8-K with the SEC since December 31, 2012, there are no actions, suits, proceedings or investigations pending or, to the knowledge of the Borrower or the Guarantors, threatened against the Borrower or the Guarantors or any of their respective properties (including any properties or assets that constitute Collateral under the terms of the Loan Documents), before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that (i) are likely to have a Material Adverse Effect or (ii) could reasonably be expected to affect the legality, validity, binding effect or enforceability of the Loan Documents.

(b) Except with respect to any matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, the Borrower and each Guarantor to its knowledge is currently in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of its business and ownership of its property.

SECTION 3.10. Slots. Each applicable Grantor holds its respective Pledged Slots pursuant to authority granted by the applicable Governmental Authorities and Foreign Aviation Authorities, and there exists no material violation by such Grantor of the terms, conditions or limitations of any rule, regulation or order of the applicable Governmental Authorities or Foreign Aviation Authorities regarding such Pledged Slots or any provisions of law applicable to such Pledged Slots that gives any applicable Governmental Authority or Foreign Aviation Authority the right to modify in any material respect, terminate, cancel or withdraw the rights of such Grantor in any such Pledged Slots to the extent such Governmental Authority or Foreign Aviation Authority would not have such right in the absence of such violation.

SECTION 3.11. Routes. With respect to the Pledged Route Authorities relating to the Scheduled Services, each applicable Grantor holds the requisite authority to operate over such Grantor’s Pledged Route Authorities pursuant to Title 49 and all rules and regulations promulgated thereunder, subject only to the regulations of the DOT, the FAA and the applicable Foreign Aviation Authorities and applicable treaties and bilateral and multilateral air transportation agreements, and there exists no material violation by such Grantor of any certificate or order issued by the DOT authorizing such Grantor to operate over such Pledged Route Authorities, the rules and regulations of any applicable Foreign Aviation Authority with respect to such Pledged Route Authorities or the provisions of Title 49 and rules and regulations promulgated thereunder applicable to such Pledged Route Authorities that gives the FAA, DOT or any applicable Foreign Aviation Authority the right to modify in any material respect, terminate, cancel or withdraw the rights of such Grantor in any such Pledged Route Authorities.

SECTION 3.12. Margin Regulations; Investment Company Act.

(a) Neither the Borrower nor any Guarantor is engaged, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board, “Margin Stock”), or extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Loans will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock in violation of Regulation U.

(b) Neither the Borrower nor any Guarantor is, or after the making of the Loans will be, or is required to be, registered as an “investment company” under the Investment Company Act of 1940, as amended.

SECTION 3.13. Holding of Collateral. Each applicable Grantor is, and as to Collateral acquired by it from time to time after the date hereof each Grantor will be, the holder of all such Collateral free from any Lien except for (1) the Lien and security interest created by the Collateral Documents and (2) Permitted Liens.

SECTION 3.14. Perfected Security Interests. All UCC filings necessary or reasonably requested by the Collateral Agent to create, preserve, protect and perfect the security interests granted by the Borrower or any Guarantor, as applicable, to the Collateral Agent for the benefit of the Secured Parties in respect of the Collateral (other than the Account Collateral) under the SGR Security Agreement have been accomplished by the Borrower or the relevant Grantor to the extent that such security interests can be perfected by filings under the UCC and all actions necessary to obtain control of the Account Collateral as provided in Sections 9-104 and 9-106 of the UCC have been taken by such Grantor to the extent that such security interests can be perfected on or before the date hereof by execution and delivery of the Account Control Agreement. Subject to any Intercreditor Agreement and any Other Intercreditor Agreement, the security interests granted to the Collateral Agent for the benefit of the Secured Parties pursuant to the SGR Security Agreement in and to the Collateral described therein constitute and hereafter at all times shall constitute a perfected security interest therein superior and prior to the rights of all other Persons therein (subject, in the case of priority only, only to Permitted Liens) to the extent such perfection and priority can be obtained by filings under the UCC and by the execution and delivery of the Account Control Agreement, and the Collateral Agent is entitled with respect to such perfected security interest to all the rights, priorities and benefits afforded by the UCC to perfected security interests.

SECTION 3.15. Payment of Taxes. Each of Parent and its Restricted Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed by it through the date hereof, except for such exceptions as would not individually or collectively have a Material Adverse Effect, and has paid or caused to be paid when due all Taxes required to have been paid by it, except such as are being contested in good faith by appropriate proceedings or as would not individually or collectively have a Material Adverse Effect.

SECTION 3.16. No Unlawful Payments. Neither of the Borrower, the Guarantors nor any of their respective subsidiaries nor, to the knowledge of the Borrower or the Guarantors, any director, officer, agent, employee or other person associated with or acting on behalf of the Borrower, the Guarantors or any of their respective subsidiaries has materially violated in the past five years or is in material violation of (1) laws relating to the use of any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (2) laws relating to direct or indirect unlawful payments to any foreign or domestic government official or employee from corporate funds, (3) the Foreign Corrupt Practices Act of 1977, as amended, or the rules and regulations thereunder or (4) laws relating to bribes, rebates, payoffs, influence payments, kickbacks or other unlawful payments. The Borrower and each Guarantor has implemented compliance programs for purposes of (a) informing the appropriate officers and employees of the Borrower, such Guarantor and their respective subsidiaries of the Borrower’s and such Guarantor’s policies to ensure compliance with the laws described under (1) through (4) above, and (b) requiring such officers and employees to report to the Borrower and such Guarantor any knowledge they may have of violations of the Borrower’s and such Guarantor’s policies referred to above. The Borrower and each Guarantor will not directly or indirectly use the proceeds of the Borrowings and Letter of Credit issuances hereunder, or lend, contribute or otherwise make available such proceeds to any of its subsidiaries or joint venture partners or any other person or entity, for any purpose in breach of any laws described in clause (1) – (4) above.

SECTION 3.17. OFAC. None of the Borrower, any Guarantor, any of their respective subsidiaries or, to the knowledge of the Borrower and the Guarantors, any director, officer, agent, employee, affiliate or other person acting on behalf of the Borrower, any Guarantor or any of their respective subsidiaries is currently the target of any U.S. sanctions administered by the U.S. federal government (including the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”)); and the Borrower and each Guarantor will not directly or indirectly use the proceeds of the Borrowings and Letter of Credit issuances hereunder, or lend, contribute or otherwise make available such proceeds to any of its subsidiaries or joint venture partners or any other person or entity, for the purpose of financing the activities of any person (individual or entity) or in any country, region or territory, that is at the time of such financing the target of any U.S. sanctions administered by the U.S. federal government (including OFAC) in any manner that would result in the violation of any U.S. sanctions applicable to any party hereto.

SECTION 3.18. Compliance with Anti-Money Laundering Laws. The operations of the Borrower, the Guarantors and their respective subsidiaries are and have been conducted at all times in material compliance with all applicable financial recordkeeping and reporting requirements, including those of the Bank Secrecy Act, as amended by the Patriot Act, and the applicable anti-money laundering statutes of jurisdictions where the Borrower, the Guarantors and their respective subsidiaries conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Borrower, the Guarantors or any of their respective subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the best knowledge of the Borrower and the Guarantors, threatened.

SECTION 3.19. Solvency. As of October 6, 2014, after giving effect to the Loans made on such date and the payment of all costs and expenses in connection therewith, the Borrower and the Guarantors, taken as a whole, are Solvent.

ARTICLE IV

CONDITIONS OF LENDING

SECTION 4.01. [Reserved].

SECTION 4.02. Conditions Precedent to Each Loan and Each Letter of Credit. The obligation of the Lenders to make each Loan and of the Issuing Lenders to issue each Letter of Credit, including the initial Loans and the initial Letters of Credit, is subject to the satisfaction (or waiver in accordance with Section 10.08) of the following conditions precedent (provided, that any condition precedent to drawing of a Revolving Loan may be waived only by the Required Revolving Lenders):

(a) Notice. The Administrative Agent shall have received a Loan Request pursuant to Section 2.03 with respect to such borrowing or a Letter of Credit Request for issuance of such Letter of Credit pursuant to Section 2.02, as the case may be.

(b) Representations and Warranties. All representations and warranties contained in this Agreement and the other Loan Documents (other than in the case of each Borrowing Date after the Closing Date, the representations and warranties set forth in Sections 3.05(b), 3.06, 3.09(a) and 3.19) shall be true and correct in all material respects on and as of the date of such Loan or the issuance of such Letter of Credit hereunder (both before and after giving effect thereto and, in the case of each Loan, the application of proceeds therefrom) with the same effect as if made on and as of such date except to the extent such representations and warranties expressly relate to an earlier date and in such case as of such date; provided that any representation or warranty that is qualified by materiality (it being understood that any representation or warranty that excludes circumstances that would not result in a “Material Adverse Change” or “Material Adverse Effect” shall not be considered (for purposes of this proviso) to be qualified by materiality) shall be true and correct in all respects, as though made on and as of the applicable date, before and after giving effect to such Loan or the issuance of such Letter of Credit hereunder.

(c) No Default. On the date of such Loan or the issuance of such Letter of Credit hereunder, no (i) Event of Default or (ii) Default with respect to Section 7.01(b), (e), (f) or (g) shall have occurred and be continuing nor shall any such Default or Event of Default, as the case may be, occur by reason of the making of the requested Borrowing or the issuance of the requested Letter of Credit and, in the case of each Loan, the application of proceeds thereof.

(d) Collateral Coverage Ratio. On the date of such Loan or the issuance of such Letter of Credit hereunder (and after giving pro forma effect thereto), the Collateral Coverage Ratio shall not be less than 1.6 to 1.0 as evidenced by the delivery of a Collateral Coverage Ratio Certificate to the Administrative Agent demonstrating such compliance.

(e) No Going Concern Qualification. For any Loan made or Letter of Credit issued after the filing by Parent of its Annual Report on Form 10-K for the fiscal year ended on December 31, 2014, on the date of such Loan or the issuance of such Letter of Credit hereunder, the opinion of the independent public accountants (after giving effect to any reissuance or revision of such opinion) on the most recent audited consolidated financial statements delivered by Parent pursuant to Section 5.01(a) shall not include a “going concern” qualification under GAAP as in effect on the date of this Agreement or, if there is a change in the relevant provisions of GAAP thereafter, any like qualification or exception under GAAP after giving effect to such change.

The acceptance by the Borrower of each Extension of Credit hereunder shall be deemed to be a representation and warranty by the Borrower that the conditions specified in this Section 4.02 have been satisfied at that time.

ARTICLE V

AFFIRMATIVE COVENANTS

From the date hereof and for so long as the Commitments remain in effect, any Letter of Credit remains outstanding (in a face amount in excess of the sum of (i) the amount of cash then held in the Letter of Credit Account and (ii) the face amount of back-to-back letters of credit delivered pursuant to Section 2.02(j)), or the principal of, or interest on, any Loan or reimbursement of any LC Disbursement is owing (or any other amount that is due and unpaid on the first date that none of the foregoing is in effect, outstanding or owing, respectively, is owing) to any Lender or the Administrative Agent hereunder:

SECTION 5.01. Financial Statements, Reports, etc. The Borrower shall deliver to the Administrative Agent on behalf of the Lenders:

(a) within ninety (90) days after the end of each fiscal year, Parent’s consolidated balance sheet and related statement of income and cash flows, showing the financial condition of Parent and its Subsidiaries on a consolidated basis as of the close of such fiscal year and the results of their respective operations during such year, such consolidated financial statements of Parent to be audited for Parent by independent public accountants of recognized national standing and to be accompanied by an opinion of such accountants (which opinion shall be unqualified as to scope of such audit) to the effect that such consolidated financial statements fairly present in all material respects the financial condition and results of operations of Parent and its Subsidiaries on a consolidated basis in accordance with GAAP; provided that the foregoing delivery requirement shall be satisfied if Parent shall have filed with the SEC its Annual Report on Form 10-K for such fiscal year, which is available to the public via EDGAR or any similar successor system;

(b) within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year, Parent’s consolidated balance sheets and related statements of income and cash flows, showing the financial condition of Parent and its Subsidiaries on a consolidated basis as of the close of such fiscal quarter and the results of their operations during such fiscal quarter and the then-elapsed portion of the fiscal year, each certified by a Responsible Officer of Parent as fairly presenting in all material respects the financial condition and results of operations of Parent and its Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes; provided that the foregoing delivery requirement shall be satisfied if Parent shall have filed with the SEC its Quarterly Report on Form 10-Q for such fiscal quarter, which is available to the public via EDGAR or any similar successor system;

(c) within the time period under Section 5.01(a), a certificate of a Responsible Officer of the Borrower certifying that, to the knowledge of such Responsible Officer, no Event of Default has occurred and is continuing, or, if, to the knowledge of such Responsible Officer, such an Event of Default has occurred and is continuing, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto;

(d) within the time period under (a) and (b) of this Section 5.01, an Officer’s Certificate demonstrating in reasonable detail compliance with Section 6.08 as of the end of the preceding fiscal quarter;

(e) promptly after the occurrence thereof, written notice of the termination of a Plan of the Borrower or an ERISA Affiliate pursuant to Section 4042 of ERISA, to the extent such termination would constitute an Event of Default under Section 7.01(j);

(f) a Collateral Coverage Ratio Certificate, as and when required under Section 6.09(a);

(g) so long as any Commitment, Loan or Letter of Credit is outstanding, promptly after the Chief Financial Officer or the Treasurer of Parent becoming aware of the occurrence of a Default or an Event of Default that is continuing, an Officer’s Certificate specifying such Default or Event of Default and what action Parent and its Subsidiaries are taking or propose to take with respect thereto;

(h) promptly after a Responsible Officer of Parent or the Borrower obtains knowledge thereof, written notice of the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting Parent or any Subsidiary that would reasonably be expected to result in a Material Adverse Effect under clause (a) (with respect to any such action, suit or proceeding that is described by the Company or the Parent in a current report on Form 8-k filed with the SEC), (b) or (c) of the definition thereof;

(i) a Collateral Coverage Ratio Certificate as and when required under Section 6.04(ii)(D); and

(j) reasonably promptly following a request, all documentation and information reasonably requested by the Administrative Agent on behalf of a Lender, Agent or Issuing Lender solely to the extent such Lender, Agent or Issuing Lender is required to obtain such information pursuant to “know your customer” and similar laws and regulations.

Any certificate to be delivered under this Section 5.01 may, at the Borrower’s option, be combined with any other certificate to be delivered under this Section 5.01 within the same time period.

Subject to the next succeeding sentence, information delivered pursuant to this Section 5.01 to the Administrative Agent may be made available by the Administrative Agent to the Lenders by posting such information on the SyndTrak website or other lender site maintained by the Administrative Agent. Information required to be delivered pursuant to this Section 5.01 by the Borrower (and solely in the case of Section 5.01(a) or (b) above to the extent not made available on EDGAR) shall be delivered pursuant to Section 10.01 or as set forth in the following sentence. Information required to be delivered pursuant to this Section 5.01 (to the extent not made available as set forth above) shall be deemed to have been delivered to the Administrative Agent on the date on which the Borrower provides written notice to the Administrative Agent that such information has been posted on the Borrower’s general commercial website on the Internet (to the extent such information has been posted or is available as described in such notice), as such website may be specified by the Borrower to the Administrative Agent from time to time. Information required to be delivered pursuant to this Section 5.01 shall be in a format which is suitable for transmission.

Any notice or other communication delivered pursuant to this Section 5.01, or otherwise pursuant to this Agreement, shall be deemed to contain material non-public information unless (i) expressly marked by the Borrower or a Guarantor as “PUBLIC,” (ii) such notice or communication consists of copies of the Borrower’s public filings with the SEC or (iii) such notice or communication has been posted on the Borrower’s general commercial website on the Internet, as such website may be specified by the Borrower to the Administrative Agent from time to time.

SECTION 5.02. Taxes. Parent shall pay, and shall cause each of its Subsidiaries to pay, all material taxes, assessments and governmental levies imposed or assessed on any of them or any of their assets before the same shall become more than 90 days delinquent, other than taxes, assessments and levies (i) being contested in good faith by appropriate proceedings or (ii) the failure to effect such payment of which are not reasonably be expected to have, individually or collectively, a Material Adverse Effect on Parent.

SECTION 5.03. Corporate Existence. Parent shall do or cause to be done all things reasonably necessary to preserve and keep in full force and effect:

(1) its corporate existence, and the corporate, partnership or other existence of each of its Restricted Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of Parent or any such Restricted Subsidiary; and

(2) the rights (charter and statutory) and material franchises of Parent and its Restricted Subsidiaries; provided, however, that Parent shall not be required to preserve any such right or franchise, or the corporate, partnership or other existence of it or any of its Restricted Subsidiaries, if a Responsible Officer of the Borrower or Parent shall, in such officer’s reasonable judgment, determine that the preservation thereof is no longer desirable in the conduct of the business of Parent and its Subsidiaries, taken as a whole, and that the loss thereof would not, individually or in the aggregate, have a Material Adverse Effect.

For the avoidance of doubt, this Section 5.03 shall not prohibit any actions permitted by Section 6.10 or described in Section 6.10(b).

SECTION 5.04. Compliance with Laws. Except for laws, rules, regulations and orders applicable to Route Authorities, Slots and Foreign Gate Leaseholds (it being understood that Section 5.09 applies, to the extent set forth therein, to laws, rules, regulations and orders applicable to Route Authorities, Slots and Foreign Gate Leaseholds), Parent shall comply, and cause each of its Restricted Subsidiaries to comply, with all applicable laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where such noncompliance, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05. Designation of Restricted and Unrestricted Subsidiaries.

(a) Parent may designate any Restricted Subsidiary of it (other than the Borrower) to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by Parent and its Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation. That designation will be permitted only if the Investment would be permitted at that time under Section 6.01 and if the Restricted Subsidiary otherwise meets the definition of an “Unrestricted Subsidiary.” Parent may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

(b) Parent may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of Parent; provided that such designation will be permitted only if no Default or Event of Default would be in existence following such designation.

(c) In connection with the designation of an Unrestricted Subsidiary as provided in Section 5.05(a), (x) such designated Unrestricted Subsidiary shall be released from its Guarantee of the Obligations and (y) any Liens on such designated Unrestricted Subsidiary and any of the Collateral of such designated Unrestricted Subsidiary shall be released.

SECTION 5.06. Delivery of Appraisals. No later than:

(1) each of (x) June 30 of each year and (y) a date to be selected by the Borrower from time to time between July 1 and December 31 of each year, but in any event, no earlier than five (5) months after the delivery of the appraisal set forth in clause (x) for such year; and

(2) the 45-day period following a request by the Administrative Agent if an Event of Default has occurred and is continuing,

the Borrower will deliver to the Administrative Agent one or more Appraisals establishing the Appraised Value of the Collateral (other than any cash or Cash Equivalents in the Collateral).

For the avoidance of doubt, the Appraised Value of any Qualified Replacement Assets or Additional Collateral (other than any cash or Cash Equivalents) pledged by the Borrower or another Grantor that has not previously been included in an Appraisal shall be deemed to be zero until an Appraisal of such Qualified Replacement Assets or Additional Collateral has been delivered to the Administrative Agent.

Subject to the next succeeding sentence, the Borrower shall deliver the Appraisals described above to the Administrative Agent and the Administrative Agent shall make such Appraisals available to the Lenders by posting such information on the confidential, non-public portion of SyndTrak website or other lender site maintained by the Administrative Agent, which other lender site the Administrative Agent identifies to the Borrower in writing. Information required to be delivered pursuant to this Section 5.06 by the Borrower shall be delivered pursuant to Section 10.01 and shall be deemed to contain material non-public information.

SECTION 5.07. Regulatory Matters; Utilization; Reporting.

(a) The Borrower will:

(1) maintain at all times its status as an “air carrier” within the meaning of Section 40102(a)(2) of Title 49 and hold or co-hold a certificate under Section 41102(a)(1) of Title 49;

(2) maintain at all times its status at the FAA as an “air carrier” and hold or co-hold an air carrier operating certificate under Section 44705 of Title 49 and operations specifications issued by the FAA pursuant to Parts 119 and 121 of Title 14;

(3) possess and maintain all certificates, exemptions, licenses, permits, designations, authorizations, frequencies and consents required by the FAA, the DOT or any applicable Foreign Aviation Authority or Airport Authority or any other Governmental Authority that are material to the operation of the Pledged Route Authorities and Pledged Slots operated by it, and to the conduct of its business and operations as currently conducted, in each case, to the extent necessary for the Borrower’s operation of the Scheduled Services, except to the extent that any failure to possess or maintain would not reasonably be expected to result in a Material Adverse Effect;

(4) maintain Pledged Foreign Gate Leaseholds sufficient to ensure its ability to operate the Scheduled Services and to preserve its right in and to its Pledged Slots, except to the extent that any failure to maintain would not reasonably be expected to result in a Material Adverse Effect;

(5) utilize its Pledged Slots in a manner consistent with applicable regulations, rules, foreign law and contracts in order to preserve its right to hold and use its Pledged Slots, taking into account any waivers or other relief granted to it by the FAA, the DOT, any Foreign Aviation Authority or any Airport Authority, except to the extent that any failure to utilize would not reasonably be expected to result in a Material Adverse Effect;

(6) cause to be done all things reasonably necessary to preserve and keep in full force and effect its rights in and to use its Pledged Slots, including, without limitation, satisfying any applicable Use or Lose Rule, except to the extent that any failure to do so would not reasonably be expected to result in a Material Adverse Effect;

(7) utilize its Pledged Route Authorities in a manner consistent with Title 49, applicable foreign law, the applicable rules and regulations of the FAA, the DOT and any applicable Foreign Aviation Authorities, and any applicable treaty in order to preserve its rights to operate the Scheduled Services, except to the extent that any failure to utilize would not reasonably be expected to result in a Material Adverse Effect; and

(8) cause to be done all things reasonably necessary to preserve and keep in full force and effect its authority to operate the Scheduled Services, except to the extent that any failure to do so would not reasonably be expected to result in a Material Adverse Effect.

(b) Without in any way limiting Section 5.07(a), the Borrower will promptly take all such steps as may be necessary to obtain renewal of its Pledged Route Authorities from the DOT and any applicable Foreign Aviation Authorities, in each case to the extent necessary to operate the Scheduled Services, within a reasonable time prior to the expiration of such authority (as prescribed by law or regulation, if any), and promptly notify the Administrative Agent if it has been informed that such authority will not be renewed, except to the extent that any failure to take such steps would not reasonably be expected to result in a Material Adverse Effect. The Borrower will pay any applicable filing fees and other expenses related to the submission of applications, renewal requests, and other filings as may be reasonably necessary to maintain or obtain its rights in its Pledged Route Authorities and have access to its Pledged Foreign Gate Leaseholds in each case to the extent necessary to operate the Scheduled Services.

Notwithstanding any provision of this Section 5.07 or anything else in this Agreement or any other Loan Document to the contrary, (x) for the avoidance of doubt, any Disposition of Collateral permitted by Section 6.04 shall be permitted by the provisions described above, and nothing herein shall prohibit the Borrower or any Grantor from reducing the frequency of flight operations over any Scheduled Service or suspending or cancelling any Scheduled Service, (y) nothing shall restrict or prohibit or require the Borrower or any other Grantor to contest any retiming or other adjustment of the time or time period for landing or takeoff or any adjustment with respect to terminal access or seating capacity, in each case with respect to any Pledged Slot (whether accomplished by modification, substitution or exchange) for which no consideration is received by the Borrower or any of its Affiliates; provided that any other Slot received by the Borrower or any of its Affiliates in connection with any such retiming or other adjustment of the time or time period for landing or takeoff with respect to any Pledged Slot shall not constitute consideration and (z) neither the Borrower nor any other Grantor shall have any obligation to contest the application of, challenge the interpretation of, or take or refrain from taking any action to influence the enactment or the implementation of any legislation, regulation, policy or other action of the FAA, the DOT, any applicable Foreign Aviation Authority, Airport Authority or any other Governmental Authority that affects the existence, availability or value of properties or rights of the same type as the Route Authorities, Additional Route Authorities, Slots, Gate Leaseholds or Foreign Gate Leaseholds to air carriers generally (and not solely to the Borrower or solely to any other applicable Grantor), including any such legislation, regulation, policy or action relating to the applicability of Foreign Slots or FAA Slots to flight operations at any airport.

SECTION 5.08. Maintenance of Ratings. The Borrower will use commercially reasonable efforts to maintain a rating of the Facilities by each of S&P and Moody’s after such ratings are obtained (but not to obtain or maintain a specific rating).

SECTION 5.09. Additional Guarantors; Additional Collateral.

(a) If (x) Parent or any of its Restricted Subsidiaries acquires or creates another Domestic Subsidiary after the Closing Date or (y) Parent, in its sole discretion, elects to cause a Domestic Subsidiary that is not a Guarantor to become a Guarantor, then Parent will promptly cause such Domestic Subsidiary to become a party to the Guaranty by executing an Instrument of Assumption and Joinder substantially in the form attached hereto as Exhibit B; provided, that any Domestic Subsidiary that constitutes an Immaterial Subsidiary, a Receivables Subsidiary or an Excluded Subsidiary need not become a Guarantor unless and until 30 Business Days after such time as it ceases to be (and is no longer any of) an Immaterial Subsidiary, a Receivables Subsidiary or an Excluded Subsidiary or such time as it guarantees, or pledges any property or assets to secure, any other Obligations.

(b) If any Domestic Subsidiary that constitutes an Immaterial Subsidiary, a Receivables Subsidiary or an Excluded Subsidiary on the Closing Date ceases to be (and is no longer any of) an Immaterial Subsidiary, a Receivables Subsidiary or an Excluded Subsidiary or at such time as it guarantees, or pledges any property or assets to secure, any Obligations hereunder, then Parent will promptly cause such Domestic Subsidiary to become a party to the Guaranty by executing an Instrument of Assumption and Joinder substantially in the form attached hereto as Exhibit B within 30 Business Days after such time as it ceases to be (and is no longer) an Immaterial Subsidiary, a Receivables Subsidiary or an Excluded Subsidiary or such time as it guarantees, or pledges any property or assets to secure, any other Obligations.

(c) Notwithstanding the provisions in Section 5.09(a) and 5.09(b), no Regional Airline shall be required to become a Guarantor hereunder at any time, provided however that a Regional Airline may become a Guarantor at the sole discretion of the Borrower.

(d) At any time, with prior written notice to the Administrative Agent and the Collateral Agent, the Borrower may, and may cause any other Guarantor to, at its sole discretion, pledge additional assets as Additional Collateral.

(e) With respect to any Collateral transferred to a Subsidiary of Parent pursuant to any transaction or Disposition (other than a Permitted Disposition), and to the extent that such Collateral constituted Core Collateral immediately prior to such transaction or Disposition, Parent and the Borrower shall, upon consummation of such transaction or Disposition, cause such Subsidiary to become (i) a Guarantor by executing an Instrument of Assumption and Joinder substantially in the form attached hereto as Exhibit B and (ii) a Grantor with respect to such assets.

SECTION 5.10. Access to Books and Records.

(a) The Borrower and the Guarantors will make and keep books, records and accounts in which full, true and correct entries in conformity with GAAP are made of all financial dealings and transactions in relation to its business and activities, including, without limitation, an accurate and fair reflection of the transactions and dispositions of the assets of the Borrower and the Guarantors.

(b) The Borrower and the Guarantors will permit, to the extent not prohibited by applicable law or contractual obligations, any representatives designated by the Administrative Agent or any Governmental Authority that is authorized to supervise or regulate the operations of a Lender, as designated by such Lender, upon reasonable prior written notice and, so long as no Event of Default has occurred and is continuing, at no out-of-pocket cost to the Borrower and the Guarantors, to visit and inspect the properties of each of the Borrower and the Guarantors, to examine its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times during normal business hours and as often as reasonably requested (it being understood that a representative of the Borrower will be present); provided that if an Event of Default has occurred and is continuing, the Borrower and the Guarantors shall be responsible for the reasonable costs and expenses of any visits of the Administrative Agent and the Lenders, acting together (but not separately); provided, further that with respect to Collateral and matters relating thereto, the rights of Administrative Agent and the Lenders under this Section 5.10 shall be limited to the following: upon the request of the Administrative Agent, the applicable Grantor will permit the Administrative Agent or any of its agents or representatives, at reasonable times and intervals upon reasonable prior notice, to visit during normal business hours its offices and sites and inspect any documents relating to (i) the existence of such Collateral, (ii) with respect to Collateral other than Pledged Route Authorities, Pledged Slots and Pledged Foreign Gate Leaseholds, the condition of such Collateral, and (iii) the validity, perfection and priority of the Liens on such Collateral, and to discuss such matters with its officers, except to the extent the disclosure of any such document or any such discussion shall result in the applicable Grantor’s violation of its contractual or legal obligations. All confidential or proprietary information obtained in connection with any such visit, inspection or discussion shall be held confidential by the Administrative Agent and each agent or representative thereof and shall not be furnished or disclosed by any of them to anyone other than their respective bank examiners, auditors, accountants, agents and legal counsel, and except as may be required by an order of any court or administrative agency or by any statute, rule, regulation or order of any Governmental Authority.

SECTION 5.11. Further Assurances.

(a) With respect to Pledged Route Authorities, Pledged Slots, Pledged Foreign Gate Leaseholds, and any Additional Route Authorities or Gate Leaseholds otherwise constituting Collateral, upon the reasonable request of the Collateral Agent, the Borrower or the applicable Grantor shall take, or cause to be taken, such actions with respect to the due and timely recording, filing, re-recording and refiling of any financing statements and any continuation statements under the UCC as are necessary to maintain, so long as such SGR Security Agreement or other applicable Collateral Document is in effect, the perfection of the security interests created by such SGR Security Agreement or such Collateral Document, as applicable, in such Pledged Route Authorities, Pledged Slots, Pledged Foreign Gate Leaseholds and any Additional Route Authorities or Gate Leaseholds otherwise constituting Collateral, subject, in each case, to Permitted Liens, or at the reasonable request of the Collateral Agent will furnish the Collateral Agent, together with such financing statements and continuation statements, as may be required to enable the Collateral Agent to take such action.

(b) With respect to Collateral constituting aircraft or spare engines, each of the applicable Aircraft Security Agreements will provide that the Borrower or the applicable Grantor shall take, or cause to be taken, upon the reasonable request of the Collateral Agent, such actions with respect to the due and timely recording, filing, re-recording and refiling of such Aircraft Security Agreement, and any financing statements and any continuation statements or other instruments as are necessary to maintain, so long as such Aircraft Security Agreement is in effect, the perfection of the security interests created by such Aircraft Security Agreement in such aircraft or spare engines, subject in each case, to Permitted Liens, or at the reasonable request of the trustee appointed pursuant to Section 8.01(d) will furnish such trustee with such instruments, in execution form, and such other information, as may be required to enable such trustee to take such action.

(c) With respect to Collateral constituting Real Property Assets, each of the applicable Collateral Documents relating to such Collateral will provide that the Borrower or the applicable Grantor shall provide, or cause to be provided to the Collateral Agent each document (including title policies or marked-up unconditional insurance binders (in each case, together with copies of all exception documents referred to therein), maps, ALTA (or TLTA, if applicable) as-built surveys (in form and as to date that is sufficiently acceptable to the title insurer issuing title insurance to the Administrative Agent for such title insurer to deliver endorsements to such title insurance as reasonably requested by the Administrative Agent), environmental assessments, flood certifications and flood insurance (if applicable) and reports and evidence regarding recording and payment of fees, insurance premium and taxes) that the Administrative Agent may reasonably request, to create, register, perfect, maintain, evidence the existence, substance, form or validity of or enforce a valid lien on such parcel of or leasehold interest in real property subject only to Permitted Liens.

(d) With respect to Collateral other than Pledged Route Authorities, Pledged Slots, Pledged Foreign Gate Leaseholds, Additional Route Authorities, Gate Leaseholds, aircraft or spare engines, each of the applicable Collateral Documents relating to such Collateral will provide that the Borrower or the applicable Grantor shall take, or cause to be taken, upon the reasonable request of the Collateral Agent, such commercially reasonable actions as are necessary to maintain, so long as such Collateral Document is in effect, the perfection of the security interests created by such Collateral Document in such Collateral, subject, in each case, to Permitted Liens, or at the reasonable request of the Collateral Agent, will furnish the Collateral Agent with such instruments, in execution form, and such other information, as may be required to enable the Collateral Agent to take such action.

ARTICLE VI

NEGATIVE AND FINANCIAL COVENANTS

From the date hereof and for so long as the Commitments remain in effect, any Letter of Credit remains outstanding (in a face amount in excess of the sum of (i) the amount of cash then held in the Letter of Credit Account and (ii) the face amount of back-to-back letters of credit delivered pursuant to Section 2.02(j)) or principal of or interest on any Loan or reimbursement of any LC Disbursement is owing (or any other amount that is due and unpaid on the first date that none of the foregoing is in effect, outstanding or owing, respectively, is owing) to any Lender or the Administrative Agent hereunder:

SECTION 6.01. Restricted Payments.

(a) Parent will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(i) declare or pay any dividend or make any other payment or distribution on account of Parent’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving Parent or any of its Restricted Subsidiaries) or to the direct or indirect holders of Parent’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than (A) dividends, distributions or payments payable in Qualifying Equity Interests or in the case of preferred stock of Parent, an increase in the liquidation value thereof and (B) dividends, distributions or payments payable to Parent or a Restricted Subsidiary of Parent);

(ii) purchase, redeem or otherwise acquire or retire for value any Equity Interests of Parent;

(iii) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value (collectively for purposes of this clause (iii), a “purchase”) any Indebtedness of the Borrower or any Guarantor that is contractually subordinated in right of payment to the Loans (excluding any intercompany Indebtedness between or among Parent and any of its Restricted Subsidiaries), except any scheduled payment of interest and any purchase within two years of the Stated Maturity thereof; or

(iv) make any Restricted Investment (all such payments and other actions set forth in these clauses (i) through (iv) above being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment:

(x) (A) no Default or Event of Default is continuing as of such date and (B) Liquidity as at such time (after (1) excluding from the calculation thereof an amount equal to 75% of the aggregate committed principal amount under all revolving credit facilities (whether drawn or undrawn) of the Parent and its Restricted Subsidiaries as of such date and (2) giving pro forma effect to any Restricted Payment to be made on such date) is at least equal to $4,200,000,000, or

(y) the aggregate amount of all Restricted Payments made by Parent and its Restricted Subsidiaries since the Closing Date and together with such Restricted Investments outstanding at the time of giving effect to such Restricted Payment (excluding, in each case, Restricted Payments permitted by clauses (2) through (22) of Section 6.01(b)), is less than the greater of (i) $0 and (ii) the sum, without duplication, of:

(A) 50% of the Consolidated Net Income of Parent for the period (taken as one accounting period) from June 30, 2013 to the end of Parent’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus 50% of the Consolidated Net Income (as such term is defined in the US Airways Indenture) of US Airways for the period (taken as one accounting period) from October 1, 2011 to December 9, 2013 (or, if such Consolidated Net Income (as such term is defined in the US Airways Indenture) for such period is a deficit, less 100% of such deficit); plus

(B) 100% of the aggregate net cash proceeds and the Fair Market Value of non-cash consideration received by Parent since the Closing Date as a contribution to its common equity capital or from the issue or sale of Qualifying Equity Interests (other than Qualifying Equity Interests sold to a Subsidiary of Parent and excluding Excluded Contributions and other than proceeds from any Permitted Warrant Transaction); plus

(C) (x) 100% of the aggregate net cash proceeds and the Fair Market Value of non-cash consideration received by Parent or a Restricted Subsidiary of Parent from the issue or sale of convertible or exchangeable Disqualified Stock of Parent or a Restricted Subsidiary of Parent or convertible or exchangeable debt securities of Parent or a Restricted Subsidiary of Parent (regardless of when issued or sold) or in connection with the conversion or exchange thereof, in each case that have been converted into or exchanged since the Closing Date for Qualifying Equity Interests (other than Qualifying Equity Interests and convertible or exchangeable Disqualified Stock or debt securities sold to a Subsidiary of Parent); plus (y) 100% of the aggregate net cash proceeds and the Fair Market Value (as such term is defined in the US Airways Indenture) of non-cash consideration received by US Airways or a Restricted Subsidiary (as such term is defined in the US Airways Indenture) of US Airways from the issue or sale of convertible or exchangeable Disqualified Stock (as such term is defined in the US Airways Indenture) of US Airways or a Restricted Subsidiary (as such term is defined in the US Airways Indenture) of US Airways or convertible or exchangeable debt securities of US Airways or a Restricted Subsidiary (as such term is defined in the US Airways Indenture) of US Airways (regardless of when issued or sold) or in connection with the conversion or exchange thereof, in each case that have been converted into or exchanged since the US Airways Closing Date for Qualifying Equity Interests (as such term is defined in the US Airways Indenture) (other than Qualifying Equity Interests (as such term is defined in the US Airways Indenture) and convertible or exchangeable Disqualified Stock (as such term is defined in the US Airways Indenture) or debt securities sold to a Subsidiary of US Airways); plus

(D) to the extent that any Restricted Investment that was made after the Closing Date is (i) sold for cash or otherwise cancelled, liquidated or repaid for cash or (ii) made in an entity that subsequently becomes a Restricted Subsidiary of Parent, the initial amount of such Restricted Investment (or, if less, the amount of cash received upon repayment or sale); plus

(E) to the extent that any Unrestricted Subsidiary (other than any Unrestricted Subsidiary to the extent the Investment in such Unrestricted Subsidiary constituted a Permitted Investment) of Parent designated as such after the Closing Date is redesignated as a Restricted Subsidiary after the Closing Date, the greater of (i) the Fair Market Value of Parent’s Restricted Investment in such Subsidiary as of the date of such redesignation and (ii) such Fair Market Value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary after the Closing Date; plus

(F) 100% of any dividends received in cash by Parent or a Restricted Subsidiary of Parent after the Closing Date from an Unrestricted Subsidiary (other than any Unrestricted Subsidiary to the extent the Investment in such Unrestricted Subsidiary constituted a Permitted Investment) of Parent, to the extent that such dividends were not otherwise included in the Consolidated Net Income of Parent for such period.

(b) The provisions of Section 6.01(a) will not prohibit:

(1) the payment of any dividend or distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or distribution or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or distribution or redemption payment would have complied with the provisions of this Agreement;

(2) the making of any Restricted Payment in exchange for, or out of or with the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of Parent) of, Qualifying Equity Interests or from the substantially concurrent contribution of common equity capital to Parent; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will not be considered to be net proceeds of Qualifying Equity Interests for purposes of clause (a)(y)(ii)(B) of Section 6.01 and will not be considered to be Excluded Contributions;

(3) the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution), distribution or payment by a Restricted Subsidiary of Parent to the holders of its Equity Interests on a pro rata basis;

(4) the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of the Borrower or any Guarantor that is contractually subordinated in right of payment to the Loans with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

(5) the repurchase, redemption, acquisition or retirement for value of any Equity Interests of Parent or any Restricted Subsidiary of Parent held by any current or former officer, director, consultant or employee (or their estates or beneficiaries of their estates) of Parent or any of its Restricted Subsidiaries pursuant to any management equity or compensation plan or equity subscription agreement, stock option agreement, shareholders’ agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $60,000,000 in any 12-month period (except to the extent such repurchase, redemption, acquisition or retirement is in connection with (x) the acquisition of a Permitted Business or merger, consolidation or amalgamation otherwise permitted by this Agreement and in such case the aggregate price paid by Parent and its Restricted Subsidiaries may not exceed $150,000,000 in connection with such acquisition of a Permitted Business or merger, consolidation or amalgamation); provided, further, that Parent or any of its Restricted Subsidiaries may carry over and make in subsequent 12-month periods, in addition to the amounts permitted for such 12-month period, up to $30,000,000 of unutilized capacity under this clause (5) attributable to the immediately preceding 12-month period;

(6) the repurchase of Equity Interests or other securities deemed to occur upon (A) the exercise of stock options, warrants or other securities convertible or exchangeable into Equity Interests or any other securities, to the extent such Equity Interests or other securities represent a portion of the exercise price of those stock options, warrants or other securities convertible or exchangeable into Equity Interests or any other securities or (B) the withholding of a portion of Equity Interests issued to employees and other participants under an equity compensation program of Parent or its Subsidiaries to cover withholding tax obligations of such persons in respect of such issuance;

(7) so long as no Default or Event of Default has occurred and is continuing, the declaration and payment of regularly scheduled or accrued dividends, distributions or payments to holders of any class or series of Disqualified Stock or subordinated debt of Parent or any preferred stock of any Restricted Subsidiary of Parent;

(8) payments of cash, dividends, distributions, advances, common stock or other Restricted Payments by Parent or any of its Restricted Subsidiaries to allow the payment of cash in lieu of the issuance of fractional shares;

(9) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of Parent or any Disqualified Stock or preferred stock of any Restricted Subsidiary of Parent to the extent such dividends are included in the definition of “Fixed Charges” for such Person;

(10) Restricted Payments made with Excluded Contributions;

(11) the distribution, as a dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to Parent or any of its Restricted Subsidiaries by, any Unrestricted Subsidiary;

(12) any Restricted Payment in connection with any full or partial “spin-off” of a Subsidiary or similar transactions; provided that no Default or Event of Default has occurred and is continuing; provided, further, that the assets distributed or dividended do not include, directly or indirectly, any property or asset that constitutes Collateral;

(13) the distribution or dividend of assets or Capital Stock of any Person in connection with any full or partial “spin-off” of a Subsidiary or similar transactions having an aggregate Fair Market Value not to exceed $600,000,000 since the Closing Date; provided that the assets distributed or dividended do not include, directly or indirectly, any property or asset that constitutes Collateral;

(14) so long as no Default or Event of Default has occurred and is continuing, any (x) Restricted Payment (other than a Restricted Investment) made on or after the Closing Date and (y) Restricted Investments outstanding at any such time, in an aggregate amount not to exceed $900,000,000, such aggregate amount to be calculated from the Closing Date;

(15) the payment of any amounts in respect of any restricted stock units or other instruments or rights whose value is based in whole or in part on the value of any Equity Interests issued to any directors, officers or employees of Parent or any Restricted Subsidiary of Parent;

(16) the making of cash payments in connection with any conversion of Convertible Indebtedness in an aggregate amount since the Closing Date not to exceed the sum of (a) the principal amount of such Convertible Indebtedness plus (b) any payments received by Parent or any of its Restricted Subsidiaries pursuant to the exercise, settlement or termination of any related Permitted Bond Hedge Transaction;

(17) (a) any payments in connection with a Permitted Bond Hedge Transaction and (b) the settlement of any related Permitted Warrant Transaction (i) by delivery of shares of Parent’s common stock upon settlement thereof or (ii) by (A) set-off against the related Permitted Bond Hedge Transaction or (B) payment of an early termination amount thereof upon any early termination thereof in common stock or, in the case of a nationalization, insolvency, merger event (as a result of which holders of such common stock are entitled to receive cash or other consideration for their shares of such common stock) or similar transaction with respect to Parent or such common stock, cash and/or other property;

(18) [Reserved];

(19) so long as no Default or Event of Default has occurred and is continuing, Restricted Payments (i) made to purchase or redeem Equity Interests of Parent or (ii) consisting of payments in respect of any Indebtedness (whether for purchase or prepayment thereof or otherwise);

(20) payment of dividends in respect of Parent’s Capital Stock in each fiscal year in an amount up to 50% of Excess Cash Flow for the immediately preceding fiscal year, so long as, both immediately before and after giving effect to such payment, (A) no Default or Event of Default has occurred and is continuing at the time of and immediately after giving effect to the payment of such dividends, and (B) the Borrower is in pro forma compliance with the financial covenants in Section 6.09 at such times;

(21) Restricted Payments with assets or properties that (i) do not consist of Collateral or Capital Stock of Parent or any of its Restricted Subsidiaries and (ii) have an aggregate Fair Market Value as of the date each such Restricted Payment is made (without giving effect to subsequent changes in value), when taken together with all other (x) Restricted Payments (other than Investments) and (y) Restricted Investments that remain outstanding, in each case, made pursuant to this clause (21), do not exceed 5.0% of the Consolidated Tangible Assets of Parent and its Restricted Subsidiaries; and

(22) any repurchase of Accounts and/or related assets pursuant to a Receivables Repurchase Obligation.

In the case of any Restricted Payment that is not cash, the amount of such non-cash Restricted Payment will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Parent or such Restricted Subsidiary of Parent, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this Section 6.01 will be determined by a Responsible Officer of the Borrower and, if greater than $10,000,000, set forth in an Officer’s Certificate delivered to the Administrative Agent.

For purposes of determining compliance with this Section 6.01, if a proposed Restricted Payment (or portion thereof) meets the criteria of more than one of the categories of Restricted Payments described in clauses (1) through (22) of subparagraph (b) of this Section 6.01, or is entitled to be made pursuant to subparagraph (a) of this Section 6.01, Parent will be entitled to classify on the date of its payment or later reclassify such Restricted Payment (or portion thereof) in any manner that complies with this Section 6.01.

For the avoidance of doubt, the payment on or with respect to, or purchase, redemption, defeasance or other acquisition or retirement for value of any Indebtedness (including any Convertible Indebtedness) of Parent or any Restricted Subsidiary of Parent that is not contractually subordinated in right of payment to the Obligations shall not constitute Restricted Payment and therefore will not be subject to any of the restrictions described in this Section 6.01.

Notwithstanding anything in this Agreement or any other Loan Document to the contrary, if a Restricted Payment is made (or any other action is taken or omitted under this Agreement or any other Loan Document) at a time when a Default or Event of Default has occurred and is continuing and such Default or Event of Default is subsequently cured, any Default or Event of Default arising from the making of such Restricted Payment (or the taking or omission of such other action) during the existence of such Default or Event of Default shall simultaneously be deemed cured.

SECTION 6.02. Restrictions on Ability of Restricted Subsidiaries to Pay Dividends and Make Certain Other Payments.

(a) Parent will not, and will not permit any of its Restricted Subsidiaries other than the Borrower to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any such Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock to Parent or any of its Restricted Subsidiaries or with respect to any other interest or participation in the profits of such Restricted Subsidiary, or measured by the profits of such Restricted Subsidiary;

(2) pay any Indebtedness owed to Parent or any of its Restricted Subsidiaries;

(3) make loans or advances to Parent or any of its Restricted Subsidiaries; or

(4) sell, lease or transfer any of its properties or assets to Parent or any of its Restricted Subsidiaries.

(b) The restrictions in Section 6.02(a) will not apply to encumbrances or restrictions existing under or by reason of:

(1) agreements (A) governing Existing Indebtedness, Credit Facilities and any other obligations, in each case as in effect on (or required by agreements in effect on) the Closing Date, (B) in effect on the Closing Date or (C) of US Airways Group, Inc. and any of its Subsidiaries in effect on the date of the AMR/US Airways Merger;

(2) this Agreement and the Collateral Documents, including any Intercreditor Agreement and any Other Intercreditor Agreement;

(3) agreements governing other Indebtedness or shares of preferred stock; provided, that if such Restricted Subsidiary incurring or issuing such Indebtedness or shares of preferred stock is not a Guarantor, the restrictions therein are either (in each case, as determined in good faith by a senior financial officer of Parent or the Borrower) (A) not materially more restrictive, taken as a whole, than those contained in this Agreement or (B)(i) customary for instruments of such type and (ii) will not materially adversely impact the ability of the Borrower to make required principal and interest payments on the Loans or any reimbursement obligation with respect to LC Disbursements;

(4) applicable law, rule, regulation or order;

(5) any instrument governing Indebtedness or Capital Stock of a Person acquired by Parent or any of its Restricted Subsidiaries (including by way of merger, consolidation or amalgamation of Parent or any of its Restricted Subsidiaries) as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

(6) customary provisions in contracts, licenses, leases and asset sale agreements entered into in the Ordinary Course of Business;

(7) purchase money obligations for property acquired in the Ordinary Course of Business and Capital Lease Obligations that impose restrictions on the property (or proceeds thereof) purchased or leased of the nature described in clause (4) of Section 6.02(a);

(8) any contract or agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions, asset sales or loans by that Restricted Subsidiary pending its sale or other disposition;

(9) Permitted Refinancing Indebtedness; provided that such amendment, modification, restatement, renewal, extension, increase, supplement, refunding, replacement or refinancing is, in the good faith judgment of a senior financial officer of the Borrower, taken together as a whole, not materially more restrictive with respect to such dividend and other payment restrictions than those contained in (A) the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, extension, increase, supplement, refunding, replacement or refinancing or (B) this Agreement;

(10) Permitted Liens and Liens that limit the right of the debtor to dispose of the assets subject to such Liens;

(11) provisions limiting the disposition or distribution of assets or property or loans or advances in joint venture agreements, asset sale agreements, sale-leaseback and other lease agreements, stock sale agreements and other similar agreements (including agreements entered into in connection with any Investment), which limitation is applicable only to the assets or the joint venture entity, as applicable, that are the subject of such agreements or otherwise in the Ordinary Course of Business;

(12) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the Ordinary Course of Business;

(13) any instrument or agreement entered into in connection with (or in anticipation of) any full or partial “spin-off” or similar transactions;

(14) any encumbrance or restriction of the type referred to in clauses (1), (2), (3) and (4) of Section 6.02(a) imposed by any amendments, modifications, restatements, renewals, extensions, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (13) of this Section 6.02(b); provided that such amendment, modification, restatement, renewal, extension, increase, supplement, refunding, replacement or refinancing is, in the good faith judgment of a senior financial officer of the Borrower, taken together as a whole, not materially more restrictive with respect to such dividend and other payment restrictions than those contained in (A) the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, extension, increase, supplement, refunding, replacement or refinancing or (B) this Agreement; and

(15) any encumbrance or restriction existing under or by reason of Indebtedness or other contractual requirements of a Receivables Subsidiary or any Standard Securitization Undertaking, in each case, in connection with a Qualified Receivables Transaction; provided that such restrictions apply only to such Receivables Subsidiary.

SECTION 6.03. [Reserved].

SECTION 6.04. Disposition of Collateral. Neither the Borrower nor any Grantor shall Dispose of any Collateral (including, without limitation, by way of any Sale of a Grantor) except that any Disposition shall be permitted (i) in the case of a Permitted Disposition or (ii) in the case of any Disposition of Collateral that is not a Permitted Disposition, (A) upon consummation of any such Disposition, no Event of Default shall have occurred and be continuing, (B) either (I) there is (1) no Collateral Coverage Ratio Failure after giving effect to such Disposition (including any deposit of any Net Proceeds received upon consummation thereof in the Collateral Proceeds Account subject to an Account Control Agreement) and (2) no Core Collateral Failure after giving effect to such Disposition; (II) the Borrower shall (1) grant (or cause another Grantor to grant) a security interest in Additional Collateral and/or (2) prepay or cause to be prepaid the Loans and (if required by its terms) any Pari Passu Senior Secured Debt (on a ratable basis with the Loans) such that following such actions in clauses (1) and/or (2) above, (x) the Collateral Coverage Ratio, recalculated by adding the Appraised Value of any such Additional Collateral and any such Net Proceeds in clause (i) of the definition of Collateral Coverage Ratio and subtracting any such prepaid Loans and prepaid Pari Passu Senior Secured Debt from clause (ii) of the definition of Collateral Coverage Ratio, shall be no less than 1.6 to 1.0 and (y) no Core Collateral Failure shall have occurred as a result of such Disposition; provided that in the case of any Disposition that is not a voluntary Disposition of Collateral by the Borrower or such Grantor, the Borrower shall have up to 45 days after such Disposition to accomplish the actions contemplated by this clause (II); or (III) (1) the Borrower shall comply with its obligations set forth in Section 2.12(a), (2) no Collateral Coverage Ratio Failure has occurred and is continuing after giving effect to such Disposition and any prepayments or deposits made pursuant to Section 2.12(a) and (3) no Core Collateral Failure has occurred and is continuing after giving effect to such Disposition and any prepayments or deposits made pursuant to Section 2.12(a), (C) such sale or other Disposition, if to any other Person that is not a Subsidiary of the Borrower, is an arms’ length Disposition and (D) the Borrower shall promptly provide to the Administrative Agent a Collateral Coverage Ratio Certificate calculating the Collateral Coverage Ratio and certifying that no Core Collateral Failure shall have occurred as a result of such Disposition.

For the avoidance of doubt, none of (v) the reduction of the frequency of flight operations over any Scheduled Service, (w) the suspension or cancellation of any Scheduled Service, (x) the expiration, termination or suspension of any Pledged Route Authority, Pledged Slot, Pledged Foreign Gate Leasehold or Additional Route Authority or Gate Leasehold otherwise constituting Collateral in accordance with the terms under which the applicable Grantor was granted such Pledged Route Authority, Pledged Slot, Pledged Foreign Gate Leasehold or Additional Route Authority or Gate Leasehold constituting Collateral, as applicable, and (y) the release of any Pledged Slot or Pledged Foreign Gate Leasehold from the Collateral pursuant to Section 16(c) of the SGR Security Agreement or the equivalent provision of any other Collateral Document relating to such Pledged Slot or Pledged Foreign Gate Leasehold or Gate Leasehold otherwise constituting Collateral, as applicable, shall constitute a Disposition nor, solely with respect to this clause (y), result in the automatic release of such Collateral.

SECTION 6.05. Transactions with Affiliates.

(a) Parent will not, and will not permit any of its Restricted Subsidiaries to, make any payment to or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of Parent (each, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $60,000,000, unless:

(1) the Affiliate Transaction is on terms that are not materially less favorable to Parent or the relevant Restricted Subsidiary (taking into account all effects Parent or such Restricted Subsidiary expects to result from such transaction whether tangible or intangible) than those that would have been obtained in a comparable transaction by Parent or such Restricted Subsidiary with an unrelated Person; and

(2) the Borrower delivers to the Administrative Agent:

(A) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $150,000,000, an Officer’s Certificate certifying that such Affiliate Transaction complies with clause (1) of this Section 6.05(a); and

(B) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $300,000,000, an opinion as to the fairness to Parent or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

(b) The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of Section 6.05(a):

(1) any employment agreement, confidentiality agreement, non-competition agreement, incentive plan, employee stock option agreement, long-term incentive plan, profit sharing plan, employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by Parent or any of its Restricted Subsidiaries in the Ordinary Course of Business and payments pursuant thereto;

(2) transactions between or among any of Parent and/or its Restricted Subsidiaries (including without limitation in connection with (or in anticipation of) any full or partial “spin-off” or similar transactions);

(3) transactions with a Person (other than an Unrestricted Subsidiary of Parent) that is an Affiliate of Parent solely because Parent owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(4) payment of fees, compensation, reimbursements of expenses (pursuant to indemnity arrangements or otherwise) and reasonable and customary indemnities provided to or on behalf of officers, directors, employees or consultants of Parent or any of its Restricted Subsidiaries;

(5) any issuance of Qualifying Equity Interests or any increase in the liquidation preference of preferred stock of Parent;

(6) transactions with customers, clients, suppliers or purchasers or sellers of goods or services in the Ordinary Course of Business or transactions with joint ventures, alliances, alliance members or Unrestricted Subsidiaries entered into in the Ordinary Course of Business;

(7) Permitted Investments and Restricted Payments that do not violate Section 6.01;

(8) loans or advances to employees in the Ordinary Course of Business not to exceed $30,000,000 in the aggregate at any one time outstanding;

(9) (i) transactions pursuant to agreements or arrangements in effect on the Closing Date or any amendment, modification or supplement thereto or replacement thereof and any payments made or performance under any agreement as in effect on the Closing Date or any amendment, replacement, extension or renewal thereof (so long as such agreement as so amended, replaced, extended or renewed is not materially less advantageous, taken as a whole, to the Lenders than the original agreement as in effect on the Closing Date) and (ii) with respect to US Airways and any of its Restricted Subsidiaries, transactions pursuant to agreements or arrangements in effect on the date of any amendment, modification or supplement thereto or replacement thereof and any payments made or performance under any agreement as in effect on the date of any amendment, replacement, extension or renewal thereof (so long as such agreement as so amended, replaced, extended or renewed is not materially less advantageous, taken as a whole, to the Lenders than the original agreement);

(10) transactions between or among any of Parent and/or its Subsidiaries or transactions between a Receivables Subsidiary and any Person in which the Receivables Subsidiary has an Investment;

(11) any transaction effected as part of a Qualified Receivables Transaction;

(12) any purchase by Parent’s Affiliates of Indebtedness of Parent or any of its Restricted Subsidiaries, the majority of which Indebtedness is offered to Persons who are not Affiliates of Parent;

(13) transactions contemplated by the Marketing and Service Agreements;

(14) transactions between Parent or any of its Restricted Subsidiaries with any employee labor unions or other employee groups of Parent or such Restricted Subsidiary provided such transactions are not otherwise prohibited by this Agreement;

(15) transactions with captive insurance companies of Parent or any of its Restricted Subsidiaries; and

(16) transactions between or among any of Parent and/or its Subsidiaries or transactions between a Non-Recourse Financing Subsidiary and any Person in which the Non-Recourse Financing Subsidiary has an Investment.

SECTION 6.06. Liens. Parent will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind on any property or asset that constitutes Collateral, except Permitted Liens.

SECTION 6.07. Business Activities. Parent will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to Parent and its Restricted Subsidiaries taken as a whole.

SECTION 6.08. Liquidity. Parent will not permit the aggregate amount of Liquidity at the close of any Business Day to be less than $2,000,000,000.

SECTION 6.09. Collateral Coverage Ratio.

(a) Within ten (10) Business Days after the delivery of an Appraisal pursuant to Section 5.06(1) (each such day, a “Reference Date,” and the tenth Business Day after a Reference Date, the “Certificate Delivery Date”), the Borrower will deliver to the Administrative Agent a Collateral Coverage Ratio Certificate (i) calculating the Collateral Coverage Ratio with respect to such Reference Date and (ii) for each Certificate Delivery Date, no Core Collateral Failure has occurred.

(b) (x) If the Collateral Coverage Ratio with respect to any Reference Date is less than 1.6 to 1.0, the Borrower shall, no later than forty-five (45) days after the Certificate Delivery Date, (A) grant (or cause another Grantor to grant) a security interest in Additional Collateral and/or (B) prepay or cause to be prepaid the Loans and (if required by its terms) any Pari Passu Senior Secured Debt (on a ratable basis with the Loans) such that following such actions in clauses (A) and/or (B) above, the Collateral Coverage Ratio with respect to such Reference Date, recalculated by adding the Appraised Value of any such Additional Collateral in clause (i) of the definition of Collateral Coverage Ratio and subtracting any such prepaid Loans and prepaid Pari Passu Senior Secured Debt from clause (ii) of the definition of Collateral Coverage Ratio shall be no less than 1.6 to 1.0 or (y) if at any time, it is determined that a Core Collateral Failure has occurred, the Borrower shall, no later than forty-five (45) days after the date of such determination, either (A) grant (or cause another Grantor to grant) a security interest in Additional Collateral such that following such grant, the Collateral shall include Core Collateral or (B) prepay the Loans in full in accordance with Section 2.12(h).

(c) In addition to the release of any Lien otherwise contemplated by any other provision of any Loan Document, at the Borrower’s request, the Lien of the applicable Collateral Documents on any asset or type or category of asset (including after-acquired assets of that type or category) included in the Collateral will be promptly released, provided, in each case, that the following conditions are satisfied or waived: (A) no Event of Default shall have occurred and be continuing, (B) either (x) after giving effect to such release, the Collateral Coverage Ratio is not less than 1.6 to 1.0 or (y) the Borrower shall (1) grant (or cause another Grantor to grant) a security interest in Additional Collateral and/or (2) prepay or cause to be prepaid the Loans and (if required by its terms) any Pari Passu Senior Secured Debt (on a ratable basis with the Loans) such that following such actions in clauses (1) and/or (2) above, the Collateral Coverage Ratio, calculated by adding the Appraised Value of any such Additional Collateral in clause (i) of the definition of Collateral Coverage Ratio and subtracting any such prepaid Loans and prepaid Pari Passu Senior Secured Debt from clause (ii) of the definition of Collateral Coverage Ratio, shall be no less than 1.6 to 1.0, (C) no Core Collateral Failure shall have occurred as a result of such Borrower Release and (D) the Borrower shall deliver an Officer’s Certificate and a Collateral Coverage Ratio Certificate (which may be delivered in a combined certificate) demonstrating compliance with this Section 6.09(c) following such release. In connection herewith, the Collateral Agent agrees to promptly provide any documents or releases reasonably requested by the Borrower to evidence such release.

SECTION 6.10. Merger, Consolidation, or Sale of Assets.

(a) Neither Parent nor the Borrower (whichever is applicable, the “Subject Company”) shall directly or indirectly: (i) consolidate or merge with or into another Person or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Subject Company and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(1) either:

(A) the Subject Company is the surviving corporation; or

(B) the Person formed by or surviving any such consolidation or merger (if other than the Subject Company) or to which such sale, assignment, transfer, conveyance or other disposition has been made is an entity organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

(2) the Person formed by or surviving any such consolidation or merger (if other than the Subject Company) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of the Subject Company under the Loan Documents by operation of law (if the surviving Person is the Borrower) or pursuant to agreements reasonably satisfactory to the Administrative Agent;

(3) immediately after such transaction, no Event of Default exists; and

(4) the Subject Company shall have delivered to the Administrative Agent an Officer’s Certificate stating that such consolidation, merger or transfer complies with this Agreement.

In addition, a Subject Company will not, directly or indirectly, lease all or substantially all of the properties and assets of such Subject Company and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to any other Person.

(b) Section 6.10(a) will not apply to any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among Parent and/or its Restricted Subsidiaries.

Clauses (3) and (4) of Section 6.10(a) will not apply to the AMR/US Airways Merger or any merger, consolidation or transfer of assets:

(1) between or among Parent and any of Parent’s Restricted Subsidiaries;

(2) between or among any of Parent’s Restricted Subsidiaries or by a Restricted Subsidiary that is not a Guarantor; or

(3) with or into an Affiliate solely for the purpose of reincorporating a Subject Company in another jurisdiction.

(c) Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the properties or assets of any Subject Company in a transaction that is subject to, and that complies with the provisions of, Section 6.10(a), the successor Person formed by such consolidation or into or with which such Subject Company is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition, the provisions of this Agreement referring to such Subject Company shall refer instead to the successor Person and not to such Subject Company), and may exercise every right and power of such Subject Company under this Agreement with the same effect as if such successor Person had been named as such Subject Company herein; provided, however, that the predecessor Subject Company, if applicable, shall not be relieved from the obligation to pay the principal of, and interest, if any, on the Loan except in the case of a sale of all or substantially all of such Subject Company’s assets in a transaction that is subject to, and that complies with the provisions of, Section 6.10(a).

(d) Upon any merger of the Borrower with US Airways, where US Airways is the surviving entity, US Airways shall grant a security interest in, to and under all Collateral in which the Borrower had previously granted a security interest.

SECTION 6.11. Sanctions. The Borrower will not, directly or indirectly, use the proceeds of the Loans or any Letter of Credit issued hereunder, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is the subject of U.S. sanctions administered by the U.S. federal government (including OFAC), in any manner that would result in a violation of U.S. sanctions administered by the U.S. federal government (including OFAC) by any Person (including any Person participating in the Loans, whether as Administrative Agent, arranger, Lender, underwriter, advisor, investor, or otherwise).

ARTICLE VII

EVENTS OF DEFAULT

SECTION 7.01. Events of Default. In the case of the happening of any of the following events and the continuance thereof beyond the applicable grace period if any (each, an “Event of Default”):

(a) any representation or warranty made by the Borrower or any Guarantor in this Agreement or in any other Loan Document shall prove to have been false or incorrect in any material respect when made and such representation, to the extent capable of being corrected, is not corrected within ten (10) Business Days after the earlier of (A) a Responsible Officer of the Borrower obtaining knowledge of such default or (B) receipt by the Borrower of notice from the Administrative Agent of such default; or

(b) default shall be made in the payment of (i) any principal of the Loans or reimbursement obligations or Cash Collateralization in respect of Letters of Credit when and as the same shall become due and payable; (ii) any interest on the Loans and such default shall continue unremedied for more than five (5) Business Days or (iii) any other amount payable hereunder when due and such default shall continue unremedied for more than ten (10) Business Days after receipt of written notice by the Borrower from the Administrative Agent of the default in making such payment when due; or

(c) (A) default shall be made by Parent in the due observance of the covenant contained in Section 5.03(1) or 6.09(b), or (B) default shall be made by Parent in the due observance of the covenant contained in Section 6.08 and such default shall continue unremedied for more than ten (10) Business Days; or

(d) default shall be made by the Borrower, Parent or any Restricted Subsidiary of Parent in the due observance or performance of any other covenant, condition or agreement to be observed or performed by it pursuant to the terms of this Agreement or any of the other Loan Documents and such default shall continue unremedied for more than sixty (60) days after receipt of written notice by the Borrower from the Administrative Agent of such default; or

(e) (A) any Loan Document ceases to be in full force and effect (except as permitted by the terms of this Agreement or the Loan Documents or other than as a result of the action or inaction of any Agent) for a period of 60 consecutive days after the Borrower receives notice thereof or (B) any of the Collateral Documents ceases to give the Collateral Agent or trustee (as applicable) a valid, perfected (subject to any Permitted Liens) security interest (other than (w) any release or termination of the security interest with respect to any Collateral permitted by the terms of this Agreement or any Collateral Document, (x) as a result of any action by any Agent, (y) as a result of the failure of any Agent to take any action within its control or (z) as a result of any delay by any Agent in taking any action within its control) for a period of 60 consecutive days after the Borrower receives notice thereof, in each case with respect to Qualifying Collateral having an Appraised Value in excess of $100,000,000 in the aggregate at any time with respect to clauses (A) and (B) above (as determined in good faith by a responsible financial or accounting officer of the Borrower); or

(f) the Borrower, any Significant Subsidiary or any group of Restricted Subsidiaries of Parent that, taken together, would constitute a Significant Subsidiary pursuant to or within the meaning of Bankruptcy Law:

(1) commences a voluntary case, or

(2) consents to the entry of an order for relief against it in an involuntary case, or

(3) consents to the appointment of a custodian of it or for all or substantially all of its property, or

(4) makes a general assignment for the benefit of its creditors, or

(5) admits in writing its inability generally to pay its debts; or

(g) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(1) is for relief against Parent, the Borrower, any Significant Subsidiary or any group of Restricted Subsidiaries of Parent that, taken together, would constitute a Significant Subsidiary in an involuntary case;

(2) appoints a custodian of Parent, the Borrower, any Significant Subsidiary or any group of Restricted Subsidiaries of Parent that, taken together, would constitute a Significant Subsidiary or for all or substantially all of the property of Parent, the Borrower, any Significant Subsidiary or any group of Restricted Subsidiaries of Parent that, taken together, would constitute a Significant Subsidiary; or

(3) orders the liquidation of Parent, the Borrower, any Significant Subsidiary or any group of Restricted Subsidiaries of Parent that, taken together, would constitute a Significant Subsidiary;

and in each case the order or decree remains unstayed and in effect for sixty (60) consecutive days; or

(h) there is entered by a court or courts of competent jurisdiction against Parent, the Borrower or any of Parent’s Restricted Subsidiaries final judgments for the payment of any post-petition obligations aggregating in excess of $150,000,000 (determined net of amounts covered by insurance policies issued by creditworthy insurance companies or by third-party indemnities or a combination thereof), which judgments are not paid, discharged, bonded, satisfied or stayed for a period of sixty (60) consecutive days; or

(i) (1) the Borrower or any Guarantor shall default in the performance of any obligation relating to Material Indebtedness and any applicable grace periods shall have expired and any applicable notice requirements shall have been complied with, and as a result of such default the holder or holders of such Material Indebtedness or any trustee or agent on behalf of such holder or holders caused such Material Indebtedness to become due prior to its scheduled final maturity date or (2) the Borrower or any Guarantor shall default in the payment of the outstanding principal amount due on the scheduled final maturity date of any Indebtedness outstanding under one or more agreements of the Borrower or a Guarantor, any applicable grace periods shall have expired and any applicable notice requirements shall have been complied with and such failure to make payment when due shall be continuing for a period of more than five (5) consecutive Business Days following the applicable scheduled final maturity date thereunder and the applicable creditors have exercised remedies, in an aggregate principal amount at any single time unpaid exceeding $150,000,000; or

(j) a termination of a Plan of the Borrower or an ERISA Affiliate pursuant to Section 4042 of ERISA and such termination would reasonably be expected to result in a Material Adverse Effect;

then, and in every such event and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders, the Administrative Agent shall, by written notice to the Borrower, take one or more of the following actions, at the same or different times:

(i) terminate forthwith the Commitments;

(ii) declare the Loans or any portion thereof then outstanding to be forthwith due and payable, whereupon the principal of the Loans and other Obligations (other than Designated Hedging Obligations) together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower and the Guarantors, anything contained herein or in any other Loan Document to the contrary notwithstanding;

(iii) require the Borrower and the Guarantors promptly upon written demand to deposit in the Letter of Credit Account Cash Collateralization for the LC Exposure (and to the extent the Borrower and the Guarantors shall fail to furnish such funds as demanded by the Administrative Agent, the Administrative Agent shall be authorized to debit the accounts of the Borrower and the Guarantors (other than Escrow Accounts, Payroll Accounts or other accounts held in trust for an identified beneficiary) maintained with the Administrative Agent in such amounts);

(iv) set-off amounts in the Letter of Credit Account or any other accounts (other than Escrow Accounts, Payroll Accounts or other accounts held in trust for an identified beneficiary) maintained with the Administrative Agent (or any of its affiliates) and apply such amounts to the obligations of the Borrower and the Guarantors hereunder and in the other Loan Documents; and

(v) exercise any and all remedies under the Loan Documents and under applicable law available to the Administrative Agent and the Lenders.

In case of any event with respect to Parent, the Borrower, any Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary described in clause (f) or (g) of this Section 7.01, the actions and events described in clauses (i), (ii) and (iii) above shall be required or taken automatically, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower. Any payment received as a result of the exercise of remedies hereunder shall be applied in accordance with Section 2.17(b).

ARTICLE VIII

THE AGENTS

SECTION 8.01. Administration by Agents.

(a) Each of the Lenders and each Issuing Lender hereby irrevocably appoints each Agent as its agent and irrevocably authorizes such Agent, in such capacity, to take such actions on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are delegated to each Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto. The Administrative Agent may perform any of its respective duties hereunder by or through its officers, directors, employees or affiliates.

(b) Each of the Lenders and each Issuing Lender hereby authorizes each of the Administrative Agent and the Collateral Agent, in its sole discretion, where applicable:

(i) (A) in connection with the sale or other disposition or request for release in compliance with Section 6.09(c) of any asset that is part of the Collateral of the Borrower or any other Grantor, as the case may be, to the extent permitted by the terms of this Agreement, to release a Lien granted to the Collateral Agent, for the benefit of the Secured Parties, on such asset and (B) (x) upon termination of the Commitments and payment and satisfaction of all of the Obligations (other than inchoate indemnification obligations) at any time arising under or in respect of this Agreement or the Loan Documents or the transactions contemplated hereby or thereby, (y) if approved, authorized or ratified in writing by the Required Lenders (or all of the Lenders hereunder, to the extent required by this Agreement) or (z) as otherwise may be expressly provided in the relevant Collateral Documents, to release a Lien granted to the Collateral Agent, for the benefit of the Secured Parties, on any asset that is part of the Collateral of the Borrower or any other Grantor, as the case may be;

(ii) to determine that the cost to the Borrower or any other Grantor, as the case may be, is disproportionate to the benefit to be realized by the Secured Parties by perfecting a Lien in a given asset or group of assets included in the Collateral and that the Borrower or such other Grantor, as the case may be, should not be required to perfect such Lien in favor of the Collateral Agent, for the benefit of the Secured Parties;

(iii) to enter into the other Loan Documents on terms acceptable to the Administrative Agent or the Collateral Agent, as applicable, and to perform its respective obligations thereunder;

(iv) to execute any documents or instruments necessary to release any Guarantor from the guarantees provided herein pursuant to Section 9.05;

(v) to enter into the Collateral Documents, any Intercreditor Agreement or any Other Intercreditor Agreement (and/or subordination agreements on terms reasonably acceptable to the Collateral Agent and the Administrative Agent) and in each case to perform its obligations thereunder and to take such action and to exercise the powers, rights and remedies granted to it thereunder and with respect thereto; and

(vi) to enter into any other agreements in the forms contemplated hereby or otherwise reasonably satisfactory to the Administrative Agent granting Liens to the Collateral Agent, for the benefit of the Secured Parties, on any assets of the Borrower or any other Grantor to secure the Obligations.

(c) The Collateral Agent may appoint the Administrative Agent as its agent for the purposes of holding any Collateral and/or perfecting the Collateral Agent’s security interest therein and for the purpose of taking such other action with respect to the Collateral as such Agents may from time to time agree.

(d) In the event any property described in clause (d) of the definition of “Additional Collateral” is to be pledged by the Borrower or any other Grantor as Additional Collateral, the Collateral Agent will appoint Wilmington Trust Company or another trustee designated by the Borrower and reasonably acceptable to the Collateral Agent to serve as the security trustee under the applicable Aircraft Security Agreement with respect to such Additional Collateral, and in such event, references herein to the “Collateral Agent” with respect to such Additional Collateral and such Aircraft Security Agreement, as the context requires, shall be deemed to refer to such security trustee. The Collateral Agent will cause such trustee to join any Intercreditor Agreements and/or any Other Intercreditor Agreements.

SECTION 8.02. Rights of Agents. Each institution serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such bank and its respective Affiliates may accept deposits from, lend money to, act in any advisor capacity, and generally engage in any kind of business with the Borrower, Parent or any Subsidiary or other Affiliate of Parent as if it were not an Agent hereunder and without any duty to account therefor to the Lenders.

SECTION 8.03. Liability of Agents.

(a) No Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, (i) no Agent shall be subject to any fiduciary or other implied duties, regardless of whether an Event of Default has occurred and is continuing, (ii) no Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.08 or in the other Loan Documents), (iii) except as expressly set forth herein, no Agent shall have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower, Parent or any of Parent’s Subsidiaries that is communicated to or obtained by the institution serving as an Agent or any of its respective Affiliates in any capacity and (iv) no Agent will be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt, any action that may be in violation of the automatic stay under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect. No Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.08 or in the other Loan Documents) or in the absence of its own gross negligence, bad faith or willful misconduct, as determined in a final non-appealable judgment by a court of competent jurisdiction. No Agent shall be deemed to have knowledge of any Event of Default unless and until written notice thereof is given to such Agent by the Borrower, Parent or a Lender, and no Agent shall be responsible for, or have any duty to ascertain or inquire into, (A) any statement, warranty or representation made in or in connection with this Agreement, (B) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (C) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (D) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document or (E) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to each Agent.

(b) Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. Each Agent may consult with legal counsel (who may be counsel for the Borrower or Parent), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

(c) Each Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it (including the Collateral Agent, in the case of the Administrative Agent). Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers through its Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent or Collateral Agent.

(d) Anything herein to the contrary notwithstanding, none of the Joint Structuring Agents, Joint Lead Arrangers and Bookrunners or the Joint Bookrunners listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, Collateral Agent, a Lender or the Issuing Lender.

(e) No Agent shall have any obligation whatsoever to the Lenders or to any other Person to assure that the Collateral exists or is owned by the applicable Grantor or is cared for, protected or insured or that the Liens granted to the Collateral Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Agents in this Article VIII or in any of the Collateral Documents, it being understood and agreed that (as between the Collateral Agent and the Lenders) in respect of the Collateral, or any act, omission or event related thereto, the Collateral Agent may act in any manner it may deem appropriate, in its sole discretion, given the Collateral Agent’s own interest in the Collateral as one of the Lenders and that the Collateral Agent shall have no duty or liability whatsoever to the Lenders, except for its gross negligence or willful misconduct, as determined in a final non-appealable judgment by a court of competent jurisdiction.

(f) Any assignor of a Loan or seller of a participation hereunder shall be entitled to rely conclusively on a representation of the assignee Lender or Participant in the relevant Assignment and Acceptance or participation agreement, as applicable, that such assignee Lender or Participant is not a Disqualified Institution. No Agent shall have any responsibility or liability for monitoring the list or identities of, or enforcing provisions relating to, Disqualified Institutions.

SECTION 8.04. Reimbursement and Indemnification. Each Lender agrees (a) to reimburse on demand each Agent for such Lender’s Aggregate Exposure Percentage of any expenses and fees incurred for the benefit of the Lenders under this Agreement and any of the Loan Documents, including, without limitation, counsel fees and compensation of agents and employees paid for services rendered on behalf of the Lenders, and any other expense incurred in connection with the operations or enforcement thereof, not reimbursed by the Borrower or the Guarantors and (b) to indemnify and hold harmless each Agent and any of its Related Parties, on demand, in the amount equal to such Lender’s Aggregate Exposure Percentage, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against it or any of them in any way relating to or arising out of this Agreement or any of the Loan Documents or any action taken or omitted by it or any of them under this Agreement or any of the Loan Documents to the extent not reimbursed by the Borrower or the Guarantors (except such as shall result from its gross negligence or willful misconduct, as determined in a final non-appealable judgment by a court of competent jurisdiction). Notwithstanding the foregoing, so long as no Event of Default shall have occurred and be continuing, the Borrower shall not be responsible for the fees and expenses of more than one primary counsel for the Administrative Agent, the Collateral Agent or the Joint Lead Arrangers and Bookrunners and, only with respect to fees and expenses incurred in connection with the enforcement of the Loan Documents, one local counsel for each relevant jurisdiction, and, in each case, if necessary in the case of an actual conflict of interest, an additional counsel in each such applicable jurisdiction.

SECTION 8.05. Successor Agents. Subject to the appointment and acceptance of a successor agent as provided in this paragraph, (i) each Agent may be removed by the Borrower or the Required Lenders if such Agent or a controlling affiliate of such Agent is a Defaulting Lender and (ii) any Agent may resign upon ten (10) days’ notice to the Lenders, the Issuing Lenders and the Borrower. Upon any such removal or resignation by any Agent, the Required Lenders shall appoint, with the consent (provided that no Event of Default or Default has occurred and is continuing) of the Borrower (such consent not to be unreasonably withheld or delayed if such successor is a commercial bank with consolidated combined capital and surplus of at least $5,000,000,000), to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30)

days after the retiring Agent gives notice of its resignation, then the retiring Agent may, with the consent (provided that no Event of Default or Default has occurred or is continuing) of the Borrower (such consent not to be unreasonably withheld or delayed), appoint a successor Agent which shall be a bank institution with an office in New York, New York, or an Affiliate of any such bank, in each case, with consolidated combined capital and surplus of at least $5,000,000,000). Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Agent’s resignation hereunder, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as an Agent.

SECTION 8.06. Independent Lenders. Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon either Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

SECTION 8.07. Advances and Payments.

(a) On the date of each Loan, the Administrative Agent shall be authorized (but not obligated) to advance, for the account of each of the Lenders, the amount of the Loan to be made by it in accordance with its Term Loan Commitment or Revolving Commitment, as applicable, hereunder. Should the Administrative Agent do so, each of the Lenders agrees forthwith to reimburse the Administrative Agent in immediately available funds for the amount so advanced on its behalf by the Administrative Agent, together with interest at the Federal Funds Effective Rate if not so reimbursed on the date due from and including such date but not including the date of reimbursement.

(b) Any amounts received by the Administrative Agent in connection with this Agreement (other than amounts to which the Administrative Agent is entitled pursuant to Sections 2.19, 2.20(a), 8.04 and 10.04), the application of which is not otherwise provided for in this Agreement, shall be applied in accordance with Section 2.17(b). All amounts to be paid to a Lender by the Administrative Agent shall be credited to that Lender, after collection by the Administrative Agent, in immediately available funds either by wire transfer or deposit in that Lender’s correspondent account with the Administrative Agent, as such Lender and the Administrative Agent shall from time to time agree.

SECTION 8.08. Sharing of Setoffs. Each Lender agrees that, except to the extent this Agreement expressly provides for payments to be allocated to a particular Lender, if it shall, through the exercise either by it or any of its banking Affiliates of a right of banker’s lien, setoff or counterclaim against the Borrower or a Guarantor, including, but not limited to, a secured claim under Section 506 of the Bankruptcy Code or other security or interest arising from, or in lieu of, such secured claim and received by such Lender (or any of its banking Affiliates) under any applicable bankruptcy, insolvency or other similar law, or otherwise, obtain payment in respect of its Loans or LC Exposure as a result of which the unpaid portion of its Loans or LC Exposure is proportionately less than the unpaid portion of the Loans or LC Exposure of any other Lender (a) it shall promptly purchase at par (and shall be deemed to have thereupon purchased) from such other Lender a participation in the Loans or LC Exposure of such other Lender, so that the aggregate unpaid principal amount of each Lender’s Loans and LC Exposure and its participation in Loans and LC Exposure of the other Lenders shall be in the same proportion to the aggregate unpaid principal amount of all Loans then outstanding and LC Exposure as the principal amount of its Loans and LC Exposure prior to the obtaining of such payment was to the principal amount of all Loans outstanding and LC Exposure prior to the obtaining of such payment and (b) such other adjustments shall be made from time to time as shall be equitable to ensure that the Lenders share such payment pro rata; provided that if any such non-pro-rata payment is thereafter recovered or otherwise set aside, such purchase of participations shall be rescinded (without interest). The provisions of this Section 8.08 shall not be construed to apply to (a) any payment made by the Borrower or a Guarantor pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (b) any payment obtained by any Lender as consideration for the assignment or sale of a participation in any of its Loans or other Obligations owed to it.

SECTION 8.09. Withholding Taxes. To the extent required by any applicable law, each Agent may withhold from any payment to any Lender an amount equivalent to any withholding tax applicable to such payment. If the Internal Revenue Service or any other Governmental Authority asserts a claim that any Agent did not properly withhold tax from amounts paid to or for the account of any Lender for any reason, or any Agent has paid over to the Internal Revenue Service applicable withholding tax relating to a payment to a Lender but no deduction has been made from such payment, without duplication of any indemnification obligations set forth in Section 8.04, such Lender shall indemnify such Agent fully for all amounts paid, directly or indirectly, by such Agent as tax, including any penalties or interest and together with any expenses incurred.

SECTION 8.10. Appointment by Secured Parties. Each Secured Party that is not a party to this Agreement shall be deemed to have appointed each of the Administrative Agent and the Collateral Agent as its agent under the Loan Documents in accordance with the terms of this Article VIII and to have acknowledged that the provisions of this Article VIII apply to such Secured Party mutatis mutandis as though it were a party hereto (and any acceptance by such Secured Party of the benefits of this Agreement or any other Loan Document shall be deemed an acknowledgment of the foregoing).

SECTION 8.11. Delivery of Information. The Administrative Agent shall not be required to deliver to any Lender originals or copies of any documents, instruments, notices, communications or other information received by the Administrative Agent from any Loan Party, any Subsidiary, the Required Lenders, any Lender or any other Person under or in connection with this Agreement or any other Loan Document except (i) as specifically provided in this Agreement or any other Loan Document and (ii) subject to all confidentiality provisions and other obligations of the Lenders under the Loan Documents, as specifically requested from time to time in writing by any Lender with respect to a specific document, instrument, notice or other written communication received by and in the possession of the Administrative Agent at the time of receipt of such request and then only in accordance with such specific request.

SECTION 8.12. Erroneous Payment.

(a) Each Lender and each Issuing Lender (and each Participant of any of the foregoing, by its acceptance of a Participation) hereby acknowledges and agrees that if the Administrative Agent notifies such Lender or Issuing Lender that the Administrative Agent has determined in its sole discretion that any funds (or any portion thereof) received by such Lender or Issuing Lender (any of the foregoing, a “Payment Recipient”) from the Administrative Agent (or any of its Affiliates) were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Payment Recipient) (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) and demands the return of such Payment, such Payment Recipient shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment as to which such a demand was made. A notice of the Administrative Agent to any Payment Recipient under this Section shall be conclusive, absent manifest error.

(b) Without limitation of clause (a) above, each Payment Recipient further acknowledges and agrees that if such Payment Recipient receives a Payment from the Administrative Agent (or any of its Affiliates) (x) that is in an amount, or on a date different from the amount and/or date specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment

Notice”), (y) that was not preceded or accompanied by a Payment Notice, or (z) that such Payment Recipient otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), in each case, it understands and agrees at the time of receipt of such Payment that an error has been made (and that it is deemed to have knowledge of such error) with respect to such Payment. Each Payment Recipient agrees that, in each such case, it shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made.

(c) Any Payment required to be returned by a Payment Recipient under this Section shall be made in same-day funds in the currency so received, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. Each Payment Recipient hereby agrees that it shall not assert and, to the fullest extent permitted by applicable law, hereby waives, any right to retain such Payment, and any claim, counterclaim, defense or right of set-off or recoupment or similar right to any demand by the Administrative Agent for the return of any Payment received, including without limitation any defense based on “discharge for value” or any similar doctrine.

(d) The Borrower and each Guarantor hereby agrees that (x) in the event an erroneous Payment (or portion thereof) is not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any Guarantor except, in each case, to the extent such erroneous Payment is, and with respect to the amount of such erroneous Payment that is, comprised of funds of the Borrower or any Guarantor.

(e) Each party’s obligations, agreements and waivers under this Section 8.12 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender or Issuing Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

ARTICLE IX

GUARANTY

SECTION 9.01. Guaranty.

(a) Each of the Guarantors unconditionally and irrevocably guarantees the due and punctual payment by the Borrower of the Obligations (including interest accruing on and after the filing of any petition in bankruptcy or of reorganization of the obligor whether or not post filing interest is allowed in such proceeding) (collectively, the “Guaranteed Obligations” and the obligations of each Guarantor in respect thereof, its “Guaranty Obligations”). Each of the Guarantors further agrees that, to the extent permitted by applicable law, the Obligations may be extended or renewed, in whole or in part, without notice to or further assent from such Guarantor, and it will remain bound upon this Guaranty notwithstanding any extension or renewal of any of the Obligations. The Obligations of the Guarantors shall be joint and several. Each of the Guarantors further agrees that its guaranty hereunder is a primary obligation of such Guarantor and not merely a contract of surety.

(b) Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of each Guarantor hereunder and under the other Loan Documents shall in no event exceed the amount that can be guaranteed by such Guarantor under applicable law, including applicable federal and state laws relating to the insolvency of debtors; provided that, to the maximum extent permitted under applicable law, it is the intent of the parties hereto that the rights of contribution of each Guarantor provided in Section 9.02 be included as an asset of the respective Guarantor in determining the maximum liability of such Guarantor hereunder.

(c) To the extent permitted by applicable law, each of the Guarantors waives presentation to, demand for payment from and protest to the Borrower or any other Guarantor, and also waives notice of protest for nonpayment. The obligations of the Guarantors hereunder shall not, to the extent permitted by applicable law, be affected by (i) the failure of any Agent or a Lender to assert any claim or demand or to enforce any right or remedy against the Borrower or any other Guarantor under the provisions of this Agreement or any other Loan Document or otherwise; (ii) any extension or renewal of any provision hereof or thereof; (iii) any rescission, waiver, compromise, acceleration, amendment or modification of any of the terms or provisions of any of the Loan Documents other than pursuant to a written agreement in compliance with Section 10.08; (iv) the release, exchange, waiver or foreclosure of any security held by the Collateral Agent for the Obligations or any of them; (v) by any default, failure or delay, willful or otherwise, in the performance of the Obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of the Guarantors or would otherwise operate as a discharge of the Guarantors as a matter of law; or (vi) the release or substitution of any Collateral or any other Guarantor. To the extent permitted by applicable law, each of the Guarantors further agrees that this Guaranty constitutes a guaranty of payment when due and not just of collection.

(d) To the extent permitted by applicable law, each of the Guarantors hereby waives any defense that it might have based on a failure to remain informed of the financial condition of the Borrower and of any other Guarantor and any circumstances affecting the ability of the Borrower to perform under this Agreement, and waives any right to require that any resort be had by any Agent or a Lender to any security held for payment of the Obligations or to any balance of any deposit, account or credit on the books of any Agent or a Lender in favor of the Borrower or any other Guarantor, or to any other Person.

(e) To the extent permitted by applicable law, each Guarantor’s guaranty shall not be affected by the genuineness, validity, legality, regularity or enforceability of the Obligations or any other instrument evidencing any Obligations, or by the existence, validity, enforceability, perfection, or extent of any collateral therefor or by any other circumstance relating to the Obligations which might otherwise constitute a defense to this Guaranty (other than payment in full in cash of the Obligations in accordance with the terms of this Agreement (other than those that constitute unasserted contingent indemnification obligations)). Neither the Administrative Agent nor any of the Lenders makes any representation or warranty in respect to any such circumstances or shall have any duty or responsibility whatsoever to any Guarantor in respect of the management and maintenance of the Obligations.

(f) Upon the occurrence of the Obligations becoming due and payable (by acceleration or otherwise), the Lenders shall be entitled to prompt and complete payment of such Obligations by the Guarantors upon written demand by the Administrative Agent.

SECTION 9.02. Right of Contribution. Each Guarantor hereby agrees amongst themselves only that to the extent that a Guarantor shall have paid more than its proportionate share (based, to the maximum extent permitted by law, on the respective Adjusted Net Worths (as defined below) of the Guarantors on the date the respective payment is made) of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder that has not paid its proportionate share of such payment. Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 9.04. The provisions of this Section 9.02 shall in no respect limit the obligations and liabilities of any Guarantor to the Administrative Agent and the other Secured Parties, and each Guarantor shall remain liable to the Administrative Agent and the other Secured Parties for the full amount guaranteed by such Guarantor hereunder “Adjusted Net Worth” of any Guarantor shall mean at any time, the greater of (x) $0 and (y) the amount by which the fair saleable value of such Guarantor’s assets on the date of the respective payment hereunder exceeds its debts and other liabilities (including contingent liabilities, but without giving effect to any of its obligations under this Agreement or any other Loan Documents) on such date.

SECTION 9.03. Continuation and Reinstatement, etc. Each Guarantor further agrees that its guaranty hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by the Administrative Agent, the Issuing Lenders, any Lender or any other Secured Party upon the bankruptcy or reorganization of the Borrower or a Guarantor, or otherwise.

SECTION 9.04. Subrogation. Upon payment by any Guarantor of any sums to the Administrative Agent or a Lender hereunder, all rights of such Guarantor against the Borrower arising as a result thereof by way of right of subrogation or otherwise, shall in all respects be subordinate and junior in right of payment to the prior payment in full of all the Obligations (including interest accruing on and after the filing of any petition in bankruptcy or of reorganization of an obligor whether or not post-filing interest is allowed in such proceeding). If any amount shall be paid to such Guarantor for the account of the Borrower relating to the Obligations prior to payment in full of the Obligations, such amount shall be held in trust for the benefit of the Administrative Agent and the Lenders and shall forthwith be paid to the Administrative Agent and the Lenders to be credited and applied to the Obligations, whether matured or unmatured.

SECTION 9.05. Discharge of Guaranty.

(a) In the event of any sale or other disposition of all or substantially all of the assets of any Guarantor (other than Parent), by way of merger, consolidation or otherwise, or a sale or other disposition of all Capital Stock of any Guarantor (other than Parent), in each case to a Person that is not (either before or after giving effect to such transactions) Parent or a Restricted Subsidiary of Parent or the merger or consolidation of a Guarantor with or into the Borrower or another Guarantor, in each case, in a transaction permitted under this Agreement, then such Guarantor (in the event of a sale or other disposition, by way of merger, consolidation or otherwise, of all of the Capital Stock of such Guarantor) or the corporation acquiring the property (in the event of a sale or other disposition of all or substantially all of the assets of such Guarantor) will be automatically released and relieved of any obligations under its Guarantee of the Guaranteed Obligations.

(b) Upon designation of any Guarantor as an Unrestricted Subsidiary in accordance with the terms of this Agreement, such Guarantor will be automatically released and relieved of any obligations under its Guarantee of the Guaranteed Obligations. In addition, upon the request of the Borrower, the guarantee of any Guarantor that is or becomes an Immaterial Subsidiary, a Receivables Subsidiary or an Excluded Subsidiary shall be promptly released; provided that (i) no Event of Default shall have occurred and be continuing or shall result therefrom and (ii) the Borrower shall have delivered an

Officer’s Certificate certifying that such Subsidiary is an Immaterial Subsidiary, a Receivables Subsidiary or an Excluded Subsidiary, as applicable; provided, further that a Subsidiary that is considered not to be an Immaterial Subsidiary solely pursuant to clause (1) of the proviso of the definition thereof shall, solely for purposes of this clause (b), be considered an Immaterial Subsidiary so long as any applicable guarantee, pledge or other obligation of such Subsidiary with respect to any Junior Secured Debt shall be irrevocably released and discharged substantially simultaneously with the release of such guarantee hereunder.

(c) The Administrative Agent shall use commercially reasonable efforts to execute and deliver, at the Borrower’s expense, such documents as the Borrower or any such Guarantor may reasonably request to evidence the release of the guaranty of such Guarantor provided herein.

(d) Each Guarantor will be automatically released and relieved of any obligations under its Guarantee of the Guaranteed Obligations upon the first date on which all of the Loans and Obligations (other than any Obligations owing to a Non-Lender Secured Party) then due and owing shall have been satisfied by payment in full in cash, no Letter of Credit shall be outstanding (except for Letters of Credit that have been Cash Collateralized or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent) and the Commitments shall be terminated.

ARTICLE X

MISCELLANEOUS

SECTION 10.01. Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein or under any other Loan Document shall be in writing, and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:

(i) if to the Borrower or any Guarantor, to it at American Airlines, Inc., 4333 Amon Carter Boulevard, Mail Drop 5662, Fort Worth, TX 76155, facsimile: (817) 967-4318; Attention: Treasurer and, in respect of notices of proposed assignments of Loans or Commitments to the Borrower by email at Debt.Notifications@aa.com (which shall not constitute notice); with copies to: Latham & Watkins LLP, 140 Scott Drive, Menlo Park, CA 94025, email: tony.richmond@lw.com; Attention: Tony Richmond;

(ii) if to the Administrative Agent, to it at

Barclays Bank PLC

745 7th Avenue

New York, NY 10019

Attention: Wendar Chen

Email: wendar.chen@barclays.com; Itmny@barclays.com

Phone: 201-499-9367

(iii) if to the Collateral Agent, to it at

Barclays Bank PLC

745 7th Avenue

New York, NY 10019

Attention: Wendar Chen

Email: wendar.chen@barclays.com; Itmny@barclays.com

Phone: 201-499-9367

(iv) if to an Issuing Lender that is a Lender, to it at its address determined pursuant to clause (v) below or, if to an Issuing Lender that is not a Lender, to it at the address most recently specified by it in notice delivered by it to the Administrative Agent and the Borrower, unless no such notice has been received, in which case to it in care of its Affiliate that is a Lender at its address determined pursuant to clause (v); and

(v) if to any other Lender, to it at its address (or telecopy number) set forth in Annex A hereto or, if subsequently delivered, an Assignment and Acceptance.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its reasonable discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications; provided, further, that no such approval shall be required for any notice delivered to the Administrative Agent by electronic mail pursuant to Section 2.05(b) or Section 2.13(a).

(c) Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 10.02. Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Lender that issues any Letter of Credit), except that (i) neither Parent nor the Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by Parent or the Borrower without such consent shall be null and void); provided that the foregoing shall not restrict any transaction permitted by Section 6.10 and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 10.02. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Lender that issues any Letter of Credit), Participants (to the extent provided in paragraph (d) of this Section 10.02) and, to the extent expressly contemplated hereby, the Related Parties of the Administrative Agent, the Issuing Lenders and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender, in the ordinary course of business and in accordance with applicable law, may assign (other than to any Defaulting Lender, Disqualified Institution or natural person) to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Commitment and the Loans at the time owing to it), pursuant to an Assignment and Acceptance with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment (I) if the assignee is a Lender, an Affiliate of a Lender or an Approved Fund of a Lender, in each case so long as such assignee is an Eligible Assignee, (II) of Term Loans to the Borrower pursuant to Section 10.02(g) and (III) of Loans made pursuant to Section 2.18(b) or 2.26(a);

(B) the Borrower; provided that no consent of the Borrower shall be required for an assignment (I) other than with respect to an assignment to any Defaulting Lender, Disqualified Institution or natural person, if an Event of Default under Section 7.01(b), (f) or (g) has occurred and is continuing or (II) (a) in the case of Term Loans, if the assignee is a Lender, an Affiliate of a Lender or an Approved Fund of a Lender, in each case so long as such assignee is an Eligible Assignee and (b) in the case of Revolving Commitments or Revolving Loans, if the assignee is a Revolving Lender, an Affiliate of a Revolving Lender or an Approved Fund of a Revolving Lender, in each case so long as such assignee is an Eligible Assignee; provided, further, that the Borrower’s consent will be deemed given with respect to a proposed assignment if no response is received within ten (10) Business Days after having received a written request from such Lender pursuant to this Section 10.02(b)(i)(B); and

(C) each Issuing Lender; provided that no consent of any Issuing Lender shall be required for an assignment of all or any portion of a Term Loan.

(ii) Assignments shall be subject to the following additional conditions:

(A) any assignment of any portion of the Total Revolving Commitment, Revolving Loans, LC Exposure and Term Loans shall be made to an Eligible Assignee;

(B) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Revolving Commitment or Loans, the amount of such Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000, and after giving effect to such assignment, the portion of the Loan or Commitment held by the assigning Lender of the same tranche as the assigned portion of the Loan or Commitment shall not be less than $5,000,000, in each case unless the Borrower and the Administrative Agent otherwise consent; provided that no consent of the Borrower shall be required with respect to such assignment if an Event of Default has occurred and is continuing; provided, further, that any such assignment shall be in increments of $500,000 in excess of the minimum amount described above;

(C) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(D) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500 (unless waived by the Administrative Agent in any given case) for the account of the Administrative Agent; provided that for concurrent assignments to two or more Approved Funds such assignment fee shall be required to be paid only once in respect of and at the time of such assignment;

(E) the assignee, if it was not a Lender immediately prior to such assignment, shall deliver to the Administrative Agent an administrative questionnaire in a form as the Administrative Agent may require; and (F) notwithstanding anything to the contrary herein, any assignment of any Term Loans to the Borrower shall be subject to the requirements of Section 10.02(g).

For the purposes of this Section 10.02(b), the term “Approved Fund” shall mean, with respect to any Lender, any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the Ordinary Course of Business and that is administered or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity or an Affiliate of an entity that administers or manages such Lender. Notwithstanding the foregoing, no Lender shall be permitted to make assignments under this Agreement to any Defaulting Lender, Disqualified Institution or natural person and any such assignment shall be void ab initio, except to the extent the Borrower, the Administrative Agent and each Issuing Lender have consented to such assignment in writing (in which case such Lender will not be considered a Defaulting Lender, Disqualified Institution or natural person solely for that particular assignment).

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section 10.02, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Revolving Lender and/or a Term Lender, as the case may be, under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.16 and 10.04). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.02 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section 10.02.

(iv) The Administrative Agent shall maintain at its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of (and stated interest on) the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Guarantors, the Administrative Agent, the Issuing Lenders and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Lenders and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Notwithstanding anything to the contrary contained herein no assignment may be made hereunder to any Defaulting Lender, Disqualified Institution or natural person or any of their respective subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (v). Any assignment by a Lender to any of the foregoing Persons described in this clause (v) shall be deemed null and void ab initio and the Register shall be modified to reflect a reversal of such assignment, and the Borrower shall be entitled to pursue any remedy available to it (whether at law or in equity, including specific performance to unwind such assignment) against the Lender and such Person.

(vi) In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment will be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Borrower, the Administrative Agent, the Issuing Lender and each other Revolving Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Aggregate Exposure Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder becomes effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest will be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(c) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed administrative questionnaire in a form as the Administrative Agent may require (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section 10.02 and any written consent to such assignment required by paragraph (b) of this Section 10.02, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.02(d) or (e), 2.04(a) or (b), 8.04 or 10.04(d), the Administrative Agent shall have no obligation to accept such Assignment and Acceptance and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(d) (i) Any Lender may, without the consent of the Borrower, the Administrative Agent or any Issuing Lender, sell participations (other than to any Defaulting Lender, Disqualified Institution or natural person) to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) such Lender shall remain the holder of any such Loan for all purposes under this Agreement and the other Loan Documents and (D) the Borrower, the Administrative Agent, the Issuing Lenders and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.08(a) that affects such Participant. Subject to Section 10.02(d)(ii), the Borrower agrees that each Participant shall be entitled to the benefits of (and shall have the related obligations under) Sections 2.14 and 2.16 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.02(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 8.08 as though it were a Lender; provided that such Participant agrees to be subject to the requirements of Section 8.08 as though it were a Lender. Each Lender that sells a participation, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain a register on which it enters the name and address of each Participant and the principal amounts of (and stated interest on) each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided, further that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under this Agreement or any Loan Document), except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations and Section 1.163-5(b) of the proposed United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender, the Borrower, a Guarantor and the Administrative Agent shall treat each person whose name is recorded in the Participant Register pursuant to the terms hereof as the owner of such participation for all purposes of this Agreement, notwithstanding notice to the contrary. Notwithstanding the foregoing, no Lender shall be permitted to sell participations under this Agreement to any Defaulting Lender, Disqualified Institution or natural person and any such participation shall be void ab initio, except to the extent that the Borrower has consented to such participation in writing (in which case such Lender will not be considered a Defaulting Lender, Disqualified Institution or natural person solely for that particular participation). Any attempted participation which does not comply with Section 10.02 shall be null and void.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.14 or 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant and shall be subject to the terms of Section 2.18(a). The Lender selling the participation to such Participant shall be subject to the terms of Section 2.18(b) if such Participant requests compensation or additional amounts pursuant to Section 2.14 or 2.16. A Participant shall not be entitled to the benefits of Section 2.16 unless such Participant agrees, for the benefit of the Borrower, to comply with Sections 2.16(f), 2.16(g) and 2.16(h) as though it were a Lender (it being understood that the documentation required under Sections 2.16(f) and 2.16(g) shall be delivered to the participating Lender).

(e) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender, and this Section 10.02 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f) Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 10.02, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Borrower or any of the Guarantors furnished to such Lender by or on behalf of the Borrower or any of the Guarantors; provided that prior to any such disclosure, each such assignee or participant or proposed assignee or participant provides to the Administrative Agent its agreement in writing to be bound for the benefit of the Borrower by either the provisions of Section 10.03 or other provisions at least as restrictive as Section 10.03.

(g) Notwithstanding anything else to the contrary contained in this Agreement, any Lender may assign all or a portion of its Term Loans of any Class to the Borrower in accordance with Section 10.02(b) pursuant to a Dutch Auction or open market purchase by the Borrower; provided that:

(i) the assigning Lender and the Borrower purchasing such Lender’s Term Loans, as applicable, shall execute and deliver to the Administrative Agent an Assignment and Acceptance;

(ii) any Term Loans assigned to the Borrower shall be automatically and permanently cancelled upon the effectiveness of such assignment and will thereafter no longer be outstanding for any purpose hereunder;

(iii) no Event of Default has occurred or is continuing; and

(iv) the assignment to the Borrower and cancellation of Term Loans shall not constitute a mandatory or voluntary payment for purposes of Section 2.12 or 2.13 and shall not be subject to Section 8.08, but the aggregate outstanding principal amount of the Term Loans shall be deemed reduced by the full par value of the aggregate principal amount of the Term Loans purchased pursuant to this Section 10.02(g), and each principal repayment installment with respect to the Term Loans of such Class shall be reduced pro rata by the aggregate principal amount of Term Loans of such Class purchased hereunder.

Each Lender making an assignment to the Borrower acknowledges and agrees that in connection with such assignment, (1) the Borrower then may have, and later may come into possession of, information regarding the Term Loans or the Loan Parties hereunder that is not known to such Lender and that may be material to a decision by such Lender to assign the Term Loans (“Excluded Information”), (2) such Lender has independently and, without reliance on the Borrower, the Administrative Agent or any of their respective Affiliates, made its own analysis and determination to enter into such assignment notwithstanding such Lender’s lack of knowledge of the Excluded Information and (3) none of the Borrower, the Administrative Agent, or any of their respective Affiliates shall have any liability to such Lender, and such Lender hereby waives and releases, to the extent permitted by law, any claims such Lender may have against the Borrower, the Administrative Agent, and their respective Affiliates, under applicable laws or otherwise, with respect to the nondisclosure of the Excluded Information. Each Lender entering into such an assignment further acknowledges that the Excluded Information may not be available to the Administrative Agent or the other Lenders.

(h) No assignment or participation made or purported to be made to any assignee or Participant shall be effective without the prior written consent of the Borrower if it would require the Borrower to make any filing with any Governmental Authority or qualify any Loan under the laws of any jurisdiction, and the Borrower shall be entitled to request and receive such information and assurances as it may reasonably request from any Lender or any assignee or Participant to determine whether any such filing or qualification is required or whether any assignment or participation is otherwise in accordance with applicable law.

(i) If the Borrower wishes to replace any Loans under any Facility hereunder with ones having different terms, it shall have the option, with the consent of the Administrative Agent and subject to at least three (3) Business Days’ advance notice to the Lenders under such Facility, instead of prepaying the Loan to be replaced, to (i) require the Lenders under such Facility to assign such Loans to the Administrative Agent or its designees and (ii) amend the terms thereof in accordance with Section 10.08. Pursuant to any such assignment, all Loans to be replaced shall be purchased at par (allocated among the Lenders under such Facility in the same manner as would be required if such Loans were being optionally prepaid by the Borrower), accompanied by payment of any accrued interest and fees thereon and any amounts owing pursuant to Section 10.04(b). By receiving such purchase price, the Lenders under such Facility shall automatically be deemed to have assigned the Loans under such Facility pursuant to the terms of the form of the Assignment and Acceptance, the Administrative Agent shall record such assignment in the Register and accordingly no other action by such Lenders shall be required in connection therewith. The provisions of this clause (i) are intended to facilitate the maintenance of the perfection and priority of existing security interests in the Collateral during any such replacement.

(j) In connection with any replacement of a Lender pursuant to Section 2.18, 2.26(a), 10.08(b) or other provision hereof (collectively, a “Replaceable Lender”), if any such Replaceable Lender does not execute and deliver to the Administrative Agent a duly executed Assignment and Acceptance reflecting such replacement within one (1) Business Day of the date on which the assignee Lender executes and delivers such Assignment and Acceptance to such Replaceable Lender, then such Replaceable Lender shall be deemed to have executed and delivered such Assignment and Acceptance without any action on the part of the Replaceable Lender.

SECTION 10.03. Confidentiality. Each Agent and each Lender agrees to keep confidential any information (i) delivered or made available by Parent, the Borrower or any of the Guarantors or any of their respective Subsidiaries or (ii) obtained by any Agent or such Lender based on a review of the books and records of Parent or the Borrower or any of their respective Subsidiaries to them, in accordance with their customary procedures, from anyone other than persons employed or retained by each Agent or such Lender who are or are expected to become engaged in evaluating, approving, structuring or administering the Loans, and who are advised by such Lender of the confidential nature of such information; provided that nothing herein shall prevent any Agent or any Lender from disclosing such information (a) to any of its Affiliates and their respective agents and advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information under this Section 10.03 and instructed to keep such information confidential) or to any other Lender, (b) upon the order of any court or administrative agency, (c) upon the request or demand of any regulatory agency or authority (including any self-regulatory authority), (d) which has been publicly disclosed other than as a result of a disclosure by any Agent or any Lender which is not permitted by this Agreement, (e) in connection with any litigation to which any Agent, any Lender or their respective Affiliates may be a party to the extent reasonably required under applicable rules of discovery, (f) to the extent reasonably required in connection with the exercise of any remedy hereunder, (g) to such Lender’s legal counsel and independent auditors, (h) on a confidential basis to any rating agency in connection with rating Parent and its Subsidiaries or any Facility, (i) with the consent of the Borrower, (j) to any actual or proposed participant or assignee of all or part of its rights hereunder or to any direct or indirect contractual counterparty

(or the professional advisors thereto) to any swap or derivative transaction relating to the Borrower and its obligations, in each case, subject to the proviso in Section 10.02(f) (with any reference to any assignee or participant set forth in such proviso being deemed to include a reference to such contractual counterparty for purposes of this Section 10.03(j)), (k) to the extent that such information is or was received by such Lender from a third party that is not, to such Lender’s knowledge, subject to confidentiality obligations to the Borrower and (l) to the extent that such information is independently developed by such Lender. If any Lender is in any manner requested or required to disclose any of the information delivered or made available to it by the Borrower or any of the Guarantors under clauses (b), (c) (unless such disclosure is made in connection with a routine examination or audit) or (e) of this Section 10.03, such Lender will, to the extent permitted by law, provide the Borrower or Guarantor with prompt notice, to the extent reasonable, so that the Borrower or Guarantor may seek, at its sole expense, a protective order or other appropriate remedy or may waive compliance with this Section 10.03.

SECTION 10.04. Expenses; Indemnity; Damage Waiver.

(a) (i) The Borrower shall pay or reimburse: (A) all reasonable fees and reasonable and documented out-of-pocket expenses of each Agent, each Joint Structuring Agent and each Joint Lead Arranger and Bookrunner (including the reasonable fees, disbursements and other charges of Milbank LLP, special counsel to the Agents) associated with the syndication of the credit facilities provided for herein, and the preparation, execution and delivery of the Loan Documents and (in the case of the Administrative Agent) any amendments, modifications or supplements of the provisions hereof requested by the Borrower (whether or not the transactions contemplated hereby or thereby shall be consummated) and the reasonable fees and expenses of any trustee appointed pursuant to Section 8.01(d) in connection with its services under the applicable Aircraft Security Agreement, as separately agreed between the Borrower and such trustee; and (B) in connection with any enforcement of the Loan Documents, all fees and documented out-of-pocket expenses of each Agent and any trustee appointed pursuant to Section 8.01(d) (including the reasonable fees, disbursements and other charges of counsel for the Agents and such trustee and one local counsel for each relevant jurisdiction, and, in each case, if necessary in the case of an actual conflict of interest, an additional counsel in each such applicable jurisdiction) and each Lender (including the reasonable fees, disbursements and other charges of counsel for such Lender) incurred during the continuance of a Default and (C) all reasonable, documented, out-of-pocket costs, expenses, taxes, assessments and other charges (including the reasonable fees, disbursements and other charges of counsel for the Collateral Agent) incurred by the Collateral Agent or any trustee appointed pursuant to Section 8.01(d) in connection with any filing, registration, recording or perfection of any security interest as required by the applicable Collateral Document or incurred in connection with any release or addition of Collateral after the Closing Date; provided, however, that, so long as no Event of Default shall have occurred and be continuing, the Borrower shall not, in connection with this Section 10.04(a), be responsible hereunder for the reasonable fees and expenses of more than one such firm of separate counsel, in addition to any local counsel.

(ii) All payments or reimbursements pursuant to the foregoing clause (a)(i) shall be paid within thirty (30) days of written demand together with back-up documentation supporting such reimbursement request.

(b) The Borrower shall indemnify each Agent, any trustee appointed pursuant to Section 8.01(d), the Issuing Lenders and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of one firm counsel for all Indemnitees and, if necessary, one firm of local counsel in each appropriate jurisdiction, arising out of, in connection with, or as a result of any actual or prospective claim, litigation, investigation or proceeding (including any investigating, preparing for or defending any such claims, actions, suits, investigations or proceedings, whether or not in connection with pending or threatened litigation in which such Indemnitee is a party), whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto and whether or not any such claim, litigation, investigation or proceeding is brought by the Borrower, its equity holders, its Affiliates, its creditors or any other person, relating to (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit) or (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by Parent or any of its Subsidiaries, or any Environmental Liability related in any way to, or asserted against, Parent or any of its Subsidiaries; provided that the foregoing indemnity will not, as to any Indemnitee (or any of its Related Parties), be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of, or material breach of any Loan Document by, such Indemnitee (or of any of its Related Parties), and in such case such Indemnitee (and its Related Parties) shall repay the Borrower the amount of any expenses previously reimbursed by the Borrower in connection with any such loss, claims, damages, expenses or liability to such Indemnitee and, to the extent not repaid by any of them, such Indemnitee’s Related Parties not a party to this Agreement or (y) result from any proceeding between or among Indemnitees that does not involve an action or omission by the Borrower or its Affiliates (other than claims against any Indemnitee in its capacity or in fulfilling its role as an Agent, a trustee, a Joint Structuring Agent, a Joint Lead

Arranger and Bookrunner or any other similar role under the Facilities (excluding its role as a Lender)). This Section 10.04(b) shall not apply with respect to Taxes other than Taxes that represent losses or damages arising from any non-Tax claim. Neither the Borrower nor any Indemnitee shall be liable for any indirect, special, punitive or consequential damages hereunder; provided that nothing contained in this sentence shall limit the Borrower’s indemnity or reimbursement obligations under this Section 10.04 to the extent such indirect, special, punitive or consequential damages are included in any third party claim in connection with which such Indemnitee is entitled to indemnification hereunder.

(c) In case any action or proceeding shall be brought or asserted against an Indemnitee in respect of which indemnity may be sought against the Borrower under the provisions of any Loan Document, such Indemnitee shall promptly notify the Borrower in writing and the Borrower shall, if the Borrower desires to do so, assume the defense thereof, including the employment of counsel reasonably satisfactory to such Indemnitee but only if (i) no Event of Default shall have occurred and be continuing and (ii) such action or proceeding does not involve any risk of criminal liability or material risk of material civil money penalties being imposed on such Indemnitee. The Borrower shall not enter into any settlement of any such action or proceeding unless such settlement (x) includes an unconditional release of such Indemnitees from all liability or claims that are the subject matter of such action or proceeding and (y) does not include any statement as to fault or culpability. The failure to so notify the Borrower shall not affect any obligations the Borrower may have to such Indemnitee under the Loan Documents or otherwise other than to the extent that the Borrower is materially adversely affected by such failure. The Indemnitees shall have the right to employ separate counsel in such action or proceeding and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnitees unless: (i) the Borrower has agreed to pay such fees and expenses or (ii) the Indemnitees shall have been advised in writing by counsel that under prevailing ethical standards there may be a conflict between the positions of the Borrower and the Indemnitees in conducting the defense of such action or proceeding or that there may be legal defenses available to the Indemnitees different from or in addition to those available to the Borrower, in which case, if the Indemnitees notify the Borrower in writing that they elect to employ separate counsel at the expense of the Borrower, the Borrower shall not have the right to assume the defense of such action or proceeding on behalf of the Indemnitees; provided, however, that the Borrower shall not, in connection with any one such action or proceeding or separate but substantially similar or related actions or proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be responsible hereunder for the reasonable fees and expenses of more than one such firm of separate counsel, in addition to any regulatory counsel and any local counsel. The Borrower shall not be liable for any settlement of any such action or proceeding effected without the written consent of the Borrower (which shall not be unreasonably withheld or delayed).

(d) To the extent that the Borrower fails to pay any amount required to be paid to an Issuing Lender under paragraph (a) or (b) of this Section 10.04, each Lender severally agrees to pay to the applicable Issuing Lender, as the case may be, such portion of the unpaid amount equal to such Lender’s Aggregate Exposure Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the applicable Issuing Lender in its capacity as such.

(e) To the extent permitted by applicable law, each party hereto shall not assert, and hereby waives, any claim against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

SECTION 10.05. Governing Law; Jurisdiction; Consent to Service of Process.

(a) THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(b) Each party hereto hereby irrevocably and unconditionally submits, for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York and appellate courts from either of them, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall, to the extent permitted by law, be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c) Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in Section 10.05(b). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party hereto hereby irrevocably and unconditionally consents to service of process in the manner provided for notices in Section 10.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 10.06. No Waiver. No failure on the part of the Administrative Agent or any of the Lenders to exercise, and no delay in exercising, any right, power or remedy hereunder or any of the other Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

SECTION 10.07. Extension of Maturity. Should any payment of principal of or interest or any other amount due hereunder become due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day and, in the case of principal, interest shall be payable thereon at the rate herein specified during such extension.

SECTION 10.08. Amendments, etc.

(a) Except as set forth in clause (d)(iii) below, no modification, amendment or waiver of any provision of this Agreement or any Collateral Document (other than the Account Control Agreement), and no consent to any departure by the Borrower or any Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders or Required Class Lenders (as applicable) (or signed by the Administrative Agent with the consent of the Required Lenders), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given; provided, however, that no such modification or amendment shall without the prior written consent of:

(i) each Lender directly and adversely affected thereby, (A) increase the Commitment of any Lender or extend the termination date of the Commitment of any Lender (it being understood that a waiver of an Event of Default shall not constitute an increase in or extension of the termination date of the Commitment of a Lender), or (B) reduce the principal amount of any Loan, any reimbursement obligation in respect of any Letter of Credit, or the rate of interest payable on any Loan (provided that only the consent of the Required Lenders shall be necessary for a waiver of default interest referred to in Section 2.08), or extend any date for the payment of principal, interest or Fees hereunder or reduce any Fees payable hereunder or extend the final maturity of the Borrower’s obligations hereunder (C) amend this Section 10.08 with the effect of changing the number or percentage of Lenders that must approve any modification, amendment, waiver or consent, (D) amend or modify the terms of Section 2.17(e) in any manner that would alter the pro rata sharing of payments required thereby or (E) other than in connection with any debtor-in-possession financing or use of the Collateral in any insolvency proceeding, subordinate, or have the effect of subordinating the Obligations (or any portion thereof) or the Liens securing the Obligations (or any portion thereof) to any other Indebtedness, unless such affected Lender has been offered a bona fide opportunity to fund or otherwise provide its pro rata share (based on the amount of obligations under the Facility that are adversely affected thereby held by such Lender) of such other Indebtedness on the same terms (other than bona fide backstop fees, any arrangement or restructuring fees and reimbursement of counsel fees and other expenses in connection with the negotiation of the terms of such transaction; such fees and expenses, as offered to all other providers (or their Affiliates) of such other Indebtedness pursuant to a written offer made to such Lender describing the material terms of the arrangements pursuant to which such other Indebtedness is to be provided, which offer shall remain open to such Lenders for a period of not less than ten (10) Business Days;

(ii) all of the Lenders, (A) amend or modify any provision of this Agreement which provides for the unanimous consent or approval of the Lenders, (B) release all or substantially all of the Liens granted to the Collateral Agent hereunder or under any other Loan Document (except to the extent contemplated by Section 6.09(c) on the date hereof or by the terms of the Collateral Documents), or release all or substantially all of the Guarantors (except to the extent contemplated by Section 9.05) or (C) amend or modify the definition of “Required Lenders”; and

(iii) all Revolving Lenders, change the definition of the term “Required Revolving Lenders” or the percentage of Lenders which shall be required for Revolving Lenders to take any action hereunder.

(b) No such amendment or modification shall adversely affect the rights and obligations of the Administrative Agent or any Issuing Lender hereunder without its prior written consent.

(c) No notice to or demand on the Borrower or any Guarantor shall entitle the Borrower or any Guarantor to any other or further notice or demand in the same, similar or other circumstances. Each assignee under Section 10.02(b) shall be bound by any amendment, modification, waiver, or consent authorized as provided herein, and any consent by a Lender shall bind any Person subsequently acquiring an interest on the Loans held by such Lender. No amendment to this Agreement shall be effective against the Borrower or any Guarantor unless signed by the Borrower or such Guarantor, as the case may be.

(d) Notwithstanding anything to the contrary contained in Section 10.08(a), (i) in the event that the Borrower requests that this Agreement be modified or amended in a manner which would require the unanimous consent of all of the Lenders or the consent of all Lenders directly and adversely affected thereby or all the Lenders with respect to a certain class of Loans and, in each case, such modification or amendment is agreed to by the Required Lenders, Required Revolving Lenders or Required Class Lenders, as applicable, or the relevant affected Lender, as the case may be, then the Borrower (A) may replace any non-consenting Lender with respect to all or a portion of its Loans or Commitments, as applicable, in accordance with Section 10.02; provided that such amendment or modification can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Borrower to be made pursuant to this clause (i)); provided, further, that any assignment made pursuant to this Section 10.08(d) shall be subject to the processing and recordation fee specified in Section 10.02(b)(ii)(D) or (B) upon notice to the Administrative Agent, prepay the Loans and, at the Borrower’s option, terminate all or a portion of the Commitments of such non-consenting Lender in whole or in part, without premium or penalty, subject to Sections 2.13(d) and 10.04(b) and reallocate the LC Exposure of such non-consenting Lender under Section 2.26(d) (as if such Lender were a Defaulting Lender); provided that all obligations of the Borrower owing to the non-consenting Lender relating to such Commitments, Loans and participations so prepaid or terminated shall be paid in full by the Borrower to such non-consenting Lender concurrently with such prepayment and termination; and provided, further, that no such termination of Commitments shall be permitted pursuant to this clause (B) if, after giving effect thereto and to any Revolving Extension of Credit, any prepayment of any Loan and any maturity of any Letter of Credit on the effective date thereof, the aggregate principal amount of Revolving Loans then outstanding, when added to the sum of the then outstanding LC Exposure (other than Commitments that have been Cash Collateralized in accordance with Section 2.02(j)), would exceed the Revolving Commitments then in effect; (ii) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender (it being understood that the Commitment and the outstanding Loans or other extensions of credit held or deemed held by any Defaulting Lender shall be excluded for a vote of the Lenders hereunder requiring any consent of the Lenders); (iii) notwithstanding anything to the contrary herein, any modifications or amendments under any Increase Joinder entered into in connection with Section 2.27 or any Extension Amendment entered in accordance with Section 2.28 or any Replacement Loans entered into in accordance with Section 10.08(e) may be made without the consent of the Required Lenders and (iv) if the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature in any provision of the Loan Documents, then the Administrative Agent and the Borrower shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders within five (5) Business Days after written notice thereof to the Lenders.

(e) Notwithstanding anything to the contrary contained in Section 10.08(a), this Agreement and, as appropriate, the other Loan Documents may be amended with the written consent of the Administrative Agent, the Borrower and the Lenders providing the relevant Replacement Loans (as defined below) as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower (x) to permit the refinancing, replacement or modification of all or a portion of the outstanding Term Loans of any tranche (“Refinanced Term Loans”) with a replacement term loan tranche (“Replacement Term Loans”) or the refinancing, replacement or modification of all or a portion of the outstanding Revolving Loans of any tranche (“Refinanced Revolving Loans” and, together with the Refinanced Term Loans, the “Refinanced Loans”) with a replacement revolving loan tranche (“Replacement Revolving Loans” and, together with the “Replacement Term Loans,” the “Replacement Loans”) hereunder and (y) to include appropriately the Lenders holding such credit facilities in any determination of Required Lenders, Required Class Lenders, Required Term Lenders in Required Revolving Lenders, as applicable; provided that (a) the aggregate principal amount of such Replacement Loans shall not exceed the aggregate principal amount of such Refinanced Loans, (b) the Applicable Margin for such Replacement Loans shall not be higher than the Applicable Margin for such Refinanced Loans, (c) in the case of Replacement Term Loans, the Weighted Average Life to Maturity of such Replacement Term Loans shall not be shorter than the Weighted Average Life to Maturity of such Refinanced Term Loans at the time of such refinancing (except to the extent of nominal amortization for periods where amortization has been eliminated as a result of prepayment of the applicable Term Loans) and (d) all other terms applicable to such Replacement Loans shall be substantially identical to or less favorable to the Lenders providing such Replacement Loans than those applicable to the Lenders of such Refinanced Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the Latest Maturity Date in effect immediately prior to such refinancing. Notwithstanding anything to the contrary set forth in this Agreement or the other Loan Documents, the Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents with the Borrower as may be necessary in order to establish new tranches or sub-tranches in respect of Replacement Loans and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such Replacement Loans.

(f) Notwithstanding anything to the contrary contained in Section 10.08(a), this Agreement and, as appropriate, the other Loan Documents, may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (a) to add one or more additional credit facilities to this Agreement (whether pursuant to Section 2.27 or otherwise) and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and the Revolving Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders, Required Revolving Lenders and/or Required Term Lenders, as applicable.

(g) In addition, notwithstanding anything to the contrary contained in Section 7.01 or Section 10.08(a), following the consummation of any Extension pursuant to Section 2.28, no modification, amendment or waiver (including, for the avoidance of doubt, any forbearance agreement entered into with respect to this Agreement) shall limit the right of any non-extending Lender (each, a “Non-Extending Lender”) to enforce its right to receive payment of amounts due and owing to such Non-Extending Lender on the applicable Revolving Facility Maturity Date and/or Term Loan Maturity Date, as the case may be, applicable to the Loans of such Non-Extending Lenders without the prior written consent of Non-Extending Lenders that would constitute the Required Class Lenders with respect to any affected Class of such Loans if the Non-Extending Lenders were the only Lenders hereunder at the time.

(h) It is understood that the amendment provisions of this Section 10.08 shall not apply to extensions of the Revolving Facility Maturity Date, the Term Loan Maturity Date or the maturity date of any tranche of Revolving Commitments, in each case, made in accordance with Section 2.28.

(i) Notwithstanding anything to the contrary contained in Section 10.08(a), this Agreement and, as appropriate, the other Loan Documents, may be amended (or amended and restated) by each Agent and the Borrower to comply with any collateral trust agreement entered into after the Closing Date among the Borrower, the other Grantors, the Administrative Agent, the collateral trustee party thereto and the other financial institutions party thereto, including, without limitation, amending (or amending and restating) this Agreement and the other Loan Documents to provide for the assignment of the security interest in the Collateral from the Collateral Agent to such collateral trustee.

(j) Notwithstanding anything to the contrary contained in Section 10.08(a), any Collateral Document may be amended, supplemented or otherwise modified without the consent of any Lender (i) to add assets (or categories of assets) to the Collateral covered by such Collateral Document, as contemplated by the definition of “Additional Collateral” set forth in Section 1.01 or (ii) to remove any asset or type or category of asset (including after-acquired assets of that type or category) from the Collateral covered by such Collateral Document to the extent the release thereof is permitted by Section 6.09(c) or constitutes a Permitted Disposition.

SECTION 10.09. Severability. To the extent permitted by applicable law, any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 10.10. Headings. Section headings used herein are for convenience only and are not to affect the construction of or be taken into consideration in interpreting this Agreement.

SECTION 10.11. Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Agent, any Issuing Lender or any Lender may have had notice or knowledge of any Event of Default or incorrect representation or warranty at the time any credit is extended hereunder. The provisions of Sections 2.14, 2.15, 2.16 and 10.04 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments, or the termination of this Agreement or any provision hereof.

SECTION 10.12. Execution in Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement constitutes the entire contract among the parties relating to the subject matter hereof and supersedes any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or electronic .pdf copy shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 10.13. USA Patriot Act. Each Lender that is subject to the requirements of the Patriot Act hereby notifies the Borrower and each Guarantor that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower and each Guarantor, which information includes the name and address of the Borrower and each Guarantor and other information that will allow such Lender to identify the Borrower and each Guarantor in accordance with the Patriot Act.

SECTION 10.14. New Value. It is the intention of the parties hereto that any provision of Collateral by a Grantor as a condition to, or in connection with, the making of any Loan or the issuance of any Letter of Credit hereunder, shall be made as a contemporaneous exchange for new value given by the Lenders or Issuing Lenders, as the case may be, to the Borrower.

SECTION 10.15. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.15.

SECTION 10.16. No Fiduciary Duty. Each Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Borrower, its stockholders and/or its affiliates. The Borrower agrees that nothing in the Loan Documents or otherwise related to the Transactions will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and the Borrower, its stockholders or its affiliates, on the other hand. The parties hereto acknowledge and agree that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Borrower and the Guarantors, on the other hand, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of the Borrower, its stockholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise the Borrower, its stockholders or its affiliates on other matters) or any other obligation to the Borrower except the obligations expressly set forth in the Loan Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of the Borrower, its management, stockholders, affiliates, creditors or any other Person. The Borrower acknowledges and agrees that the Borrower has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. The Borrower agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Borrower, in connection with such transaction or the process leading thereto.

SECTION 10.17. Lender Action. Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against the Borrower, any Guarantor or any other obligor under any of the Loan Documents (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of the Borrower or any Guarantor, unless expressly provided for herein or in any other Loan Document, without the prior written consent of the Administrative Agent. The provisions of this Section 10.17 are solely as between the Lenders and shall not afford any right to, or constitute a defense available to, the Borrower or any Guarantor and shall not limit any right or defense available to the Borrower or any Guarantor.

SECTION 10.18. Intercreditor Agreements. Notwithstanding anything to the contrary contained in this Agreement, if at any time the Administrative Agent or the Collateral Agent shall enter into any Intercreditor Agreement, pursuant to and as permitted by the terms of this Agreement or any Other Intercreditor Agreement and such Intercreditor Agreement or such Other Intercreditor Agreement shall remain outstanding, the rights granted to the Secured Parties hereunder and under the other Loan Documents, the Liens and security interest granted to the Collateral Agent pursuant to this Agreement or any other Loan Document and the exercise of any right or remedy by any Agent hereunder or under any other Loan Document shall be subject to the terms and conditions of such Intercreditor Agreement or such Other Intercreditor Agreement. In the event of any conflict between the terms of this Agreement, any other Loan Document and such Intercreditor Agreement or such Other Intercreditor Agreements, the terms of such Intercreditor Agreement or such Other Intercreditor Agreement shall govern and control with respect to any right or remedy, and no right, power or remedy granted to any Agent hereunder or under any other Loan Document shall be exercised by such Agent, and no direction shall be given by such Agent, in contravention of such Intercreditor Agreement or such Other Intercreditor Agreement.

SECTION 10.19. Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder that may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

SECTION 10.20. Acknowledgement Regarding Any Supported QFCs.

(a) To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Contracts or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York or of the United States or any other state of the United States):

(b) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan

Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States.

(c) As used in this Section 10.20, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(1)	a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b)

(2)	a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(3)	a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

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